As filed with the Securities and Exchange Commission on March 27, 2007

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-4

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

MARSHALL & ILSLEY CORPORATION

(Exact name of Registrant as specified in its charter)

Wisconsin	6021	39-0968604
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

770 North Water Street

Milwaukee, Wisconsin 53202

(414) 765-7801

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Dennis J. Kuester

Chief Executive Officer

Marshall & Ilsley Corporation

770 North Water Street

Milwaukee, Wisconsin 53202

(414) 765-7801

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of communications to:

Christopher B. Noyes Godfrey & Kahn, S.C. 780 North Water Street Milwaukee, Wisconsin 53202	Randall J. Erickson Senior Vice President and General Counsel Marshall & Ilsley Corporation 770 North Water Street Milwaukee, Wisconsin 53202	Lynn M. Gardin Fredrikson & Byron, P.A. 200 South Sixth Street Suite 4000 Minneapolis, Minnesota 55402

Approximate Date of Commencement of Proposed Sale to the Public:  As soon as practicable after this Registration Statement becomes effective and all conditions to the consummation of the merger described in this document have been met.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, please check the following box.    ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per unit	Proposed maximum aggregate offering price	Amount of registration fee(2)
Common Stock, par value $1.00 per share	867,232	N/A	$40,755,547.48	$1,251.20

(1)	The number of shares of Common Stock, par value $1.00 per share, of Marshall & Ilsley Corporation to be registered pursuant to this registration statement is based upon the number of shares of Common Stock, par value $0.01 per share, of Excel Bank Corporation presently outstanding, multiplied by the maximum exchange ratio of 0.1198 of a share of Marshall & Ilsley Corporation Common Stock per share of Excel Bank Corporation Common Stock.
(2)	Pursuant to Rule 457(f)(2) under the Securities Act of 1933, as amended, the registration fee is based on the book value of Excel Bank Corporation Common Stock as of February 28, 2007, computed based on the estimated maximum number of shares that may be exchanged for the Marshall & Ilsley Corporation Common Stock being registered.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this proxy statement/prospectus is not complete and may be changed. Marshall & Ilsley may not issue the common stock to be issued in connection with the transaction described in this proxy statement/prospectus until the Registration Statement filed with the Securities and Exchange Commission is effective. This proxy statement/prospectus is neither an offer to sell these securities, nor a solicitation of offers to buy these securities, in any state where the offer or sale is not permitted. Any representation to the contrary is a criminal offense.

Subject to Completion, Dated March 27, 2007

Proxy Statement/Prospectus

Proxy Statement for Excel Bank Corporation

Special Meeting

Prospectus of Marshall & Ilsley Corporation

Dear Excel Bank Corporation Shareholder:

You are cordially invited to attend a special meeting of the shareholders of Excel Bank Corporation (“Excel”) to be held on [            ], 2007 at [            ] , local time, at [            ].

At the special meeting, you will be asked to consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger that Excel entered into with Marshall & Ilsley Corporation (“Marshall & Ilsley”) and EBC Acquisition Corporation (“Merger Sub”) on February 9, 2007, which we refer to as the merger agreement. Under the merger agreement, Merger Sub will merge with and into Excel and Excel will become a wholly-owned subsidiary of Marshall & Ilsley. In the merger, each issued and outstanding share of Excel common stock, other than dissenting shares, will be converted into the right to receive $9.08 in cash and a fraction of a share of Marshall & Ilsley common stock equal to $4.89 divided by the average of the average high and low sale price of Marshall & Ilsley common stock on the NYSE during the ten trading days ending on and including the third trading day prior to the merger, which we refer to as the average trading price. We refer to such fraction of a share of Marshall & Ilsley common stock in this proxy statement/prospectus as the stock amount. The merger agreement provides that if the stock amount, as calculated based on the average trading price, is greater than 0.1198, the stock amount will be reduced to 0.1198, and if the stock amount is less than 0.0885, the stock amount will be increased to 0.0885.

The total number of shares of Marshall & Ilsley common stock that will be issued in the merger depends on the stock amount and the number of shares of Excel common stock outstanding. Based on 7,238,996 shares of Excel common stock outstanding on [            ], 2007, and assuming that the merger had been effective on that day, Marshall & Ilsley would have paid approximately [$            ] in cash to Excel’s shareholders and would have issued approximately [            ] shares of its common stock to Excel shareholders.

The affirmative vote of the holders of a majority of shares of Excel common stock entitled to vote is required to approve and adopt the merger agreement. The merger is also subject to certain other conditions, including regulatory approval.

The Board of Directors of Excel unanimously recommends that the holders of Excel common stock vote “FOR” approval of the merger agreement.

We urge you to read this proxy statement/prospectus carefully because it contains a detailed description of the merger and related matters. In particular, for a description of certain significant considerations in connection with the merger and related matters described in this document, see “ Risk Factors” beginning on page 12.

Marshall & Ilsley common stock is traded on the New York Stock Exchange under the symbol “MI.” Excel common stock is not registered on a national securities exchange or quoted on the Nasdaq Stock Market.

Whether or not you plan to attend the special meeting personally, please complete, sign and date the enclosed proxy card and IRS Form 8023 and mail them as soon as possible in the enclosed postage-paid envelope. If you attend the special meeting, you may vote in person if you wish, even if you have previously mailed in your proxy card. The IRS Form 8023 is a form prescribed by the Internal Revenue Service to treat the merger as an acquisition of assets by Marshall & Ilsley that must be signed by all of Excel’s shareholders, as more fully described elsewhere in this proxy statement/prospectus. You should not send in the certificates for your shares of common stock until you receive specific instructions at a later date.

We thank you for your prompt attention to this matter and appreciate your support.

Sincerely,

Craig E. Bentdahl

Chief Executive Officer

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this document. Any representation to the contrary is a criminal offense.

The shares of Marshall & Ilsley common stock are not savings accounts, deposits or other obligations of any bank or savings association and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency. Stock is subject to investment risks, including loss of value.

The date of this proxy statement/prospectus is [            ], 2007 and is being first mailed to Excel shareholders on or about [            ], 2007.

This document incorporates by reference important business and financial information about Marshall & Ilsley and Excel that is not included in or delivered with this document. See “Where You Can Find More Information” beginning on page [    ] of the document for a list of documents that Marshall & Ilsley and Excel have incorporated by reference into this document. These documents are available to you without charge upon written or oral request made to:

Investor Relations Marshall & Ilsley Corporation 770 North Water Street Milwaukee, Wisconsin 53202 (414) 765-7797	Craig E. Bentdahl Chief Executive Officer Excel Bank Corporation 50 South Sixth Street Minneapolis, Minnesota 55402

To obtain documents in time for the special meeting, your request should be received by [            ], 2007.

Excel Bank Corporation

50 South Sixth Street

Minneapolis, Minnesota 55402

Notice of Special Meeting of Shareholders

To be held on [                    ], 2007

To the Shareholders of Excel Bank Corporation:

Please take notice that the Board of Directors of Excel Bank Corporation (“Excel”) has called a special meeting of shareholders. The special meeting will be held at [            ] on [            ], 2007, at [            ] [a.m/p.m.], local time.

The purposes of the meeting are the following:

1. To vote on a proposal to approve and adopt the Agreement and Plan of Merger dated as of February 9, 2007, by and among Marshall & Ilsley Corporation (“Marshall & Ilsley”), EBC Acquisition Corporation (“Merger Sub”) and Excel, including the plan of merger constituting a part thereof, and the merger of Merger Sub with and into Excel, pursuant to which Excel would become a wholly-owned subsidiary of Marshall & Ilsley, as contemplated by that agreement; and

2. To transact any other business that may properly come before the meeting and any adjournment or postponement thereof.

The Board of Directors has fixed the close of business on [            ], 2007, as the record date for the determination of shareholders entitled to receive notice of and to vote at the special meeting and any postponements and adjournments thereof.

Holders of Excel common stock entitled to vote on the proposal to approve and adopt the merger agreement who do not vote in favor thereof and provide Excel a written notice of intent to demand fair value for their shares at or prior to the special meeting have the right to receive payment of the fair value of such holders’ shares upon compliance with the provisions of Sections 302A.471 and 302A.473 of the Minnesota Business Corporation Act, which we refer to as the MBCA, the full text of which is included as Appendix D to the proxy statement/prospectus attached to this Notice of Special Meeting of Shareholders. For a summary of the dissenters’ rights of Excel’s shareholders, see “The Merger—Dissenters’ Rights” in the proxy statement/prospectus. Failure to comply strictly with the procedures set forth in Sections 302A.471 and 302A.473 of the MBCA will cause a shareholder to lose dissenters’ rights.

A proxy card for the special meeting is enclosed. Whether or not you plan to attend the special meeting, please promptly complete and mail the enclosed proxy card. If you sign, date and mail your proxy card without indicating how you want to vote, your proxy will be voted in favor of the agreement and plan of merger and the plan of merger and the merger contemplated thereby. If you fail to return your proxy card, the effect will be the same as a vote against the agreement and plan of merger, the plan of merger and the merger contemplated thereby. You may still vote in person at the meeting even if you have previously returned your proxy card so long as you properly revoke your proxy.

Also enclosed is an IRS Form 8023 which you should promptly complete, sign and date and send back with your proxy card. As described more fully in the proxy statement/prospectus, the merger agreement requires Excel to deliver to Marshall & Ilsley fully executed copies of Form 8023 from each of its shareholders so that Marshall & Ilsley can elect to treat the merger as an acquisition of assets for tax purposes.

By order of the Board of Directors:

Excel Bank Corporation

By:
Craig E. Bentdahl
Chief Executive Officer

[            ], 2007

i

APPENDICES:

Appendix A	Agreement and Plan of Merger
Appendix B	Plan of Merger
Appendix C	Opinion of Keefe, Bruyette & Woods, Inc.
Appendix D	Minnesota Dissenters’ Rights Statutes

ii

QUESTIONS AND ANSWERS ABOUT THIS DOCUMENT AND THE MERGER

Q.	What is the purpose of this document?

A.	This document serves as both a proxy statement of Excel Bank Corporation (“Excel”) and a prospectus of Marshall & Ilsley Corporation (“Marshall & Ilsley”). As a proxy statement, this document is being provided to you by Excel because the Board of Directors of Excel is soliciting your proxy for use at the special meeting of shareholders called to vote on the proposed merger of a wholly-owned subsidiary of Marshall & Ilsley with and into Excel, pursuant to which Excel would become a wholly-owned subsidiary of Marshall & Ilsley. When we use the term merger agreement in this document, we are referring, collectively, to the agreement and plan of merger, a copy of which is included in this document as Appendix A, and the plan of merger constituting a part thereof, a copy of which is included in this document as Appendix B.

As a prospectus, this document is being provided to you by Marshall & Ilsley because part of the consideration Marshall & Ilsley is offering in exchange for your shares of Excel common stock in connection with the merger is shares of its common stock.

Q.	What do I need to do now?

A.	After reviewing this document, submit your proxy by promptly executing and returning the enclosed proxy card. By submitting your proxy, you authorize the individuals named in the proxy to represent you and to vote your shares at the special meeting of shareholders in accordance with your instructions. These persons also may vote your shares to adjourn the special meeting and will be authorized to vote your shares at any adjournments or postponements of the special meeting.

Your vote is important. Whether or not you plan to attend the special meeting, please promptly submit your proxy in the enclosed envelope.

You should also complete, sign and date the IRS Form 8023 that is included with this proxy statement/prospectus and return it with your proxy card.

Q.	How will my shares be voted if I return a blank proxy card?

A.	If you sign, date and return your proxy card and do not indicate how you want to vote, your proxy will be counted as a vote in favor of the merger and the merger agreement and will be voted in the discretion of the persons named as proxies in any other matters properly presented for a vote at the special meeting.

Q.	What will be the effect if I do not vote?

A.	If you abstain or do not return your proxy card or otherwise do not vote at the special meeting, your failure to vote will have the same effect as if you voted against the merger and the merger agreement. Therefore, the Board of Directors of Excel encourages you to vote in favor of the proposed merger and merger agreement as soon as possible.

Q.	Can I vote my shares in person?

A.	Yes, if you own your shares registered in your own name, you may attend the special meeting and vote your shares in person rather than signing and mailing your proxy card. However, in order to ensure that your vote is counted at the special meeting, we recommend that you sign, date and promptly mail the enclosed proxy card.

Q.	Can I change my mind and revoke my proxy?

A.	Yes, you may revoke your proxy and change your vote at any time prior to its exercise at the special meeting by:

•	signing another proxy with a later date and filing it with an officer of Excel;

•	filing written notice of the revocation of your proxy with an officer of Excel; or

•	attending the special meeting and voting in person.

Q.	Should I send in my stock certificates now?

A.	No—please do not send in your certificates at this time. Once the merger is completed, Marshall & Ilsley’s exchange agent will send you written instructions for exchanging your Excel common stock certificates.

Q.	Who can answer my questions about the merger?

A.	If you have more questions about the merger, please contact David Grandstrand of Excel, at (612) 238–2002.

SUMMARY

This summary highlights selected information from this document and may not contain all of the information that is important to you. To understand the merger fully and for a more complete description of the legal terms of the merger, you should read carefully this entire document, including the appendices, and the other documents to which we refer. For more information about Marshall & Ilsley and Excel, see “Where You Can Find More Information” on page [    ].

The Companies

Marshall & Ilsley Corporation

770 North Water Street

Milwaukee, Wisconsin 53202

(414) 765-7797

Marshall & Ilsley, incorporated under the laws of Wisconsin in 1959, is a registered bank holding company under the Bank Holding Company Act and a financial holding company under the Gramm-Leach-Bliley Act. Marshall & Ilsley’s principal assets are the stock of its bank and non-bank subsidiaries. As of December 31, 2006, Marshall & Ilsley had consolidated total assets of approximately $56.2 billion and consolidated total deposits of approximately $34.1 billion, making it the largest bank holding company headquartered in Wisconsin.

M&I Marshall & Ilsley Bank, one of Marshall & Ilsley’s primary bank subsidiaries, is the largest Wisconsin-based bank with 194 offices throughout the state. In addition, M&I Marshall & Ilsley Bank has 46 locations throughout Arizona; 17 offices in Kansas City and nearby communities; 17 offices on Florida’s west coast; 17 offices in metropolitan Minneapolis/St. Paul and one in Duluth, Minnesota; and three offices in Tulsa, Oklahoma. Marshall & Ilsley’s M&I Bank FSB subsidiary has one office in Las Vegas, Nevada. Marshall & Ilsley’s Southwest Bank affiliate has 16 offices in the greater St. Louis, Missouri area. Metavante Corporation, Marshall & Ilsley’s wholly-owned subsidiary, provides a full array of technology products and services for the financial services industry. Marshall & Ilsley also provides trust and investment management, equipment leasing, mortgage banking, asset-based lending, financial planning, investments and insurance services from offices throughout the country and on the Internet. Marshall & Ilsley’s customer-based approach, internal growth, and strategic acquisitions have made Marshall & Ilsley a nationally recognized leader in the financial services industry.

In December 2006, Marshall & Ilsley announced the signing of a definitive agreement to acquire United Heritage Bankshares of Florida, Inc. (“United Heritage”) headquartered in Orlando, Florida. United Heritage, with $751 million in assets as of December 31, 2006, has 13 branches in the metropolitan Orlando area. It is expected that the current United Heritage bank branches will become M&I Marshall & Ilsley Bank branches. Under the terms of the definitive agreement, United Heritage shareholders will receive 0.8740 of a share of Marshall & Ilsley common stock for each share of United Heritage common stock. Based on the price of Marshall & Ilsley’s common stock when the agreement was executed, the transaction value is estimated to be approximately $217 million. The United Heritage transaction is expected to be completed in the second quarter of 2007, subject to regulatory approvals and other customary closing conditions. The holders of a majority of United Heritage’s outstanding shares approved the transaction on February 22, 2007.

Marshall & Ilsley common stock is traded on the New York Stock Exchange under the symbol “MI.”

Excel Bank Corporation

50 South Sixth Street

Minneapolis, Minnesota 55402

Excel, incorporated under the laws of the State of Minnesota in 1980, is a registered bank holding company under the Bank Holding Company Act. Excel’s assets primarily consist of the stock of its subsidiary, Excel Bank Minnesota, which provides services in the Minneapolis/St. Paul metropolitan area through 4 bank locations. At December 31, 2006, Excel had consolidated total assets of $615.3 million and consolidated total deposits of $501.2 million.

The Merger

At the effective time of the merger, EBC Acquisition Corporation (“Merger Sub”), a wholly-owned subsidiary of Marshall & Ilsley, will merge with and into Excel, and Excel will become a wholly-owned subsidiary of Marshall & Ilsley. Marshall & Ilsley will issue a combination of cash and a fraction of a share of its common stock to the shareholders of Excel in exchange for their shares of Excel common stock. Merger Sub will cease to exist as a separate corporation. Excel will be the surviving corporation and will become a wholly-owned subsidiary of Marshall & Ilsley.

Merger Consideration

If the merger is completed, each share of Excel common stock that you own as of the effective time of the merger will be converted into the right to receive the per share consideration, which consists of $9.08 in cash and a fraction of a share of Marshall & Ilsley common stock equal to $4.89 divided by the average of the average high and low sale price of Marshall & Ilsley common stock on the NYSE during the ten trading days ending on and including the third trading day prior to the merger, which we refer to as the average trading price. We refer to such fraction of a share of Marshall & Ilsley common stock as the stock amount.

The merger agreement provides that if the stock amount, as calculated based on the average trading price, is greater than 0.1198, the stock amount will be reduced to 0.1198, and if the stock amount is less than 0.0885, the stock amount will be increased to 0.0885. If the effective time of the merger had been [            ], 2007 (the day before the date of this proxy statement/prospectus), the average trading price would have been [$            ] and the stock amount would have been [0.            ].

Each share of Marshall & Ilsley common stock issued and outstanding prior to the merger will remain issued and outstanding and will not be converted or exchanged in the merger.

No Fractional Shares Will be Issued

Marshall & Ilsley will not issue any fractional shares in the merger. Instead, you will receive cash in lieu of any fractional share of Marshall & Ilsley common stock owed to you, after taking into account all shares of Excel common stock delivered by you.

Material Federal Income Tax Consequences of the Merger

It is a condition to the merger that you consent to an election under Section 338(h)(10) of the Internal Revenue Code by executing a Form 8023 that is being provided to you in connection with the solicitation of your proxy. The result of the Section 338(h)(10) election is that, for federal income tax purposes, the merger is treated as a deemed sale by Excel of its assets to Marshall & Ilsley, followed by a deemed liquidation of Excel in which you receive the same amount of cash and Marshall & Ilsley stock as you are receiving in the merger. The deemed sale and liquidation result in a taxable transaction to you. Taxes will also be payable by you if you dissent from the merger and receive cash for the “fair value” of your shares under the MBCA. The expected material federal income tax consequences are set forth in greater detail beginning on page [    ].

Tax matters are very complicated and the tax consequences of the merger to you will depend on the facts of your own situation. You are urged to consult your own tax advisor for a full understanding of the tax consequences of the merger to you.

Reasons for the Merger

The Excel Board of Directors believes that in the rapidly changing environment of the banking industry, merging with a wholly-owned subsidiary of Marshall & Ilsley is consistent with Excel’s goal of enhancing shareholder value.

Marshall & Ilsley believes that the merger of its wholly-owned subsidiary with Excel presents Marshall & Ilsley with an attractive opportunity to expand its operations in the Minneapolis/St. Paul metropolitan market. In addition, Marshall & Ilsley expects that the merger will provide growth opportunities, and will not have a material impact on Marshall & Ilsley’s financial results.

You can find a more detailed discussion of the background to the merger agreement and Excel’s and Marshall & Ilsley’s reasons for the merger in this

document under “The Merger—Background of the Merger” beginning on page [    ], “—Reasons for the Merger and Excel Board Recommendation” beginning on page [    ], and “—Marshall & Ilsley’s Reasons for the Merger” on page [    ].

Opinion of Excel’s Financial Advisor

Among other factors considered in deciding to approve the merger and the merger agreement, the Excel Board of Directors received the written opinion of its financial advisor, Keefe, Bruyette & Woods, Inc., that as of February 9, 2007, which was the date on which the Excel Board of Directors approved the merger and the merger agreement, and based on and subject to the considerations in its opinion, the per share consideration to be received by holders of shares of Excel common stock pursuant to the merger agreement was fair, from a financial point of view, to such holders. The Keefe, Bruyette & Woods, Inc. opinion is included as Appendix C to this document and is incorporated herein by reference. You should read this opinion completely to understand the assumptions made, matters considered and limitations of the review undertaken by Keefe, Bruyette & Woods, Inc. in providing its opinion.

Recommendation to Excel Shareholders

The Excel Board of Directors believes that the merger agreement and the transactions contemplated thereby, including the merger, are advisable to, fair to and in the best interests of Excel and its shareholders and unanimously recommends that you vote “FOR” approval and adoption of the merger agreement and the transactions contemplated thereby, including the merger.

Interests of Certain Persons in the Merger

The executive officers and one member of the Board of Directors of Excel have interests in the merger that are in addition to their interests as shareholders of Excel. Among other things, all outstanding options to acquire Excel common stock issued pursuant to Excel’s stock option plans will vest and be converted into options to acquire shares of Marshall & Ilsley common stock as provided for in the merger agreement and certain of Excel’s executive officers will be entitled to payments under their existing employment agreements, including payments pursuant to change in control provisions, and certain retention agreements. See “The Merger—Interests of Certain Persons” beginning on page [    ].

The Special Meeting

A special meeting of the Excel shareholders will be held at [            ], on [            ], 2007 at [            ] [a.m/p.m.], local time. Holders of Excel common stock as of the close of business on [            ], 2007 are entitled to vote at the Excel special meeting and will be asked to consider and vote upon the approval and adoption of the merger agreement and the merger.

As of the date of this document, the Excel Board of Directors did not know of any other matters that would be presented at the Excel special meeting.

Vote Required

At the special meeting of Excel shareholders, the merger agreement and the merger must be approved by the affirmative vote of a majority of the shares of Excel common stock entitled to vote at the close of business on [            ], 2007. As of that date, there were 7,238,996 shares of Excel common stock outstanding. Each share of Excel common stock is entitled to one vote.

As of [            ], 2007, Excel’s directors, executive officers and their affiliates held in the aggregate approximately 6,013,814 shares of the outstanding Excel common stock, representing approximately 83.1 percent of the total number of outstanding shares of Excel common stock.

Marshall & Ilsley has entered into an agreement with certain shareholders of Excel, who in the aggregate hold approximately 82.4 percent of the outstanding Excel common stock, pursuant to which they have agreed, among other things, to vote all shares beneficially owned by them (to the extent such individuals have the right to direct the voting of such shares) to be voted in favor of the merger agreement and the merger.

IRS Form 8023

The merger agreement requires Excel to deliver, or cause to be delivered, to Marshall & Ilsley, prior to the special meeting of Excel’s shareholders, a duly executed IRS Form 8023 from each of Excel’s shareholders.

Even if you decide to dissent from the merger, you are strongly urged to sign and deliver a Form 8023 to Excel because it is unlikely that Marshall & Ilsley will proceed with the merger if all shareholders do not execute such a Form 8023. If Marshall & Ilsley does not proceed with the merger, then your election to dissent from the merger is irrelevant since you will not be entitled to cash equal to the “fair value” of your shares under the MBCA.

In addition, Excel has agreed not to register the transfer of any shares or issue shares upon the exercise of any stock options between the record date for the Excel special meeting and the effective time of the merger, unless any such transferee or holder of a stock option agrees to execute and deliver to Excel an IRS Form 8023.

Action by Marshall & Ilsley Shareholders Not Required

Approval of the merger and the merger agreement by Marshall & Ilsley’s shareholders is not required. Accordingly, Marshall & Ilsley has not called a special meeting of its shareholders.

Regulatory Approvals

We cannot complete the merger unless we obtain the approval of the Board of Governors of the Federal Reserve System. Marshall & Ilsley has filed an application with the Federal Reserve Board. In addition, the merger is or may be subject to the approval of, or notice to, other regulatory authorities, including, but not limited to, the Commissioner of Commerce of the State of Minnesota. We have filed all of the required applications and notices with these regulatory authorities.

As of the date of this document, we do not have all the necessary regulatory approvals. We cannot be certain of when or if we will obtain them. However, we do not know of any reason why we should not obtain the required approvals in a timely manner.

Dissenters’ Rights Available

Excel shareholders who properly dissent from the merger are entitled to receive the fair value of their shares of Excel common stock in cash. To exercise your dissenters’ rights, you must follow the procedures outlined in Appendix D, including, without limitation:

•	before the vote is taken, delivering to Excel a written notice of your intention to demand the fair value of your Excel shares; and

•	not voting in favor of the merger and the merger agreement.

If you sign and return your proxy without voting instructions, and do not revoke the proxy, your proxy will be voted in favor of the merger agreement and the merger and you will lose your dissenters’ rights. Also, you may lose your dissenters’ rights if you fail to comply with other required procedures contained in Appendix D.

Termination of the Merger Agreement

Marshall & Ilsley and Excel may terminate the merger agreement by mutual consent. The merger agreement may also be terminated unilaterally by either Marshall & Ilsley or Excel if any one of several conditions exist.

The merger agreement also authorizes the Excel Board of Directors to exercise its discretion as to whether to proceed with the merger in the event Excel has the right to terminate the merger agreement. This determination may be made without notice to, or the resolicitation of proxies from, the Excel shareholders.

Share Information and Market Prices for Marshall & Ilsley Common Stock

Marshall & Ilsley common stock is traded on the New York Stock Exchange under the symbol “MI.”

The following table lists the closing price of Marshall & Ilsley common stock and the equivalent value of a share of Excel common stock giving effect to the merger on:

•	February 9, 2007, the last trading day before we announced the merger; and

•	[ ], 2007, the last practical day to obtain share price information before the date of this proxy statement/prospectus.

There is no public trading market for Excel common stock and to the knowledge of Excel’s management, no trades of Excel common stock have occurred in the relevant time periods.

	Closing Price of Marshall & Ilsley Common Stock			Closing Price of Excel Common Stock	Equivalent Per Share Value of Excel Common Stock
February 9, 2007		$48.16		N/A		$14.11
[ ], 2007	$	[	]	N/A	$	[	]

The equivalent per share value of Excel common stock on each of these two days represents the total dollar value of the per share consideration to be issued, assuming the effective time of the merger occurred on one of those two dates. The per share consideration is equal to the sum of (a) $9.08 in cash and (b) the stock amount. For each of these two days, we calculated the stock amount by dividing $4.89 by the average of the average high and low sale price per share of Marshall & Ilsley common stock on the NYSE for the ten trading days ending on and including the third trading day preceding such date.

The market price of Marshall & Ilsley common stock may change at any time. Consequently, the total dollar value of the per share consideration you will be entitled to receive as a result of the merger may be significantly higher or lower than what is reflected in the table above or its value at the effective time of the merger.

Price Range of Common Stock and Dividends

Marshall & Ilsley—Share Prices and Dividends

Marshall & Ilsley common stock is listed on the New York Stock Exchange and traded under the symbol “MI.” The following table sets forth, for the periods indicated, the high and low reported closing sale prices per share of Marshall & Ilsley common stock on the NYSE composite transactions reporting system and cash dividends declared per share of Marshall & Ilsley common stock.

	Price Range of Common Stock		Dividends Declared
	High	Low
2005
First Quarter	$43.65	$40.21	$0.21
Second Quarter	45.06	41.23	0.24
Third Quarter	47.28	42.83	0.24
Fourth Quarter	44.40	40.18	0.24
2006
First Quarter	$45.35	$40.91	$0.24
Second Quarter	46.44	43.36	0.27
Third Quarter	48.54	44.76	0.27
Fourth Quarter	49.07	45.53	0.27
2007
First Quarter (through March 22, 2007)	$49.23	$46.18	$0.27

Excel—Share Prices and Dividends

There is no established trading market for Excel common stock and, to the knowledge of Excel’s management, no trades of Excel common stock have occurred in the relevant time periods. The following table sets forth the cash dividends declared per share of Excel common stock.

Dividends Declared
2005
First Quarter	$0.09961
Second Quarter	0.33829
Third Quarter	0.13101
Fourth Quarter	0.36369
2006
First Quarter	$0.07
Second Quarter	0.27
Third Quarter	0.17
Fourth Quarter	0.44
2007
First Quarter (through March 22, 2007)	$0.00

On March 22, 2007, there were approximately 56 holders of record of Excel common stock.

The timing and amount of future dividends, if any, paid by Marshall & Ilsley and Excel are subject to determination by the applicable board of directors in their discretion and will depend upon earnings, cash requirements and the financial condition of the respective companies and their subsidiaries, applicable government regulations and other factors deemed relevant by the applicable company’s board of directors.

Various state and federal laws limit the ability of subsidiary banks to pay dividends to Marshall & Ilsley and Excel. The merger agreement permits the payment of cash dividends of up to $7 million on Excel common stock from the date of the merger agreement to the effective time of the merger, subject to the satisfaction of certain conditions. See “Terms of the Merger Agreement—Conduct of Business Pending the Merger.”

Comparison of Unaudited Per Share Data

The following table shows information about Marshall & Ilsley’s and Excel’s net income per share, cash dividends per share and book value per share and similar information after giving effect to the merger. This information is referred to below as “pro forma” information. In presenting the pro forma information, Marshall & Ilsley and Excel assumed that Merger Sub and Excel had been merged as of the beginning of the earliest period presented. The pro forma information gives effect to the merger under the purchase method of accounting in accordance with currently existing accounting principles generally accepted in the United States.

Marshall & Ilsley assumed that the stock amount would be 0.1042 in computing the pro forma combined and equivalent pro forma combined per share data. The stock amount of 0.1042 represents the midpoint in the range of 0.0885 and 0.1198 stated in the merger agreement. This stock amount would provide Excel shareholders with a fraction of a share of Marshall & Ilsley common stock having a value of $4.89 if the average trading price was $46.93.

Marshall & Ilsley expects that it will incur merger and integration charges as a result of combining our companies. The pro forma information is helpful in illustrating the financial characteristics of the combined company under one set of assumptions. However, it does not reflect these merger and integration costs and, accordingly, does not attempt to predict or suggest future results. Also, it does not necessarily reflect what the historical results of the combined company would have been had the companies been combined for the periods presented.

You should read the information in the following table together with the historical financial information that Marshall & Ilsley has included in its prior filings with the United States Securities and Exchange Commission. This material has been incorporated into this document by reference to those filings. See “Where You Can Find More Information” on page [    ].

	Year Ended December 31, 2006	Year Ended December 31, 2005
Marshall & Ilsley Common Stock
Earnings per basic common share
Historical	$3.24	$3.06
Pro forma combined (1)	3.25	3.06
Earnings per diluted common share
Historical	$3.17	$2.99
Pro forma combined (1)	3.18	2.99
Dividends per basic common share
Historical	$1.05	$0.93
Pro forma combined (2)	1.05	0.93
Book value per basic common share
Historical	$24.24	$20.27
Pro forma combined	24.31	20.36

	Year Ended December 31, 2006	Year Ended December 31, 2005
Excel Common Stock
Earnings per basic common share
Historical	$1.08	$0.70
Equivalent Pro forma combined (3)	0.34	0.32
Earnings per diluted common share
Historical	$1.06	$0.70
Equivalent Pro forma combined (3)	0.33	0.31
Dividends per basic common share
Historical	$0.95	$0.92
Equivalent Pro forma combined (3)	0.11	0.10
Book value per basic common share
Historical	$5.50	$5.33
Equivalent Pro forma combined (3)	2.53	2.12

(1)	The effect of estimated non-recurring merger and integration costs resulting from the merger has not been included in the pro forma amounts.

(2)	Pro forma dividends per share represent historical dividends paid by Marshall & Ilsley.

(3)	Represents Marshall & Ilsley’s pro forma results multiplied by the assumed stock amount of 0.1042.

Selected Historical Financial Data of Marshall & Ilsley

The table below presents selected Marshall & Ilsley historical financial data for the five years ended December 31, 2006, which are derived from its previously filed audited consolidated financial statements for those years.

You should read the following table together with the historical financial information that Marshall & Ilsley has presented in its prior SEC filings. Marshall & Ilsley has incorporated this material into this document by reference. See “Where You Can Find More Information” on page [    ].

	For the Twelve Months Ended December 31,
	2006	2005	2004	2003	2002
	(in thousands, except per share data)
Income Statement Data:
Interest and Fee Income	$3,212,500	$2,246,631	$1,694,355	$1,562,148	$1,588,345
Interest Expense	1,722,201	981,397	533,798	472,634	561,038

Net Interest Income	1,490,299	1,265,234	1,160,557	1,089,514	1,027,307
Provision for Loan and Lease Losses	50,551	44,795	37,963	62,993	74,416

Net Interest Income after Provision For Loan and Lease Losses	1,439,748	1,220,439	1,122,594	1,026,521	952,891
Other Income	1,915,421	1,716,259	1,417,930	1,183,573	1,061,679
Other Expense	2,159,537	1,879,044	1,628,684	1,485,587	1,331,206
Provision for Income Taxes	387,794	351,464	305,987	202,060	225,455

Net Income	$807,838	$706,190	$605,853	$522,447	$457,909

Net Income Per Common Share:
Basic	$3.24	$3.06	$2.72	$2.31	$2.15
Diluted	3.17	2.99	2.66	2.28	2.06

Average Balance Sheet Data:
Cash and Due from Banks	$1,023,782	$966,078	$835,391	$752,215	$708,256
Total Investment Securities	7,340,825	6,446,615	6,065,234	5,499,316	5,282,681
Net Loans and Leases	38,722,028	31,413,497	26,661,090	24,044,753	20,725,780
Total Assets	52,651,098	43,283,541	37,162,594	33,268,021	29,202,650
Total Deposits	31,588,821	26,101,473	23,987,935	21,985,878	18,642,987
Long-term Borrowings	10,071,717	8,193,001	5,329,571	3,798,851	2,693,447
Shareholders’ Equity	5,600,906	4,357,314	3,564,243	3,291,827	2,806,655

Selected Historical Financial Data of Excel

The table below presents selected Excel historical financial data as of and for the five years ended December 31, 2006, which are derived from its consolidated financial statements for those years.

	For the Twelve Months Ended December 31,
	2006	2005	2004	2003	2002
	(in thousands, except share and per share data)
Income Statement Data:
Interest income	$42,287	$34,551	$24,977	$22,233	$19,186
Interest expense	22,145	13,346	7,062	7,067	7,481

Net interest income before provisions for loan losses	20,142	21,205	17,915	15,166	11,705
Provision for loan losses	870	3,673	700	1,625	1,100

Net interest income after provision for loan losses	19,272	17,532	17,215	13,541	10,605
Noninterest income	1,733	1,699	1,297	1,307	432
Noninterest expenses	13,202	15,008	11,921	8,725	7,970

Income before income taxes	7,803	4,223	6,591	6,123	3,067
Income tax (benefit)	0	0	0	0	0

Net income	$7,803	$4,223	$6,591	$6,123	$3,067

Share and Per Share Data:
Basic earnings per share	$1.08	$0.70	$1.18	$1.20	$0.61
Diluted earnings per share	1.06	0.70	1.18	1.20	0.61
Cash dividends declared	0.95	0.92	1.08	0.90	0.37
Book value at end of period	5.50	5.33	4.81	4.24	3.93
Common shares outstanding at end of period	7,238,996	7,200,101	5,949,347	5,112,136	5,063,157
Weighted average common shares outstanding (basic) during period	7,219,921	6,061,391	5,567,623	5,112,136	5,063,157
Weighted average common shares outstanding (diluted) during period	7,377,800	6,061,391	5,567,623	5,112,136	5,063,157

Balance Sheet Data:
Total assets at end of period	$615,307	$585,822	$518,111	$429,480	$388,430
Cash and cash equivalents	20,028	38,699	26,464	20,631	21,391
Securities	38,355	17,881	7,989	5,996	8,353
Loan, net	529,452	502,498	460,080	382,842	343,357
Deposits	501,235	477,549	423,572	340,582	323,750
Borrowings	66,400	64,001	62,270	62,992	41,670
Stockholders’ equity	39,786	38,402	28,630	21,674	19,904
Total gross loans	535,877	508,908	465,602	386,722	346,598
Allowance for loan losses	6,425	6,410	5,522	3,880	3,241
Nonperforming loans	3,606	987	150	139	544
Allowance for loan losses as a percentage of period-end total gross loans	1.20%	1.26%	1.19%	1.00%	0.92%
Allowance for loan losses as a percentage of nonperforming gross loans	178%	649%	3,681%	2,791%	573%
Total nonperforming loans as a percentage of total loans	0.67%	0.19%	0.03%	0.04%	0.16%
Total nonperforming loans as a percentage of total assets	0.59%	0.17%	0.03%	0.03%	0.15%
Total nonperforming loans and real estate owned as a percentage of total loans	0.67%	0.19%	0.03%	0.04%	0.14%

RISK FACTORS

In making your determination as to how to vote on the merger agreement and the merger, you should consider the following factors:

Risks Relating to the Merger

Because the market price of Marshall & Ilsley common stock may fluctuate, you cannot be sure of the exact number of Marshall & Ilsley shares that you will receive.

As a result of the merger, each share of Excel common stock will be converted into the right to receive $9.08 in cash and between 0.0885 and 0.1198 of a share of Marshall & Ilsley common stock. We refer to this fractional share of Marshall & Ilsley common stock as the stock amount. The stock amount will be determined by dividing $4.89 by the average trading price, except that if the stock amount as so calculated is less than 0.0885, then the stock amount will be increased to 0.0885, and if the stock amount as so calculated is greater than 0.1198, then the stock amount will be decreased to 0.1198. As a result, you must decide whether to approve the merger without knowing the exact fraction of a share of Marshall & Ilsley common stock you will receive and the corresponding cash equivalent value of the stock amount.

For a complete description of how we will determine the stock amount, see “The Merger—Merger Consideration.”

The value of the Marshall & Ilsley shares you receive will depend on the average trading price of Marshall & Ilsley common stock during the measurement period prior to the merger, and you cannot be sure of the value of the per share consideration that you will receive.

Changes in the market price of Marshall & Ilsley common stock before the effective time of the merger will affect the stock amount. The stock amount will be determined by dividing $4.89 by the average of the average high and low sale price of Marshall & Ilsley common stock on the NYSE during the ten trading days ending on and including the third trading day prior to the effective time of the merger. If Marshall & Ilsley common stock trades below $40.82 per share during the measurement period, then the stock amount will equal 0.1198 of a share of Marshall & Ilsley common stock with a value of less than $4.89. We cannot predict the price at which Marshall & Ilsley common stock will trade before and after the effective time of the merger. Any number of factors could cause the market price of Marshall & Ilsley common stock to change, including changes in general market and economic conditions, changes in Marshall & Ilsley’s business, operations and prospects and changes in the regulatory environment. Many of these factors are beyond our control. There are no “walk away” or termination rights in the merger agreement that would permit Excel to terminate the merger if the value of Marshall & Ilsley common stock falls below a specified price.

Post-Merger Risks

The market price of the shares of Marshall & Ilsley common stock may be affected by factors different from those affecting the shares of Excel common stock.

Upon completion of the merger, holders of Excel common stock will become holders of Marshall & Ilsley common stock. Some of Marshall & Ilsley’s current businesses and markets differ from those of Excel and, accordingly, the results of operations of Marshall & Ilsley after the merger may be affected by factors different from those currently affecting the results of operations of Excel. For a discussion of the businesses of Marshall & Ilsley and Excel and of certain factors to consider in connection with those businesses, see “Marshall & Ilsley Corporation—Description of Business,” “Excel Bank Corporation—Description of Business” and the documents incorporated by reference into this document and referred to under “Where You Can Find More Information” on page [    ].

Marshall & Ilsley’s earnings are significantly affected by general business and economic conditions, including credit risk and interest rate risk.

Marshall & Ilsley’s business and earnings are sensitive to general business and economic conditions in the United States and, in particular, the states where it has significant operations, including Wisconsin, Arizona, Minnesota, Missouri, Oklahoma, Kansas, Nevada and Florida. These conditions include short-term and long-term interest rates, inflation, monetary supply, fluctuations in both debt and equity capital markets, the strength of the United States and local economies, consumer spending, borrowing and saving habits, all of which are beyond Marshall & Ilsley’s control. For example, an economic downturn, increase in unemployment or higher interest rates could decrease the demand for loans and other products and services and/or result in a deterioration in credit quality and/or loan performance and collectibility. Non-payment of loans, if it occurs, could have an adverse effect on Marshall & Ilsley’s financial condition and results of operations and cash flows. Higher interest rates also could increase Marshall & Ilsley’s cost to borrow funds and increase the rate Marshall & Ilsley pays on deposits. In addition, an overall economic slowdown could negatively impact the purchasing and decision-making activities of the financial institution customers of Metavante.

Terrorism, acts of war or international conflicts could negatively affect Marshall & Ilsley’s business and financial condition.

Acts or threats of war or terrorism, international conflicts, including ongoing military operations in Iraq and Afghanistan, and the actions taken by the United States and other governments in response to such events could negatively impact general business and economic conditions in the United States. If terrorist activity, acts of war or other international hostilities cause an overall economic decline, Marshall & Ilsley’s financial condition and operating results could be materially adversely affected. The potential for future terrorist attacks, the national and international responses to terrorist attacks or perceived threats to national security and other actual or potential conflicts or acts of war, including conflict in the Middle East, have created many economic and political uncertainties that could seriously harm Marshall & Ilsley’s business and results of operations in ways that cannot presently be predicted.

Marshall & Ilsley’s earnings also are significantly affected by the fiscal and monetary policies of the federal government and its agencies, which could affect repayment of loans and thereby materially adversely affect Marshall & Ilsley.

The policies of the Federal Reserve Board impact Marshall & Ilsley significantly. The Federal Reserve Board regulates the supply of money and credit in the United States. Its policies directly and indirectly influence the rate of interest earned on loans and paid on borrowings and interest-bearing deposits and can also affect the value of financial instruments Marshall & Ilsley holds. Those policies determine to a significant extent Marshall & Ilsley’s cost of funds for lending and investing. Changes in those policies are beyond Marshall & Ilsley’s control and are difficult to predict. Federal Reserve Board policies can affect Marshall & Ilsley’s borrowers, potentially increasing the risk that they may fail to repay their loans. For example, a tightening of the money supply by the Federal Reserve Board could reduce the demand for a borrower’s products and services. This could adversely affect the borrower’s earnings and ability to repay its loan, which could materially adversely affect Marshall & Ilsley.

The banking and financial services industry is highly competitive, which could adversely affect Marshall & Ilsley’s financial condition and results of operations.

Marshall & Ilsley operates in a highly competitive environment for the products and services it offers and in the markets it serves. The competition among financial services providers to attract and retain customers is intense. Customer loyalty can be easily influenced by a competitor’s new products, especially offerings that provide cost savings to the customer. Some of Marshall & Ilsley’s competitors may be better able to provide a wider range of products and services over a greater geographic area.

Marshall & Ilsley believes the banking and financial services industry will become even more competitive as a result of legislative, regulatory and technological changes and the continued consolidation of the industry. Technology has lowered barriers to entry and made it possible for non-banks to offer products and services traditionally provided by banks, such as automatic funds transfer and automatic payment systems. Also, investment banks and insurance companies are competing in more banking businesses such as syndicated lending and consumer banking. Many of Marshall & Ilsley’s competitors are subject to fewer regulatory constraints and have lower cost structures. Marshall & Ilsley expects the consolidation of the banking and financial services industry to result in larger, better-capitalized companies offering a wide array of financial services and products.

Federal and state agency regulation could increase Marshall & Ilsley’s cost structures or have other negative effects on Marshall & Ilsley.

Marshall & Ilsley, its subsidiary banks and many of its non-bank subsidiaries, including Metavante, are heavily regulated at the federal and state levels. This regulation is designed primarily to protect consumers, depositors and the banking system as a whole, not shareholders. Congress and state legislatures and federal and state regulatory agencies continually review banking laws, regulations and policies for possible changes. Changes to statutes, regulations or regulatory policies, including changes in interpretation or implementation of statutes, regulations or policies, could affect Marshall & Ilsley in substantial and unpredictable ways including limiting the types of financial services and products Marshall & Ilsley may offer, increasing the ability of non-banks to offer competing financial services and products and/or increasing Marshall & Ilsley’s cost structures. Also, Marshall & Ilsley’s failure to comply with laws, regulations or policies could result in sanctions by regulatory agencies and damage to its reputation.

Marshall & Ilsley is subject to examinations and challenges by tax authorities, which, if not resolved in Marshall & Ilsley’s favor, could adversely affect Marshall & Ilsley’s financial condition and results of operations.

In the normal course of business, Marshall & Ilsley and its affiliates are routinely subject to examinations and challenges from federal and state tax authorities regarding the amount of taxes due in connection with investments Marshall & Ilsley has made and the businesses in which it has engaged. Recently, federal and state taxing authorities have become increasingly aggressive in challenging tax positions taken by financial institutions. These tax positions may relate to tax compliance, sales and use, franchise, gross receipts, payroll, property and income tax issues, including tax base, apportionment and tax credit planning. The challenges made by tax authorities may result in adjustments to the timing or amount of taxable income or deductions or the allocation of income among tax jurisdictions. If any such challenges are made and are not resolved in Marshall & Ilsley’s favor, they could have an adverse effect on Marshall & Ilsley’s financial condition and results of operations.

Consumers may decide not to use banks to complete their financial transactions, which could result in a loss of income to Marshall & Ilsley.

Technology and other changes are allowing parties to complete financial transactions that historically have involved banks at one or both ends of the transaction. For example, consumers can now pay bills and transfer funds directly without banks. The process of eliminating banks as intermediaries, known as disintermediation, could result in the loss of fee income, as well as the loss of customer deposits and income generated from those deposits.

Maintaining or increasing Marshall & Ilsley’s market share depends on market acceptance and regulatory approval of new products and services and other factors, and Marshall & Ilsley’s failure to achieve such acceptance and approval could harm its market share.

Marshall & Ilsley’s success depends, in part, on its ability to adapt its products and services to evolving industry standards and to control expenses. There is increasing pressure on financial services companies to provide products and services at lower prices. This can reduce Marshall & Ilsley’s net interest margin and revenues from its fee-based products and services. In addition, Marshall & Ilsley’s success depends in part on its ability to generate significant levels of new business in its existing markets and in identifying and penetrating markets. Growth rates for card-based payment transactions and other product markets may not continue at recent levels. Further, the widespread adoption of new technologies, including Internet-based services, could require Marshall & Ilsley to make substantial expenditures to modify or adapt its existing products and services or render its existing products obsolete. Marshall & Ilsley may not successfully introduce new products and services, achieve market acceptance of its products and services, develop and maintain loyal customers and/or break into targeted markets.

Marshall & Ilsley relies on dividends from its subsidiaries for most of its revenue, and its banking subsidiaries hold a significant portion of their assets indirectly.

Marshall & Ilsley is a separate and distinct legal entity from its subsidiaries. Marshall & Ilsley receives substantially all of its revenue from dividends from its subsidiaries. These dividends are the principal source of funds to pay dividends on Marshall & Ilsley’s common stock and interest on Marshall & Ilsley’s debt. The payment of dividends by a subsidiary is subject to federal law restrictions as well as, in the case of any subsidiary, to the laws of the subsidiary’s state of incorporation. Also, a parent company’s right to participate in a distribution of assets upon a subsidiary’s liquidation or reorganization is subject to the prior claims of the subsidiary’s creditors. In addition, Marshall & Ilsley’s bank and savings association subsidiaries hold a significant portion of their mortgage loan and investment portfolios indirectly through their ownership interests in direct and indirect subsidiaries.

Marshall & Ilsley depends on the accuracy and completeness of information about customers and counterparties, and inaccurate or incomplete information could negatively impact Marshall & Ilsley’s financial condition and results of operations.

In deciding whether to extend credit or enter into other transactions with customers and counterparties, Marshall & Ilsley may rely on information provided to it by customers and counterparties, including financial statements and other financial information. Marshall & Ilsley may also rely on representations of customers and counterparties as to the accuracy and completeness of that information and, with respect to financial statements, on reports of independent auditors. For example, in deciding whether to extend credit to a business, Marshall & Ilsley may assume that the customer’s audited financial statements conform with generally accepted accounting principles and present fairly, in all material respects, the financial condition, results of operations and cash flows of the customer. Marshall & Ilsley may also rely on the audit report covering those financial statements. Marshall & Ilsley’s financial condition and results of operations could be negatively impacted to the extent Marshall & Ilsley relies on financial statements that do not comply with generally accepted accounting principles or that are materially misleading.

Marshall & Ilsley’s accounting policies and methods are the basis of how it reports its financial condition and results of operations, and they may require management to make estimates about matters that are inherently uncertain.

Marshall & Ilsley’s accounting policies and methods are fundamental to how it records and reports its financial condition and results of operations. Marshall & Ilsley’s management must exercise judgment in selecting and applying many of these accounting policies and methods in order to ensure that they comply with generally accepted accounting principles and reflect management’s judgment as to the most appropriate manner in which to record and report Marshall & Ilsley’s financial condition and results of operations. In some cases, management must select the accounting policy or method to apply from two or more alternatives, any of which might be reasonable under the circumstances yet might result in Marshall & Ilsley’s reporting materially different amounts than would have been reported under a different alternative.

Marshall & Ilsley has identified four accounting policies as being “critical” to the presentation of its financial condition and results of operations because they require management to make particularly subjective and/or complex judgments about matters that are inherently uncertain and because of the likelihood that materially different amounts would be reported under different conditions or using different assumptions. These critical accounting policies relate to: (1) the allowance for loan and lease losses; (2) capitalized software and conversion costs; (3) financial asset sales and securitizations; and (4) income taxes. Because of the inherent uncertainty of estimates about these matters, no assurance can be given that the application of alternative policies or methods might not result in Marshall & Ilsley reporting materially different amounts.

Changes in accounting standards could adversely affect Marshall & Ilsley’s reported financial results.

The bodies that set accounting standards for public companies, including the Financial Accounting Standards Board (FASB), the Securities and Exchange Commission and others, periodically change or revise existing interpretations of the accounting and reporting standards that govern the way that Marshall & Ilsley reports its financial condition and results of operations. These changes can be difficult to predict and can materially impact Marshall & Ilsley’s reported financial results. In some cases, Marshall & Ilsley could be required to apply a new or revised accounting standard, or a revised interpretation of an accounting standard, retroactively, which could have a negative impact on reported results or result in the restatement of Marshall & Ilsley’s financial statements for prior periods.

Marshall & Ilsley has an active acquisition program, which involves risks related to integration of acquired companies or businesses and the potential for the dilution of the value of Marshall & Ilsley stock.

Marshall & Ilsley regularly explores opportunities to acquire banking institutions, financial technology providers and other financial services providers. Marshall & Ilsley cannot predict the number, size or timing of future acquisitions. Marshall & Ilsley typically does not publicly comment on a possible acquisition or business combination until it has signed a definitive agreement for the transaction. Once Marshall & Ilsley has signed a definitive agreement, transactions of this type are generally subject to regulatory approvals and other customary conditions. There can be no assurance Marshall & Ilsley will receive such regulatory approvals without unexpected delays or conditions or that such conditions will be timely met to Marshall & Ilsley’s satisfaction, or at all.

Difficulty in integrating an acquired company or business may cause Marshall & Ilsley not to realize expected revenue increases, cost savings, increases in geographic or product presence, and/or other projected benefits from the acquisition. Specifically, the integration process could result in higher than expected deposit attrition (run-off), loss of customers and key employees, the disruption of Marshall & Ilsley’s business or the business of the acquired company, or otherwise adversely affect Marshall & Ilsley’s ability to maintain existing relationships with clients, employees and suppliers or to enter into new business relationships. Marshall & Ilsley may not be able to successfully leverage the combined product offerings to the combined customer base. These factors could contribute to Marshall & Ilsley not achieving the anticipated benefits of the acquisition within the desired time frames, if at all.

Future acquisitions could require Marshall & Ilsley to issue stock, to use substantial cash or liquid assets or to incur debt. In such cases, the value of Marshall & Ilsley’s stock could be diluted and Marshall & Ilsley could become more susceptible to economic downturns and competitive pressures.

Marshall & Ilsley has in the past and may in the future explore alternatives to separate Metavante from Marshall & Ilsley.

Marshall & Ilsley regularly reviews whether separating the banking and related businesses from the Metavante business would improve the future prospects of those businesses and, ultimately, the value returned to shareholders. Such separation, should it occur, could take a variety of forms and could result in a corporate structure significantly different from that which currently exists. Marshall & Ilsley typically would not comment on any such transaction until definitive agreements had been signed or the transaction had been otherwise approved in final form. There can be no assurance that any such transaction will or will not occur.

Marshall & Ilsley is dependent on senior management, and the loss of service of any of Marshall & Ilsley’s senior executive officers could cause Marshall & Ilsley’s business to suffer.

Marshall & Ilsley’s continued success depends to a significant extent upon the continued services of its senior management. The loss of services of any of Marshall & Ilsley’s senior executive officers could cause its business to suffer. In addition, Marshall & Ilsley’s success depends in part upon senior management’s ability to implement its business strategy.

Marshall & Ilsley’s stock price can be volatile.

Marshall & Ilsley’s stock price can fluctuate widely in response to a variety of factors including:

•	actual or anticipated variations in Marshall & Ilsley’s quarterly results;

•	new technology or services by Marshall & Ilsley’s competitors;

•	unanticipated losses or gains due to unexpected events, including losses or gains on securities held for investment purposes;

•	significant acquisitions or business combinations, strategic partnerships, joint ventures or capital commitments by or involving Marshall & Ilsley or its competitors;

•	changes in accounting policies or practices;

•	failure to integrate Marshall & Ilsley’s acquisitions or realize anticipated benefits from its acquisitions; or

•	changes in government regulations.

General market fluctuations, industry factors and general economic and political conditions, such as economic slowdowns or recessions, interest rate changes, credit loss trends or currency fluctuations, also could cause its stock price to decrease regardless of its operating results.

Marshall & Ilsley may be a defendant in a variety of litigation and other actions, which may have a material adverse effect on its business, operating results and financial condition.

Marshall & Ilsley and its subsidiaries may be involved from time to time in a variety of litigation arising out of its business. Marshall & Ilsley’s insurance may not cover all claims that may be asserted against it, and any claims asserted against Marshall & Ilsley, regardless of merit or eventual outcome, may harm its reputation. Should the ultimate judgments or settlements in any litigation exceed Marshall & Ilsley’s insurance coverage, they could have a material adverse effect on its business, operating results and financial condition and cash flows. In addition, Marshall & Ilsley may not be able to obtain appropriate types or levels of insurance in the future, nor may Marshall & Ilsley be able to obtain adequate replacement policies with acceptable terms, if at all.

Unauthorized disclosure of sensitive or confidential client or customer information, whether through a breach of Marshall & Ilsley’s computer systems or otherwise, could severely harm its business.

As part of Marshall & Ilsley’s financial and data processing products and services, it collects, processes and retains sensitive and confidential client and customer information on behalf of itself and other third parties, such as Metavante’s customers. Despite the security measures Marshall & Ilsley has in place, its facilities and systems, and those of its third party service providers may be vulnerable to security breaches, acts of vandalism, computer viruses, misplaced or lost data, programming and/or human errors, or other similar events. Any security breach involving the misappropriation, loss or other unauthorized disclosure of confidential customer information, whether by Marshall & Ilsley or by its vendors, could severely damage its reputation, expose it to the risks of litigation and liability, disrupt its operations and harm its business.

Damage to the data centers on which Metavante relies could harm Metavante’s business.

Metavante’s data centers are an integral part of its business. Damage to Metavante’s data centers due to acts of terrorism, fire, power loss, telecommunications failure and other disasters could have a material adverse effect on Metavante’s business, operating results and financial condition. In addition, because Metavante relies on the integrity of the data it processes, if this data is incorrect or somehow tainted, client relations and confidence in Metavante’s services could be impaired, which would harm Metavante’s business.

Network operational difficulties or security problems could damage Metavante’s reputation and business.

Metavante depends on the reliable operation of network connections from its clients and its clients’ end users to its systems. Any operational problems or outages in these systems would cause Metavante to be unable to process transactions for its clients and its clients’ end users, resulting in decreased revenues. In addition, any system delays, failures or loss of data, whatever the cause, could reduce client satisfaction with Metavante’s products and services and harm Metavante’s financial results.

Metavante also depends on the security of its systems. Metavante’s networks may be vulnerable to unauthorized access, computer viruses and other disruptive problems. Metavante transmits confidential financial information in providing its services. In addition, under agreements with certain customers, Metavante will be financially liable if consumer data is compromised while in Metavante’s possession, regardless of the safeguards Metavante may have instituted. A material security problem affecting Metavante could damage its reputation, deter financial services providers from purchasing its products, deter their customers from using its products or result in liability to Metavante. Any material security problem affecting Metavante’s competitors could affect the marketplace’s perception of Internet banking and electronic commerce service in general and have the same effects.

Lack of system integrity or credit quality related to Metavante funds settlement could result in a financial loss.

Metavante settles funds on behalf of financial institutions, other businesses and consumers and receives funds from clients, card issuers, payment networks and consumers on a daily basis for a variety of transaction types. Transactions facilitated by Metavante include debit card, credit card and electronic bill payment transactions, supporting consumers, financial institutions and other businesses. These payment activities rely upon the technology infrastructure that facilitates the verification of activity with counterparties and the facilitation of the payment. If the continuity of operations or integrity of processing were compromised this could result in a financial loss to Metavante due to a failure in payment facilitation. In addition, Metavante may issue credit to consumers, financial institutions or other businesses as part of the funds settlement. A default on this credit by a counterparty could result in a financial loss to Metavante.

Metavante may not be able to protect its intellectual property, and Metavante may be subject to infringement claims.

Metavante relies on a combination of contractual rights and copyright, trademark, patent and trade secret laws to establish and protect its proprietary technology. Despite Metavante’s efforts to protect its intellectual property, third parties may infringe or misappropriate Metavante’s intellectual property or may develop software or technology competitive to Metavante’s. Metavante’s competitors may independently develop similar technology, duplicate its products or services or design around Metavante’s intellectual property rights.

Metavante may have to litigate to enforce and protect its intellectual property rights, trade secrets and know-how or to determine their scope, validity or enforceability, which is expensive and could cause a diversion of resources and may not prove successful. The loss of intellectual property protection or the inability to secure or enforce intellectual property protection could harm Metavante’s business and ability to compete.

Metavante also may be subject to costly litigation in the event its products or technology infringe upon another party’s proprietary rights. Third parties may have, or may eventually be issued, patents that would be infringed by Metavante’s products or technology. Any of these third parties could make a claim of infringement against Metavante with respect to its products or technology. Metavante may also be subject to claims by third parties for breach of copyright, trademark or license usage rights. Any such claims and any resulting litigation could subject Metavante to significant liability for damages. An adverse determination in any litigation of this type could require Metavante to design around a third party’s patent or to license alternative technology from another party. In addition, litigation is time consuming and expensive to defend and could result in the diversion of the time and attention of Metavante’s management and employees. Any claims from third parties may also result in limitations on Metavante’s ability to use the intellectual property subject to these claims.

Changes in the network pricing and transaction routing strategies of NYCE, a subsidiary of Metavante, could adversely affect NYCE’s revenue and Metavante’s results of operations.

The transaction volume and the corresponding revenues of NYCE Payments Network, LLC (“NYCE”), a subsidiary of Metavante, are driven in large measure by NYCE’s execution of long-term strategies for network pricing (including interchange and network fees) and transaction routing. As the debit and electronic payments marketplace continues to shift and mature, it may be necessary for NYCE to pursue alternate pricing and/or transaction routing strategies. Any significant changes to NYCE’s current pricing and/or transaction routing strategies would likely be implemented over a transitional phase. Such changes could result in reductions of participant card base, reductions in merchant acceptance, and the potential for transaction misrouting during the transitional phase, any of which would adversely affect NYCE’s revenue and Metavante’s results of operations.

Metavante’s business could suffer if it fails to attract and retain key technical people.

Metavante’s success depends in large part upon Metavante’s ability to attract and retain highly skilled technical, management and sales and marketing personnel. Because the development of Metavante’s products and services requires knowledge of computer hardware, operating system software, system management software and application software, key technical personnel must be proficient in a number of disciplines. Competition for the best people, in particular individuals with technology experience, is intense. Metavante may not be able to hire or retain key people.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This document, including information incorporated by reference into this document, contains or may contain forward-looking statements about Marshall & Ilsley, Excel and the combined company which are within the meaning of the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements with respect to the expected timing, completion and effects of the proposed merger and the financial condition, results of operations, plans, objectives, future performance and business of Marshall & Ilsley, Excel and the combined company, including statements preceded by, followed by or that include the words “believes,” “expects,” “anticipates” or similar expressions. These forward-looking statements involve certain risks and uncertainties. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among others, those risks discussed above. Further information on other factors which could affect the financial results of Marshall & Ilsley after the merger are included in the SEC filings incorporated by reference into this document. See “Where You Can Find More Information” on page [    ].

SPECIAL MEETING OF EXCEL SHAREHOLDERS

This document and the accompanying proxy card are being furnished to you in connection with the solicitation by the Board of Directors of Excel of proxies to be used at the Excel special meeting of shareholders to be held at [                                                         ], on [            ], 2007 at [            ] [a.m./p.m.], local time, and at any adjournments thereof. This document, the notice of Excel’s special meeting and proxy card are first being sent to you on or about [                    ], 2007.

Purpose of the Meeting

The meeting is being held so that Excel shareholders may consider and vote upon a proposal to approve and adopt the agreement and plan of merger with Marshall & Ilsley and Merger Sub, including the plan of merger constituting a part thereof, and the merger of Merger Sub with and into Excel, pursuant to which Excel would become a wholly-owned subsidiary of Marshall & Ilsley, as contemplated by the merger agreement, and to transact any other business that may properly come before the meeting or any adjournment or postponement of the meeting. Approval of the proposal will constitute approval of the merger agreement and the merger. A copy of the agreement and plan of merger is contained in Appendix A and a copy of the plan of merger is contained in Appendix B. When we use the term merger agreement in this document, we are referring, collectively, to the agreement and plan of merger and the plan of merger.

Record Date

Only holders of record of Excel shares at the close of business on [                                         ], 2007, are entitled to receive notice of and to vote at the Excel special meeting or any adjournments or postponements of the meeting. At the close of business on [                            ], 2007, there were 7,238,996 shares of Excel common stock outstanding held by 56 record holders.

Required Vote

The affirmative vote of the holders of a majority of shares of Excel common stock entitled to vote is required to approve the merger agreement and the merger. For each share of Excel common stock you held on the record date, you are entitled to one vote on each proposal to be presented to shareholders at the meeting. Abstentions and failures to vote will have the effect of a vote against approval and adoption of the merger agreement and the merger.

Excel’s Board of Directors believes that the merger agreement and the transactions contemplated thereby, including the merger, are advisable to, fair to and in the best interests of Excel and its shareholders and has unanimously approved the merger agreement and the merger. Excel’s Board of Directors unanimously recommends that Excel shareholders vote “FOR” adoption and approval of the merger agreement and the merger.

Proxies

The persons named on the enclosed proxy card will vote all shares of Excel common stock represented by properly executed proxies that have not been revoked. If no instructions are indicated, the persons named will vote the shares “FOR” approval and adoption of the merger agreement and the merger. Proxies marked “ABSTAIN” will have the effect of a vote “AGAINST” approval and adoption of the merger agreement and the merger.

Because approval and adoption of the merger and the merger agreement requires the affirmative vote of a majority of all votes entitled to be cast, abstentions and failures to vote will have the same effect as a vote against approval and adoption of the merger agreement and the merger.

Excel’s Board of Directors does not know of any matter not described in the notice of meeting that is expected to come before the meeting. If, however, any other matters are properly presented for action at the meeting, the persons named as proxies will vote the proxies in their discretion, unless authority is withheld.

A shareholder may revoke a proxy at any time prior to its exercise by filing written notice with an officer of Excel, by signing and filing with an officer of Excel a later dated proxy or by voting in person at the special meeting.

Do NOT send in your Excel stock certificates with your proxy card and IRS Form 8023. As soon as practicable, but not more than ten business days after completion of the merger, Marshall & Ilsley’s exchange agent will mail to you transmittal forms with instructions for exchanging your Excel stock certificates for the per share consideration.

Solicitation of Proxies

Excel will pay all the costs of soliciting proxies, except that Marshall & Ilsley will share equally in the expense of printing and filing this document and all SEC, NYSE and other regulatory filing fees in connection with this proxy statement/prospectus. Excel will reimburse custodians, nominees and fiduciaries for reasonable expenses, if any, incurred by them in sending proxy materials to the beneficial owners of Excel common stock. In addition to solicitations by mail, directors, officers and employees of Excel may solicit proxies personally or by telephone without additional compensation.

IRS Form 8023

The merger agreement requires Excel to deliver, or cause to be delivered, to Marshall & Ilsley, prior to the special meeting of Excel’s shareholders, a duly executed IRS Form 8023 from each of Excel’s shareholders. The IRS Form 8023 is a form prescribed by the Internal Revenue Service to treat the merger as an acquisition of assets by Marshall & Ilsley for tax purposes. You should promptly complete, sign and date the enclosed Form 8023 and send it back with your proxy card.

THE MERGER

Structure of the Merger

Pursuant to the terms of the merger agreement, Merger Sub will merge with and into Excel. The separate legal existence of Merger Sub will cease at the effective time of the merger and Excel will continue to exist as the surviving corporation and will become a wholly-owned subsidiary of Marshall & Ilsley. Marshall & Ilsley will exchange cash and shares of its common stock for shares of Excel common stock. Excel shareholders who do not exercise their dissenters’ rights under Minnesota law in accordance with the procedures described below under the heading entitled “—Dissenters’ Rights” and in Appendix D will become Marshall & Ilsley shareholders, with their rights governed by Wisconsin law and Marshall & Ilsley’s restated articles of incorporation and by-laws.

Background of the Merger

Excel is principally owned by the Bentdahl family and trusts established by them for the benefit of members of their family. The Bentdahl family, such trusts and Excel’s Board of Directors are committed to maximizing shareholder value. The intrinsic value of Excel’s franchise, the favorable industry merger and acquisition conditions, and the increasingly competitive environment in the banking industry caused the Bentdahl family and the Excel Board of Directors to consider whether a potential sale transaction would be in the best interests of Excel’s shareholders and customers.

In informal meetings in October 2006, Excel’s Board of Directors met with representatives of Keefe Bruyette & Woods (“KBW”) to discuss various strategic alternatives available to Excel.

In late October 2006, Excel engaged KBW to act as Excel’s financial advisor in connection with a possible sale transaction. KBW (after consultation with Excel’s management) approached selected parties for the purpose of seeking offers for a possible transaction. During December 2006 and January 2007, executives of Excel met with several of the selected parties.

At special meetings of Excel’s Board of Directors on December 14, 2006 and on January 10, 2007, the Board of Directors discussed in detail with KBW the terms and conditions of various offers received, and authorized management to pursue further discussions with certain of those offerors, and negotiate the terms of a definitive agreement.

At a special meeting of Excel’s Board of Directors on February 9, 2007, the Board of Directors unanimously approved the merger and authorized management to sign and deliver to Marshall & Ilsley a definitive merger agreement (see “The Merger—Reasons for the Merger and Excel Board Recommendation”).

Merger Consideration

If the merger is completed, each share of Excel common stock that you own as of the effective time of the merger will be converted into the right to receive the per share consideration, which consists of $9.08 in cash and between 0.0885 and 0.1198 of a share of Marshall & Ilsley common stock. We refer to this fractional share of Marshall & Ilsley common stock as the stock amount. The stock amount will be determined by dividing $4.89 by the average of the average high and low sale price of Marshall & Ilsley common stock on the NYSE during the ten trading days ending on and including the third trading day prior to the effective time of the merger, except that if the stock amount as so calculated is less than 0.0885, then the stock amount will be increased to 0.0885, and if the stock amount as so calculated is greater than 0.1198, then the stock amount will be decreased to 0.1198.

The value of the aggregate consideration to be issued to Excel shareholders will be an amount equal to the cash equivalent value of the per share consideration, consisting of $9.08 per share in cash and the stock amount, multiplied by the number of issued and outstanding shares of Excel common stock, other than shares acquired by Excel and pledged to secure future payment of the purchase price of such shares, shares owned by Marshall & Ilsley and its subsidiaries and shares held by Excel shareholders who have validly exercised dissenters’ rights. If the effective time of the merger had been [                    ], 2007 (the day before the date of this proxy statement/prospectus), the average trading price would have been [$            ], the stock amount would have been [0.            ] and, based on 7,238,996 shares of Excel common stock outstanding on such date, the value of the aggregate consideration to be paid and issued in the merger would have been approximately [$            ], consisting of [$            ] in cash and approximately [            ] shares of Marshall & Ilsley common stock.

Each share of Marshall & Ilsley common stock issued and outstanding prior to the merger will remain issued and outstanding and will not be converted or exchanged in the merger.

Each share of Merger Sub common stock issued and outstanding prior to the merger will be converted into and become one share of the issued and outstanding common stock of the surviving corporation in the merger.

No Fractional Shares

Only whole shares of Marshall & Ilsley common stock will be issued in connection with the merger. In lieu of fractional shares, each holder of Excel common stock otherwise entitled to a fractional share of Marshall & Ilsley common stock (after taking into account all shares of Excel common stock delivered by such holder) will be paid, without interest, an amount of cash equal to the amount of this fraction multiplied by the average trading price. The average trading price means the average of the average high and low sale price per share of

Marshall & Ilsley common stock on the NYSE for the ten trading days ending on and including the third trading day preceding the effective time of the merger. No shareholder will be entitled to interest, dividends, voting rights or other rights with respect to any fractional share.

Effective Time of the Merger

Unless Excel and Marshall & Ilsley agree otherwise, the effective time of the merger will be contemporaneous with the closing, upon filing of articles of merger and any other required documents with the Secretary of State of the State of Minnesota and the Department of Financial Institutions of the State of Wisconsin, unless a later date is specified in such articles of merger, in which case such later date will be the effective time of the merger. Closing will be held at a time and date mutually agreed upon by Marshall & Ilsley and Excel or on five business days’ notice after receipt of all necessary government approvals or approval of the merger agreement by Excel’s shareholders, whichever is later or, at the election of Marshall & Ilsley, on the last business day of the month; provided, however, that the closing will not occur during the last month of any calendar quarter or before July 1, 2007. Excel and Marshall & Ilsley each will have the right, but not the obligation, to terminate the merger agreement if the effective time of the merger does not occur on or before September 30, 2007 (or November 30, 2007, if the reason the merger is not completed by such date is due to the failure to obtain the required regulatory approvals or the required waiting periods have not yet expired or been terminated), unless the failure of the merger to occur by such date is due to the failure of the party seeking such termination to comply with its obligations under the merger agreement.

Exchange of Certificates

Marshall & Ilsley will deposit, or cause to be deposited, from time to time, with the exchange agent, the per share consideration to be paid and issued pursuant to the merger in exchange for outstanding shares of Excel common stock. Continental Stock Transfer & Trust Company will act as the exchange agent for the benefit of the holders of certificates of Excel common stock.

After the effective time of the merger, you will cease to have any rights as a holder of Excel common stock, and your sole right will be your right to receive the per share consideration, including cash in lieu of fractional shares, if any, into which your shares of Excel common stock will have been converted by virtue of the merger, or to exercise your dissenters’ rights if you have not withdrawn or lost such rights.

As soon as practicable after the effective time of the merger, but in no event more than ten business days thereafter, the exchange agent will send to you a letter of transmittal and instructions for use in submitting to the exchange agent certificates formerly representing shares of your Excel common stock to be exchanged for the per share consideration. You will also receive instructions for handling share certificates that have been lost, stolen or destroyed. You will not be entitled to receive any dividends or other distributions which may be payable to holders of record of Marshall & Ilsley common stock following the effective time of the merger until you have surrendered and exchanged your Excel common stock certificates, or, in the case of lost, stolen or destroyed share certificates, such documentation as is reasonably required by Marshall & Ilsley. Any dividends with a record date after the effective time of the merger payable on Marshall & Ilsley common stock after the effective time of the merger will be paid to the exchange agent and, upon receipt of the Excel common stock certificates or, in the case of lost, stolen or destroyed share certificates, such documentation as is required by Marshall & Ilsley, subject to any applicable abandoned property, escheat or similar laws, the exchange agent will forward to you the following, as applicable:

•	certificates representing your shares of Marshall & Ilsley common stock which you are entitled to receive in exchange for your shares of Excel common stock;

•	cash which you are entitled to receive in exchange for your shares of Excel common stock;

•	dividends declared on your shares of Marshall & Ilsley common stock with a record date after the effective time of the merger, without interest; and

•	cash for any fractional share, without interest.

Please DO NOT return your Excel stock certificates with the enclosed proxy card and IRS Form 8023. You should not submit your Excel stock certificates until you have received written instructions from the exchange agent to do so.

At the effective time of the merger, the stock transfer books of Excel will be closed and no transfer of Excel common stock will thereafter be made on Excel’s stock transfer books. If a certificate formerly representing Excel common stock is presented to Excel or Marshall & Ilsley, it will be forwarded to the exchange agent for cancellation and exchange for the per share consideration.

Conversion of Excel Stock Options

Each option to acquire Excel common stock outstanding and unexercised immediately prior to the effective time of the merger will be converted into an option to purchase Marshall & Ilsley common stock, with the following adjustments:

•

the number of shares of Marshall & Ilsley common stock subject to the adjusted option will equal the number of shares of Excel common stock subject to the original option, multiplied by (i) the quotient obtained by dividing (A) $9.08 by (B) the average trading price, plus (ii) the exchange ratio used to determine the stock amount; and

•

the exercise price per share of Marshall & Ilsley common stock subject to the adjusted option will equal the exercise price for the share of Excel common stock subject to the original option divided by (i) the quotient obtained by dividing (A) $9.08 by (B) the average trading price, plus (ii) the exchange ratio used to determine the stock amount.

Each option will fully vest at the effective time of the merger as described under the heading “Interests of Certain Persons.” The duration and other terms of each adjusted option will be the same as the original option, subject to Marshall & Ilsley’s right to make changes to the exercise price and number of Marshall & Ilsley’s shares subject to such option to the minimum extent necessary to avoid an option holder being penalized under Section 409A of the Internal Revenue Code of 1986, as amended, which we refer to as the Code, and related guidance.

Interests of Certain Persons

In addition to being shareholders of Excel, certain members of the management of Excel and Excel Bank Minnesota have interests in the proposed merger that are in addition to the interests they may have as shareholders generally.

Certain officers of Excel Bank Minnesota have options which entitle them to purchase, in the aggregate, up to 609,000 shares of Excel’s common stock. Any outstanding options which are not vested will become immediately vested and exercisable at the effective time of the merger. Under the terms of the merger agreement, all such outstanding options will be assumed by Marshall & Ilsley and converted into options to acquire shares of Marshall & Ilsley’s common stock.

Craig Bentdahl, Excel’s Chief Executive Officer, has executed a Restrictive Covenant Agreement with Marshall & Ilsley, pursuant to which Mr. Bentdahl has agreed not to compete with or solicit customers of Excel or Marshall & Ilsley for a period of three years following the effective time of the merger. In consideration for his agreement to such restrictions and in lieu of the payments Mr. Bentdahl would have been entitled to receive under his Management Agreement with Excel, Mr. Bentdahl will receive a lump sum payment of $890,000 within ten days after the consummation of the merger. The Management Agreement will be cancelled effective upon consummation of the merger. In addition, Mr. Bentdahl and his family will be entitled to health and dental insurance coverage for eighteen months following the merger. It is expected that Mr. Bentdahl will be appointed to the Minnesota Regional Advisory Board of M&I Marshall & Ilsley Bank, a subsidiary of Marshall & Ilsley.

David P. Grandstrand, Excel’s Chief Financial Officer, has a Management Agreement with Excel that provides for him to receive a lump sum payment of $710,000 upon consummation of the merger. Mr. Grandstrand and his family will also be entitled to health and dental insurance coverage for eighteen months following the merger. After the merger, it is anticipated that Mr. Grandstrand will continue as an employee of Marshall & Ilsley until August 31, 2007 at an annual base salary of $205,000, unless Mr. Grandstrand and Marshall & Ilsley mutually agree on a different termination date. Mr. Grandstrand will also be entitled to a retention bonus of $50,000 if he remains employed by Marshall & Ilsley following the merger until August 31, 2007 or such other date as Mr. Grandstrand and Marshall & Ilsley mutually agree.

Sheldon Cravens, Excel Bank Minnesota’s Chief Credit Officer, has a Management Agreement with Excel which entitles him to a lump sum payment of $555,000 if his employment is terminated for any reason other than for cause or by Mr. Cravens without good reason following a transaction involving a change of control. The merger would constitute such a transaction.

Five officers of Excel Bank Minnesota have executed Retention Agreements with Marshall & Ilsley which will provide them with a combination of cash and restricted shares of Marshall & Ilsley common stock having an aggregate value of $2,706,000 (based on a $46.60 per share value of Marshall & Ilsley Common Stock).

Reasons for the Merger and Excel Board Recommendation

On February 9, 2007, Excel’s Board of Directors unanimously determined that the merger agreement and the transactions contemplated by the merger agreement, including the merger, were advisable and fair to and in the best interests of Excel and its shareholders. In reaching its decision to approve the merger agreement and the transactions contemplated by the merger agreement, and to recommend to shareholders that they approve and adopt the merger agreement and the transactions contemplated by the merger agreement, Excel’s Board of Directors consulted with its financial advisor and its legal counsel, and with Excel’s senior management.

In addition, Excel’s Board of Directors received information regarding, and analyzed and considered, among other things, the following factors:

•	Excel’s current and future capital needs;

•	the liquidity needs of Excel’s shareholders;

•	the difficulties in Excel pursuing its own public stock offering;

•	other strategic alternatives potentially available to Excel;

•	the size of the premium reflected in the per share consideration to be paid in the merger;

•	the greater liquidity and marketability of Marshall & Ilsley common stock for Excel’s shareholders who receive Marshall & Ilsley common stock in the merger;

•	the historical performance of Marshall & Ilsley and its common stock as well as KBW’s presentation regarding Marshall & Ilsley;

•	the potential for future appreciation of Marshall & Ilsley’s common stock;

•	Marshall & Ilsley’s record and commitment to the employees and communities of the banks it acquires;

•	the larger size, higher legal lending limit, added geographical area, enhanced technology platforms, and broader offering of products provided by Marshall & Ilsley;

•

KBW’s opinion dated February 9, 2007 that the consideration to be paid in the merger was, as of the date of such opinion, fair to Excel’s shareholders from a financial point of view (see “The Merger—Fairness Opinion of Excel’s Financial Advisor”); and

•	the terms and conditions of the merger agreement.

The foregoing discussion of the information and factors considered by Excel’s Board of Directors is not intended to be exhaustive. While each member of Excel’s Board of Directors evaluated each of the foregoing, as well as other factors, the Board of Directors collectively did not assign any specific or relative weights to the factors considered and did not make any determination with respect to any individual factor. Excel’s Board of Directors collectively made its determination with respect to the merger based on its unanimous conclusion that the merger agreement and the transactions contemplated thereby, including the merger, in light of the factors that each of them individually considered as appropriate, are fair to and in the best interests of Excel and its shareholders.

The Board of Directors of Excel has determined that the terms of the merger are fair to, and in the best interests of, Excel and its shareholders for the reasons stated immediately above.

THE BOARD OF DIRECTORS OF EXCEL HAS UNANIMOUSLY APPROVED THE MERGER AND THE MERGER AGREEMENT, AND RECOMMENDS A VOTE FOR APPROVAL OF THE MERGER AND THE MERGER AGREEMENT.

Marshall & Ilsley’s Reasons for the Merger

In reaching its decision to approve the merger agreement, the board of directors of Marshall & Ilsley considered a variety of factors, including the following:

•	The merger will allow Marshall & Ilsley to increase its market share in the demographically attractive Minneapolis/St. Paul market;

•	Marshall & Ilsley’s belief that the merger will provide an opportunity for Marshall & Ilsley to improve Excel’s operating performance and funding mix, and to expand Excel’s product offering;

•	Marshall & Ilsley’s familiarity with and review of Excel’s business, operations, management, markets, competitors, financial condition, earnings and prospects;

•	Excel’s financial strength, stable credit quality and concentration in an attractive metropolitan area;

•	Marshall & Ilsley’s belief that after the merger the combined company will be able to continue to generate high revenue growth rates; and

•	The merger will allow Marshall & Ilsley to continue its strategy of geographically diversifying its revenues and earnings.

The foregoing discussion of the information and factors considered by Marshall & Ilsley is not intended to be exhaustive. In reaching its determination to enter into the merger agreement, Marshall & Ilsley did not assign any relative or specific weights to the foregoing factors.

Fairness Opinion of Excel’s Financial Advisor

In October 2006, the Excel Board of Directors retained KBW as its financial advisor in connection with Excel’s consideration of a possible merger transaction with a third party and, if requested, to render an opinion with respect to the fairness from a financial point of view of the consideration to be received by Excel’s shareholders. As Excel’s financial advisor, KBW assisted Excel in finding and evaluating potential acquirors, in analyzing Marshall & Ilsley’s proposal and negotiating certain provisions of the merger agreement. In connection with KBW’s engagement, Excel asked KBW to evaluate the fairness of the per share consideration to Excel’s shareholders from a financial point of view. On February 9, 2007, KBW delivered its oral opinion to Excel’s Board of Directors, subsequently confirmed in writing, that, as of February 9, 2007, and based upon and subject to various matters set forth in that opinion, the per share consideration was fair to Excel’s shareholders from a financial point of view.

With KBW’s consent, the full text of KBW’s opinion, dated February 9, 2007, which sets forth a description of the procedures followed, assumptions made, matters considered and limits on the review undertaken in connection with such opinion, is attached to this document as Appendix C and is incorporated herein by reference. Excel shareholders are urged to read the opinion in its entirety. KBW’s opinion is directed to Excel’s Board of Directors and relates only to the fairness of the consideration provided in the merger agreement from a financial point of view and does not address any other aspect of the proposed merger or any related transaction, and does not constitute a recommendation to any shareholder as to how such a shareholder should vote with respect to the merger or any other matter. The following summary of the opinion is qualified in its entirety by reference to the full text of the opinion. This summary does not purport to be a complete description of the analysis performed by KBW and should not be construed independent of the other information considered by KBW in rendering its opinion. Selecting portions of KBW’s analysis or isolating certain aspects of the comparable transactions without considering all analyses and factors, could create an incomplete or potentially misleading view of the evaluation process.

In rendering its opinion, KBW reviewed, analyzed and relied upon the following material relating to the financial and operating condition of Excel and Marshall & Ilsley:

•	the merger agreement;

•

historical financial and other information concerning Marshall & Ilsley, including Marshall & Ilsley’s annual reports to shareholders and annual reports on Form 10-K for the three fiscal years ended December 31, 2003, 2004, and 2005, and certain quarterly reports on Form 10-Q;

•

historical financial and other information concerning Excel, including annual reports to shareholders for the three fiscal years ended December 31, 2003, 2004, and 2005, and certain quarterly regulatory reports and interim financial statements;

•	discussions with senior management of Excel and Marshall & Ilsley with respect to their past and current business operations, regulatory matters, financial condition and future prospects;

•	earnings per share estimate for Excel for the year ending December 31, 2007, as prepared by management;

•	consensus earnings per share estimates for Marshall & Ilsley for the years ending December 31, 2007 and 2008 published by I/B/E/S and discussed with Marshall & Ilsley management;

•	historical stock prices and trading volumes of Marshall & Ilsley’s common stock;

•

the pro forma financial impact of the merger on Marshall & Ilsley, based on assumptions relating to transaction expenses, purchase accounting adjustments, cost savings and other synergies determined by the senior management of Marshall & Ilsley and Excel;

•

certain publicly available information of other financial institutions that KBW deemed comparable or otherwise relevant to its inquiry, and which KBW used to compare Excel and Marshall & Ilsley, from a financial point of view, with those other institutions;

•	financial terms of certain recent business combinations in the banking industry that KBW deemed comparable or otherwise relevant to its inquiry; and

•	other financial studies, analyses and investigations and such other information as KBW deemed appropriate to enable it to render its opinion.

KBW also held discussions with the respective senior management of Excel and Marshall & Ilsley concerning each company’s past and current operations, financial condition, prospects and regulatory relationships. KBW also considered such financial and other factors as it deemed appropriate under the circumstances and took into account its assessment of general economic, market and financial conditions and its experience in similar transactions, as well as its experience in securities valuation and its knowledge of financial institutions, including banks, bank holding companies, thrifts and other financial services companies generally. KBW’s opinion was based upon conditions as they existed on the date of the opinion and could only be evaluated as of the date thereof. In addition, the opinion was based upon information made available to KBW through the date of its opinion. The analyses performed by KBW are not necessarily indicative of actual value or future results, which may be significantly more or less favorable than suggested by such analyses and do not purport to be appraisals or reflect the prices at which a business may be sold.

In conducting its review and arriving at its opinion, KBW relied upon and assumed the accuracy and completeness of all of the financial and other information provided to it or publicly available, and KBW did not attempt to verify such information independently. KBW relied upon the management of Excel as to the reasonableness and achievability of the financial and operating forecasts (and the assumptions and bases therefor) provided to KBW, and assumed that such forecasts reflected the best available estimates and judgments of Excel’s management and that such forecasts would be realized in the amounts and in the time periods estimated by management. KBW also assumed, without independent verification, that Excel’s aggregate allowance for loan losses is adequate to cover such losses. KBW did not make or obtain any evaluations or appraisals of the property of Excel or Marshall & Ilsley, nor did KBW examine any individual loan credit files.

For purposes of rendering its opinion, KBW assumed that, in all respects material to its analyses:

•	the merger will be completed substantially in accordance with the terms set forth in the merger agreement;

•	the representations and warranties of each party in the merger agreement and in all related documents and instruments referred to in the merger agreement are true and correct;

•	each party to the merger agreement and all related documents will perform all of the covenants and agreements required to be performed by such party under such documents;

•	all conditions to the completion of the merger will be satisfied without any waivers; and

•

in the course of obtaining the necessary regulatory, contractual, or other consents or approvals for the merger, no restrictions, including any divestiture requirements or amendments or modifications will be imposed that will have a material adverse effect on the future results of operations or financial condition of Excel, Marshall & Ilsley or the combined entity, as the case may be, or the contemplated benefits of the merger.

The following summary contains the material financial analyses employed by KBW in connection with providing its opinion, including summaries relating to the consideration offered to Excel shareholders and an overview of the transaction, a contribution analysis, a selected comparable public company analysis for Marshall & Ilsley, a pro forma merger analysis, selected comparable acquisitions analysis and a discounted cash flow and terminal value analysis. For purposes of such analyses, KBW analyzed and relied upon historical financial and other information concerning Marshall & Ilsley and Excel, including (i) Marshall & Ilsley’s annual reports to shareholders and annual reports on Form 10-K for the three fiscal years ended December 31, 2003, 2004, and 2005, and certain quarterly reports on Form 10-Q, and (ii) Excel’s annual reports to shareholders for the three fiscal years ended December 31, 2003, 2004, and 2005, and certain quarterly regulatory reports and interim financial statements. This summary does not purport to be a complete description of all analyses employed by KBW.

Transaction Overview.    In providing an overview of the merger, KBW noted that each Excel shareholder would be receiving merger consideration having an aggregate value of approximately $13.97 per share (the “Price”) or an implied total consideration of approximately $105.0 million (based on 7,238,996 shares of Excel common stock outstanding on December 31, 2006 plus an additional 275,946 shares representing the outstanding options to acquire 609,000 shares of Excel common stock using the treasury method).

KBW calculated the following multiples:

Transaction Pricing Ratios (Excel data as of December 31, 2006)
Price/2006 After Tax Net Income ($5.071 million)*	20.7x
Price/2007 Estimated After Tax Income ($5.970 million)*	17.6x
Price/Book Value ($39.786 million)	264%
Price/Tangible Book Value ($39.478 million)**	266%
Price/Adjusted Book Value ($34.786 million)**	302%
Price/Adjusted Tangible Book Value ($34.478 million)	304%
Tangible Transaction Premium/Core Deposits ($261.153 million)***	25.1%

*	Assumes that Excel was or will be taxed as a “C” corporation for income tax purposes at a 35% marginal tax rate.

**	Assumes that aggregate dividends of $5 million were paid to Excel’s shareholders in 2006, which represents the amount of cash distributions that can be made to Excel’s shareholders in 2007 pursuant to the merger agreement.

***	Tangible Transaction Premium is a measure of the implied total merger consideration minus tangible equity.

Contribution analysis.    KBW analyzed the relative contribution of each of Excel and Marshall & Ilsley to certain pro forma balance sheet and income statement items of the combined entity. KBW compared the relative contribution of balance sheet and income statement items with the estimated pro forma ownership percentage of Excel shareholders in Marshall & Ilsley after giving effect to the issuance of shares of Marshall & Ilsley common stock in the merger. The results of KBW’s analysis are set forth in the following table:

Category	Marshall & Ilsley Shareholders (%)	Excel Shareholders (%)
Assets	98.9	1.1
Loans	98.8	1.2
Deposits	98.6	1.4
Equity	99.4	0.6
Tangible equity	98.7	1.3
2006 earnings	99.4	0.6
2007 estimated earnings	99.3	0.7
Ownership based on merger consideration	99.7	0.3
Ownership*	99.2	0.8

*	Assumes that the entire merger consideration was paid in the form of shares of Marshall & Ilsley common stock.

Comparable Public Company Analysis.    KBW compared the financial and market performance of Marshall & Ilsley to a peer group. KBW reviewed various financial measures, including earnings performance, operating efficiency, capital adequacy and asset quality, and various measures of market performance, including: price to last twelve months (“LTM”) operating earnings, price to book values, price to tangible book values and dividend yield. KBW used these measurements to determine relative value of the respective companies within the financial services industry.

The set of comparable companies selected as Marshall & Ilsley’s peers was comprised of the following eleven bank holdings companies with total assets between $30 billion and $101 billion (the “Peer Group”).

Fifth Third Bancorp (Ohio)

Comerica Incorporated (Michigan)

UnionBanCal Corporation (California)

Commerce Bancorp, Inc. (New Jersey)

Huntington Bancshares Incorporated (Ohio)

Synovus Financial Corp. (Georgia)

KeyCorp (Ohio)

M&T Bank Corporation (New York)

Zions Bancoporation (Utah)

First Horizon National Corporation (Tennessee)

Compass Bancshares, Inc. (Alabama)

The following table compares various financial condition measures of Marshall & Ilsley to the median of the Peer Group (all data is for the three months ended or as of December 31, 2006 unless otherwise indicated):

Financial Condition Measures	Marshall & Ilsley		Peer Group Median
Operating return on average assets (1)	1.56%		1.32%
Operating return on average equity (1)	14.31		12.76
Net interest margin	3.28		3.68
Efficiency ratio	62.48		63.09
Tangible equity/Tangible assets	5.53		6.87
Shareholders’ Equity/Assets	10.94		8.69
Leverage ratio	7.16	(2)	8.00
Tier 1 ratio	7.69	(2)	8.36
Total capital ratio	11.05	(2)	12.53
NPAs/Loans & REO	0.69		0.43
Loan loss reserves/Total loans	1.00		1.04
Net charge-offs/Average loans	0.14		0.23

(1)

Net income before extraordinary items less the after-tax portion of gain on sale of investment securities and nonrecurring items. Assumes a 35% tax rate. For purposes of KBW’s analysis, quarterly net income was annualized.

(2)	Data is for the three months ended and as of September 30, 2006.

KBW also compared the market performance ratios of the Peer Group on February 6, 2007 to Marshall & Ilsley’s market performance ratios. Consensus earnings per share estimates for Marshall & Ilsley in the following table were derived from data published by I/B/E/S.

Market Performance Ratio	Marshall & Ilsley	Peer Group Median
Price to:
LTM operating earnings per share	15.0x	16.0x
2007 estimated earnings per share	13.8x	14.5x
2008 estimated earnings per share	12.6x	13.3x
Book value per share	196%	215%
Tangible book value per share	414%	262%
Core deposit premium	40.5%	21.3%
Dividend payout ratio	34.2%	34.3%
Dividend yield	2.3%	2.9%

Pro forma merger analysis.    KBW performed a pro forma financial analysis of the merger. Assumptions regarding the core deposit intangible amortization, fair market value amortization and cost savings were made by KBW and used to calculate the projected financial impact that the merger would have on certain pro forma financial results of Excel and Marshall & Ilsley. All financial data for 2007 and 2008 reflected in the pro forma merger analysis were derived from data published by I/B/E/S or based on KBW’s internal forecasts. The following assumptions were made:

•	aggregate transaction value of $105 million, $68.25 million ($9.08 per share) in cash and 744,000 shares of Marshall & Ilsley common stock ($4.89 per share);

•	cost savings of 30% of Excel’s projected noninterest expense, with 25% of such cost savings achieved in 2007 and the balance of such cost savings achieved in 2008; and

•	core deposit intangibles equal to 3.25% ($8.7 million) of Excel’s core deposits, taxed at a marginal tax rate of 35%, amortized using the sum-of-the-years’ digits method over 10 years.

KBW analyzed the pro forma earnings accretion impact on Marshall & Ilsley and Excel arising from the merger.

	Marshall & Ilsley Accretion	Excel Accretion
2007 estimated earnings per share accretion	0.01%	22.57%
2007 estimated cash earnings per share accretion	0.07	26.66
2008 estimated earnings per share accretion	0.14	21.49
2008 estimated cash earnings per share accretion	0.23	24.95

KBW analyzed the pro forma capital impact on Marshall & Ilsley arising from the merger, after giving effect to purchase accounting fair market value adjustments estimated by Excel management.

Year Ended December 31,	2007	2008
Leverage ratio	7.95%	8.58%
Tier 1 capital ratio	8.59	8.93
Total capital ratio	11.65	11.77
Tangible equity / Tangible assets	6.24	6.71

KBW also calculated the year end 2007 and 2008 projected pro forma book and tangible book value accretion/(dilution) to Marshall & Ilsley and Excel, after giving effect to purchase accounting fair market value adjustments estimated by Excel management.

Marshall & Ilsley Pro Forma Impact for the Year Ended December 31,	2007	2008
Book value	0.72%	0.95%
Tangible book value	(0.30)	0.28

Excel Pro Forma Impact for the Year Ended December 31,	2007	2008
Book value	67.00%	74.87%
Tangible book value	(11.21)	1.06

Comparable acquisitions analysis.    KBW analyzed a group of selected bank merger transactions involving Midwestern bank holding companies (the “M&A Group”). The analysis compared the announced acquisition price of these transactions relative to LTM earnings, stated book value, stated tangible book value and core deposit premium. The information analyzed was compiled by KBW from internal sources as well as from a data firm that monitors and publishes transaction summaries and descriptions of mergers and acquisitions in the financial services industry.

The M&A Group represented transactions that were announced between January 1, 2005 and February 7, 2007, which included 16 acquisitions of target bank holding companies located in the Midwest with transaction values ranging from $50 million to $250 million.

Recent Midwest Bank Transactions

Buyer	Target
BancorpSouth, Inc.	City Bancorp (Missouri)
The Royal Bank of Scotland Group plc	GreatBank, Inc. (Illinois)
Old National Bancorp	St. Joseph Capital Corporation (Indiana)
Integra Bank Corporation	Prairie Financial Corporation (Illinois)
Dearborn Bancorp, Inc.	Fidelity Financial Corporation of Michigan (Michigan)
Inland Bancorp Holding Company	Cambank, Inc. (Illinois)
Castle Creek Capital III LLC	BB&T Bancshares Corp. (Illinois)
Commerce Bancshares, Inc.	West Point Bancorp, Incorporated (Illinois)
National Bankshares, Inc.	Metrocorp Inc. (Illinois)
Midwest Banc Holdings, Inc.	Royal American Corporation (Illinois)
Marshall & Ilsley Corporation	Trustcorp Financial, Inc. (Missouri)
National City Corporation	Forbes First Financial Corporation (Missouri)
Wintrust Financial Corporation	Hinsbrook Bancshares, Inc. (Illinois)
Castle Creek Capital III LLC	LDF Incorporated (Illinois)
Bank of Montreal	Edville Bankcorp, Inc. (Illinois)
PrivateBancorp, Inc.	Bloomfield Hills Bancorp., Inc. (Michigan)

The following table compares information derived by KBW with respect to the selected transactions and transaction multiples as of their announcement dates to the multiplies implied by the merger. For purposes of this analysis, transaction multiples were derived using the approximate transaction value of $105.0 million for the merger and from other financial data as of September 30, 2006 and December 31, 2006.

	9/30/06 Excel / Marshall & Ilsley	12/31/06 Excel / Marshall & Ilsley	M&A Group Median
Transaction Price to:
LTM months earnings per share	28.1x (1)	20.7 (1)	20.4x
Book value per share	259%	264%	280%
Adjusted book value per share (2)	295%	302%	280%
Tangible book value per share	261%	266%	288%
Adjusted tangible book value per share (2)	298%	304%	288%
Tangible Transaction Premium to:
Core deposits	24.8%	25.1%	21.1%

(1)	Assumes that Excel was or will be taxed as a “C” corporation for income tax purposes at a 35% marginal tax rate.

(2)

Assumes that aggregate dividends of $5 million were paid to Excel’s shareholders in 2006, which represents the amount of cash distributions that can be made to Excel’s shareholders in 2007 pursuant to the merger agreement.

KBW considered the information derived from these comparable groups to be statistically significant for the purposes of comparison to the merger, based on the above criteria producing 16 transactions with reported pricing metrics in the comparable groups. KBW selected these comparable transactions based on their comparable size and location to Excel, as well as if they had publicly available information. KBW viewed the resulting metrics from the comparable transaction groups on a median basis, as the key metrics used to evaluate the fairness of the transaction from a financial point of view. The metrics used in the table above are customary with valuation methodologies used in the banking industry.

No company or transaction used as a comparison in the above analysis is identical to Excel or the merger. Accordingly, a review of these results is not solely mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and transactions examined.

Discounted Cash Flow and Terminal Value Analysis.    KBW estimated the present value of Excel’s common stock based on continued independence and control sale scenarios by calculating the present value of Excel’s projected cash flows. KBW’s analysis assumed that excess capital above a 6.0% tangible equity to tangible assets ratio represents free cash flow available for dividends. For purposes of this analysis, KBW applied discount rates ranging from 12% to 16%. KBW relied on financial projections provided by Excel’s management and assumed a range of terminal multiples of 12 to 18 times projected forward earnings. The analysis resulted in values ranging from $9.58 to $16.45 per share and $72.0 million to $123.6 million on an aggregate basis.

KBW informed the Excel Board of Directors that the discounted cash flow analysis is a widely used valuation methodology, but noted that it relies on numerous assumptions including asset and earnings growth rates, terminal values and discount rates. The analysis did not purport to be indicative of the actual values or expected values of Excel common stock.

KBW was selected to act as Excel’s financial advisor based upon its qualifications, expertise and reputation. KBW specializes in rendering a range of investment banking services to financial services companies and regularly engages in the valuation of banking businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.

As specialists in the securities of banking companies, KBW has experience in, and knowledge of, the valuation of banking enterprises. In the ordinary course of its business as a broker-dealer, KBW may, from time to time, purchase securities from, and sell securities to, Excel and Marshall & Ilsley and/or have a long or short position in, and buy or sell, equity securities of Marshall & Ilsley for KBW’s own account and for the accounts of its customers.

In October 2006, Excel executed an engagement letter with KBW relating to the services to be provided by KBW in connection with the merger. Under the terms of KBW’s engagement, Excel has agreed to pay KBW at the time of closing a cash fee equal to approximately $1.05 million or 1.0% of the implied value of the aggregate consideration offered in exchange for the outstanding shares of Excel common stock. Excel also has agreed to reimburse KBW for certain reasonable out-of-pocket expenses incurred in connection with its engagement and to indemnify KBW and KBW’s affiliates and their respective directors, officers, employees, agents and controlling persons against certain expenses and liabilities, including liability under the federal securities laws.

Material United States Federal Income Tax Consequences

This disclosure is limited to the U.S. federal income tax issues addressed herein. Additional issues may exist that are not addressed in this disclosure and that could affect the U.S. federal income tax treatment of the receipt of cash and Marshall & Ilsley stock in exchange for Excel common stock. This tax disclosure is provided in connection with the solicitation of proxies by Excel, and it cannot be used by any Excel shareholder for the purpose of avoiding penalties that may be asserted against the shareholder under the Code. Shareholders should seek their own advice based on their particular circumstances from an independent tax advisor.

Subject to the assumptions and limitations discussed below, the following discussion sets forth the material United States federal income tax consequences of the merger to Excel shareholders who are U.S. Holders (as defined below) of Excel common stock. This discussion is based on the Code and the related Treasury regulations, administrative interpretations and court decisions in effect as of the date of this proxy statement/prospectus, all of which are subject to change, possibly with retroactive effect. Any change could affect the accuracy of the statements and the conclusions discussed below and the tax consequences of the merger. This discussion does not address all issues that may be applicable to holders who acquired shares of Excel common stock pursuant to the exercise of options or otherwise as compensation. Furthermore, this discussion does not address any state, local or foreign tax considerations.

As used herein, a “U.S. Holder” means a holder of shares of Excel common stock who holds those shares as capital assets within the meaning of the Code (generally, for investment purposes) and is for United States federal income tax purposes (1) a citizen or resident of the United States, (2) a trust if a court within the United States is able to exercise primary jurisdiction over its administration and one or more United States persons have authority to control all substantial decisions of the trust, or the trust has made a valid election under the applicable United States Treasury regulations to be treated as a United States person, or (3) an estate that is subject to United States federal income tax regardless of its source. As used herein, a “Non-U.S. Holder” means any holder of Excel common stock who is not a U.S. Holder.

The Merger.    It is a condition to the merger occurring that each Excel shareholder join in an election under Section 338(h)(10) of the Internal Revenue Code by executing a Form 8023 – Election Under Section 338 for Corporations Making Qualified Stock Purchases. Marshall & Ilsley and Excel will also execute the Form 8023 with the result that the merger will be treated for tax purposes as a purchase of Excel’s assets by Marshall & Ilsley for the merger consideration of cash and Marshall & Ilsley stock, followed by the liquidation of Excel and the distribution to the Excel shareholders of the cash and Marshall & Ilsley stock received in the merger. Even if you decide to dissent from the merger, you are strongly urged to sign and deliver a Form 8023 to Excel because it is unlikely that Marshall & Ilsley will proceed with the merger if all shareholders do not execute a Form 8023. If Marshall & Ilsley does not proceed with the merger, then your election to dissent from the merger is irrelevant since you will not be entitled to cash equal to the “fair value” of your shares under the MBCA.

Excel has represented to Marshall & Ilsley that there will be no federal income tax payable by Excel as a result of the deemed sale of its assets to Marshall & Ilsley. However, since Excel is an S corporation, the results of Excel’s operations for the short taxable year beginning on January 1, 2007 and ending on the effective date of the merger and the gain recognized on the deemed sale of all of Excel’s assets will be reflected on the final Schedule K-1 (Form 1120S) distributed to the Excel shareholders. Each shareholder must reflect his or her portion of such income and gain on his or her federal income tax return for the year in which the merger occurs. The maximum federal income tax rate on ordinary income and short-term capital gains is currently 35%, while the maximum federal income tax rate on long-term capital gains income is generally 15% under current law. A gain is long-term if it relates to assets that have been held by the seller for more than one year. The net income from operations and gain on the deemed asset sale by Excel will be recognized by the Excel shareholders for the taxable year ending with the merger and the amount recognized will increase their basis in their Excel stock, given that Excel is an S corporation.

Upon the deemed liquidation of Excel and the distribution of the cash and Marshall & Ilsley stock received in the merger to the Excel shareholders, the Excel shareholders will recognize gain or loss equal to the difference between the amount of cash and fair market value of the Marshall & Ilsley stock received and their basis in their Excel shares. That basis will have been increased, as discussed above, for the net income and gain attributable to the taxable year ending with the merger. For this purpose, gain or loss must be calculated separately for each identifiable block of shares exchanged in the merger. Any such gain will be long-term capital gain if a shareholder has held his or her shares of Excel for more than one year. If a shareholder recognizes loss, such loss first offsets any short-term or long-term capital gain income from any source which is recognized by the shareholder in 2007, including the capital gain from the sale of Excel’s assets. Any loss in excess of such gains is deductible against ordinary income to the extent of $3,000. Any remaining loss can be carried to future years and offset against future capital gains and up to $3,000 of ordinary income per year, under current law. The basis of an Excel shareholder in the Marshall & Ilsley stock will equal its fair market value on the effective date of the merger. The holding period for the Marshall & Ilsley stock, for purposes of determining qualification for the long-term capital gain holding period, will commence on the effective date of the merger.

The foregoing discussion is intended only as a summary of the material federal income tax consequences of the merger. This discussion applies only to Excel shareholders that are U.S. Holders that hold their shares of Excel common stock, and will hold the shares of Marshall & Ilsley common stock received in exchange for their shares of Excel common stock, as capital assets within the meaning of Section 1221 of the Code. This discussion does not address all federal income tax consequences of the merger that may be relevant to particular Non-U.S. Holders and holders that are subject to special tax rules. Some examples of holders that are subject to special tax rules are:

•	holders of shares of Excel common stock as part of a position in a “straddle” or as part of a “hedging” or “conversion” transaction;

•	holders who have a “functional currency” other than the U.S. dollar;

•	holders who are foreign persons;

•	holders who own their shares indirectly through trusts or other entities that may be subject to special treatment; and

•	holders who acquired their shares of Excel common stock through stock option or stock purchase programs or otherwise as compensation.

No information is provided in this document with respect to the tax consequences, if any, of the merger under applicable state, local, foreign and other tax laws.

Backup Withholding.    Non-corporate holders of Excel common stock may be subject to backup withholding. Backup withholding will not apply, however, to a shareholder who furnishes a correct taxpayer identification number and certifies, under penalties of perjury, that it is not subject to backup withholding on a Form W-9, and otherwise complies with applicable requirements of the backup withholding rules, or is a corporation or otherwise exempt from backup withholding and, when required, demonstrates this fact.

A shareholder who fails to provide the correct taxpayer identification number on a Form W-9 may be subject to penalties imposed by the IRS. Marshall & Ilsley will provide a Form W-9 to each Excel shareholder after the effective time of the merger. Any amount withheld under these rules will be creditable against the shareholder’s federal income tax liability.

This discussion does not address tax consequences that may vary with, or are contingent on, individual circumstances. Moreover, it does not address any non-income tax or foreign, state or local tax consequences of the merger.

THE PRECEDING DISCUSSION OF U.S. FEDERAL INCOME TAX CONSIDERATIONS IS FOR GENERAL INFORMATION ONLY. IT IS NOT TAX ADVICE. EACH EXCEL SHAREHOLDER IS URGED TO CONSULT ITS OWN TAX ADVISOR REGARDING THE PARTICULAR U.S. FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE RECEIPT OF CASH AND MARSHALL & ILSLEY STOCK IN EXCHANGE FOR EXCEL COMMON STOCK, INCLUDING THE CONSEQUENCES OF ANY PROPOSED CHANGE IN APPLICABLE LAWS.

Regulatory Approvals

The merger is subject to prior approval by the Federal Reserve Board under the Bank Holding Company Act of 1956, as amended. The Bank Holding Company Act requires the Federal Reserve Board, when approving a transaction such as this merger, to take into consideration the financial and managerial resources, including the competence, experience and integrity of the officers, directors and principal shareholders, the future prospects of the institutions and the convenience and needs of the communities to be served. In addition, under the Community Reinvestment Act of 1977, as amended, the Federal Reserve Board must take into account the record of performance of the acquiring institution in meeting the credit needs of the entire community, including low- and moderate-income neighborhoods, served by the institution.

The Bank Holding Company Act prohibits the Federal Reserve Board from approving a merger if it would result in a monopoly or be in furtherance of any combination or conspiracy to monopolize or attempt to monopolize the business of banking in any part of the United States, or if its effect in any section of the country would be substantially to lessen competition or to tend to create a monopoly, or if it would in any other manner result in a restraint of trade, unless the Federal Reserve Board finds that the anticompetitive effects of the merger are clearly outweighed in the public interest by the probable effect of the transaction in meeting the convenience and needs of the communities to be served.

Pursuant to the Bank Holding Company Act, the merger may not be consummated until 30 days after Federal Reserve Board approval, during which time the United States Department of Justice may challenge the merger on antitrust grounds. The commencement of an antitrust action would stay the effectiveness of the Federal Reserve Board’s approval unless a court specifically ordered otherwise. With the approval of the Federal Reserve Board and the concurrence of the Department of Justice, the waiting period may be reduced to not less than 15 days. Marshall & Ilsley and Excel believe that the merger does not raise substantial antitrust or other significant regulatory concerns and that they will be able to obtain all requisite regulatory approvals on a timely basis without the imposition of any condition that would have a material adverse effect on Marshall & Ilsley and Excel.

Other Requisite Approvals and Consents.    Approvals or notices are also required from or to the Commissioner of Commerce of the State of Minnesota, as well as the New York Stock Exchange and other self-regulatory organizations and may be required from or to certain other regulatory agencies.

Status of Regulatory Approvals.    Marshall & Ilsley filed an application with the Federal Reserve Board on March 14, 2007 and submitted an application to the Department of Commerce, Division of Financial Examinations of the State of Minnesota on March 15, 2007, for approval of the merger.

The merger cannot proceed in the absence of the requisite regulatory approvals. We do not know if or when all of these regulatory approvals will be obtained. Also, these approvals may contain a condition, restriction or requirement that causes these approvals to fail to satisfy the conditions for the merger.

Accounting Treatment

Marshall & Ilsley will account for the merger for accounting and financial reporting purposes as a “purchase,” as that term is used under GAAP. Under purchase accounting, the assets and liabilities of Excel as of the effective time will be recorded at their fair values and added to those of Marshall & Ilsley. Any excess of the value of Marshall & Ilsley common stock issued and cash paid for Excel common stock over the fair value of Excel’s tangible and identifiable intangible net assets will be recorded as goodwill. Financial statements of Marshall & Ilsley issued after the effective time of the merger will reflect these values and will not be restated retroactively to reflect the historical financial position or results of operations of Excel.

Goodwill and certain intangible assets are not amortized. Instead, these assets are reviewed for impairment annually with any related losses recognized in earnings when incurred.

Resales of Marshall & Ilsley Common Stock

The shares of Marshall & Ilsley common stock to be issued in the merger will be freely transferable under the Securities Act of 1933, as amended. However, this will not be the case for shares issued to any shareholder who may be deemed to be an “affiliate” of Excel for purposes of Rule 145 under the Securities Act as of the date of the special meeting. “Affiliates” generally include directors, certain executive officers, and beneficial owners of ten percent or more of any class of capital stock. These affiliates may not sell their shares of Marshall & Ilsley common stock acquired in the merger except pursuant to an effective registration statement under the securities laws or an applicable exemption from the registration requirements of the securities laws.

This proxy statement/prospectus does not cover resales of Marshall & Ilsley common stock received by any person who may be deemed to be an affiliate of Excel. Excel has agreed in the merger agreement to use its reasonable efforts to cause each person who may be deemed to be an affiliate of Excel to execute and deliver to Marshall & Ilsley an affiliate agreement. As provided for in these agreements, Excel’s affiliates will agree not to offer to sell, transfer or otherwise dispose of any of the shares of Marshall & Ilsley common stock distributed to them pursuant to the merger except in compliance with Rule 145, or in a transaction that is otherwise exempt from the registration requirements of, or in an offering which is registered under, the Securities Act. Marshall & Ilsley may place restrictive legends on certificates representing Marshall & Ilsley common stock issued to all persons who are deemed to be affiliates of Excel under Rule 145.

Dissenters’ Rights

The following discussion is not a complete description of the law relating to dissenters’ rights available under Minnesota law. This description is qualified by the full text of the relevant provisions of the Minnesota Business Corporation Act (the “MBCA”), which are reprinted in their entirety as Appendix D to this proxy statement/prospectus. If you desire to exercise dissenters’ rights, you should review carefully the MBCA and are urged to consult a legal advisor before electing or attempting to exercise these rights.

Under Minnesota law, each shareholder of Excel entitled to vote on the merger who complies with the procedures set forth in Sections 302A.471 and 302A.473 of the MBCA relating to dissenters’ rights is entitled to receive in cash the fair value of his or her shares of Excel common stock. An Excel shareholder must comply strictly with the procedures set forth in Minnesota law relating to dissenters’ rights. Failure to follow any such procedures will result in a termination or waiver of his or her dissenters’ rights.

To perfect dissenters’ rights, a holder of Excel common stock must not vote in favor of the merger agreement and must provide written notice to Excel before the vote is taken at the special meeting indicating that such shareholder intends to demand payment of the fair value of the shares owned by the shareholder if the merger is effectuated. Such written notification should be delivered either in person or by mail (certified mail, return receipt requested, being the recommended form of transmittal) to Excel Bank Corporation, 50 South Sixth Street, Suite 1000, Minneapolis, Minnesota 55402. If a shareholder has not provided written notice of his or her intent to demand fair value before the vote is taken at the special meeting, the shareholder will be deemed to have waived his or her dissenters’ rights.

A shareholder wishing to assert dissenters’ rights must assert dissenters’ rights with respect to all of the shares registered in his or her name, except that a record shareholder may assert dissenters’ rights as to fewer than all of the shares registered in the record shareholder’s name but which are owned by a beneficial shareholder, if the record shareholder objects with respect to all shares owned by the beneficial shareholder. A record shareholder must notify Excel in writing of the name and address of each beneficial shareholder on whose behalf dissenters’ rights are being asserted. A beneficial shareholder may assert dissenters’ rights as to any shares held on behalf of the shareholder only if the shareholder submits to Excel the record shareholder’s written consent to the assertion of such rights before the date specified in the notice, and does so with respect to all shares that are beneficially owned by the beneficial shareholder.

After the proposed merger has been approved by the shareholders of Excel, Marshall & Ilsley will provide each Excel shareholder who has properly provided a notice of intent to demand payment of fair value a written notice which will include the address to which a demand for payment and stock certificates must be sent in order to obtain payment, any restrictions on transfer of uncertificated shares that will apply after the demand for payment is received and a form to be used in connection therewith.

In order to receive fair value for his or her shares, a dissenting shareholder must demand payment and deposit his or her certificates in accordance with the terms of the notice before the date specified in the notice, which must not be more than 30 days after the notice was sent to the shareholder. The dissenting shareholder retains all other rights of a shareholder until the merger takes effect. After the date the merger becomes effective or after Marshall & Ilsley receives a valid demand for payment, whichever is later, Marshall & Ilsley will remit to each former Excel shareholder who has complied with the statutory requirements the amount which Marshall & Ilsley estimates to be the fair value of such shareholder’s stock, plus interest, a brief description of the method used to reach the estimate, a copy of Excel’s financial statements and copies of Sections 302A.471 and 302A.473 of the MBCA.

If the dissenting shareholder believes the amount remitted by Marshall & Ilsley is less than the fair value of his or her shares, plus interest, the shareholder may give written notice of the shareholder’s estimate of the fair value of the shares, plus interest, within 30 days after Marshall & Ilsley provides the remittance and demand payment of the difference. A shareholder who fails to give such written notice within 30 days is entitled to payment of only the amount remitted. Once Marshall & Ilsley has made payment of an agreed upon value, the shareholders will cease to have any interest in the shares.

If Marshall & Ilsley and the dissenting shareholder are unable to agree on the fair value of the shares, Marshall & Ilsley will be required to file an action within 60 days after receiving the demand for supplemental payment in a court of competent jurisdiction in the county in which Excel maintained its registered office, requesting that the court determine the fair value of the shares of Excel common stock, plus interest. All dissenting shareholders, except for those who have agreed upon a value with Marshall & Ilsley, will be made parties to the proceeding. In such proceeding, the court may, if it so elects, appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. Marshall & Ilsley shall pay each dissenting shareholder the amount found to be due within ten days after final determination of the proceedings. Dissenting shareholders are entitled to judgment for the amount by which the court determined fair value per share, plus interest, exceeds the amount per share, plus interest, remitted to the shareholders by Marshall & Ilsley. The shareholders will not be liable to Marshall & Ilsley for any amounts paid by Marshall & Ilsley which exceed the fair value of the shares determined by the court. Upon payment of such judgment, the dissenting shareholder will cease to have any interest with respect to his or her Excel shares.

The court in any fair value proceeding will determine the costs and expenses of any such proceeding and such costs and expenses will be assessed against Marshall & Ilsley. However, all or any part of such costs and expenses may be apportioned and assessed against all or some of the dissenting shareholders, in such amount as the court deems equitable, if the court determines that such shareholders acted arbitrarily, vexatiously or not in good faith with respect to their dissenters’ rights. The court may also assess the fees and expenses of counsel and experts for the respective parties in the amounts the court finds equitable against Marshall & Ilsley if the court finds that Marshall & Ilsley did not substantially comply with its requirements under Sections 302A.471 and 302A.473 of the MBCA, or, against any party which the court finds acted arbitrarily, vexatiously, or not in good faith with respect to the dissenters’ rights provided by the MBCA. The court may also award, in its discretion, fees and expenses to attorneys for the dissenters out of the amount awarded to dissenters, if any.

The foregoing does not purport to be a complete statement of the provisions of the MBCA relating to statutory dissenters’ rights and is qualified in its entirety by reference to the dissenters’ rights provisions, which are reproduced in full in Appendix D to this proxy statement/prospectus and which are incorporated herein by reference.

TERMS OF THE MERGER AGREEMENT

The following is a summary of various provisions of the merger agreement. When we use the term merger agreement in this document, we are referring collectively to the agreement and plan of merger, a copy of which is included in this document as Appendix A, and the plan of merger, a copy of which is included in this document as Appendix B. The merger agreement is incorporated by reference into this document. This summary is qualified in its entirety by reference to the full text of the merger agreement. You are encouraged to read the merger agreement carefully and in its entirety because it, and not this summary, is the legal document that governs the merger.

The text of the merger agreement has been included to provide you with information regarding its terms. The terms of the merger agreement (such as the representations and warranties) are intended to govern the contractual rights and relationships, and allocate risks, between the parties in relation to the merger. The merger agreement contains representations and warranties that Marshall & Ilsley and Merger Sub, on one hand, and Excel, on the other hand, made to each other. These representations and warranties were made as of specific dates, and the assertions embodied in those representations and warranties are qualified by information in confidential disclosure schedules that Marshall & Ilsley and Excel have exchanged in connection with signing of the merger agreement. While neither Marshall & Ilsley nor Excel believes that the disclosure schedules contain information that the securities laws require to be publicly disclosed, the disclosure schedules do contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the merger agreement. Accordingly, the merger agreement is included with this proxy statement/prospectus only to provide Excel shareholders with information regarding the terms of the merger agreement, and you should not rely on the representations and warranties as characterizations of the actual state of facts, since they are modified by the underlying disclosure schedules. Marshall & Ilsley’s disclosure schedule may contain information that has been included in Marshall & Ilsley’s prior public disclosures, as well as potential additional non-public information. Moreover, information concerning the subject matter of the representations and warranties may be changed since the date of the merger agreement, which subsequent information may or may not be fully reflected in Marshall & Ilsley’s public disclosures. The merger agreement should not be read alone, but should instead be read in conjunction with the other information regarding the companies and the merger that is contained in, or incorporated by reference into, this proxy statement/prospectus.

Representations and Warranties

The merger agreement contains representations and warranties of Excel, on one hand, and Marshall & Ilsley and Merger Sub, on the other hand, to each other as to, among other things:

•	the corporate organization and existence of the parties and their respective subsidiaries;

•	the capitalization of each party and, in the case of Excel, the capitalization of each of its subsidiaries;

•	the authority of each party to enter into the merger agreement and make it valid and binding;

•	no conflict between the merger agreement and:

•	the articles of incorporation and by-laws of each party,

•	applicable law and orders, or

•	in the case of Excel, other agreements, instruments and obligations;

•	the inapplicability to the merger agreement and the merger of certain anti-takeover laws and regulations;

•	required governmental and regulatory consents;

•	compliance with applicable laws and contracts;

•

the validity of each party’s franchises, grants, clearances, exemptions, waivers, authorizations, licenses, permits, easements, charters, consents, approvals and orders necessary to own, lease and operate its properties and to carry on its business, including authorizations from (1) the FDIC, (2) the Federal Reserve Board, (3) the Department of Commerce, Division of Financial Examinations of the State of Minnesota in the case of Excel and (4) the Wisconsin Department of Financial Institutions, the Missouri Division of Finance, the Office of Thrift Supervision and the Office of Comptroller of the Currency in the case of Marshall & Ilsley;

•	the completeness and accuracy of each party’s financial statements and filings with the SEC and/or bank regulatory agencies, as applicable;

•	compliance with the applicable provisions of Sarbanes-Oxley and the rules and regulations of the NYSE in the case of Marshall & Ilsley;

•

the establishment and maintenance of a system of “internal control over financial reporting” or process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, as the case may be;

•	the fact that there are no outstanding loans made by either party to any of its executive officers or directors, other than loans that are subject to Regulation O under the Federal Reserve Act;

•

the fact that except for the liabilities reflected on the balance sheets of the parties and the liabilities incurred in the ordinary course of business, neither party has incurred any liability that is required to be disclosed on a balance sheet or that would have a material adverse effect on either party;

•

the fact that neither party has been requested by its independent public accounting firm or by the staff of the SEC to restate any of its reports or to modify its accounting in the future in a manner that would have a material adverse effect on either party;

•

the fact that since January 1, 2006, neither party, nor any of its subsidiaries, directors, officers, employees, auditors, accountants or representatives, is aware of or has received any complaint, allegation, assertion, or claim, that such party has engaged in questionable accounting or auditing practices;

•	the absence of changes in each party’s business since December 31, 2005, which would have a material adverse effect on the party making the representation;

•	the absence of undisclosed legal proceedings, orders and injunctions;

•	compliance with the Bank Secrecy Act, USA PATRIOT Act, Gramm-Leach-Bliley Act (in the case of Marshall & Ilsley) and the anti-money laundering laws;

•	the completeness and accuracy of the registration statement, of which this proxy statement/prospectus is a part;

•	employee benefit plans, employment contracts and related matters;

•	title to that party’s property; and

•	broker’s fees.

The merger agreement contains additional representations and warranties of Excel to Marshall & Ilsley as to, among other things:

•

the fact that the minute books of Excel and its subsidiaries contain true, complete and accurate records of all meetings and other corporate actions held or taken since January 1, 2001, of their respective shareholders and boards of directors;

•	the completeness and accuracy of Excel’s financial statements;

•	the absence of environmental liabilities which would have a material adverse effect on Excel;

•

the fact that Excel has made a valid and timely election under Subchapter S of the Code to be treated as an “S Corporation” and to have each of its subsidiaries treated as a “qualified Subchapter S Subsidiary;”

•

the fact that neither Excel nor any of its subsidiaries will be liable for any taxes in connection with the deemed sale of Excel’s assets resulting from the election under Section 338(h)(10) of the Code with respect to the treatment for tax purposes of the merger;

•	the absence of material restrictions on Excel’s business;

•	the filing and accuracy of Excel’s tax returns;

•	material policies of insurance and the absence of any liability for unpaid premiums or premium adjustments not properly reflected on Excel’s financial statements;

•	the entry into, and the ability to terminate, material contracts;

•

the fact that no third person has used the corporate name, trademarks, trade names, service marks, logos, symbols or similar intellectual property of Excel or its subsidiaries and the absence of any joint marketing or other affinity marketing program with any third person;

•

the receipt by Excel of the written opinion of Keefe, Bruyette & Woods, Inc. as to the fairness as of the date of the merger agreement, from a financial point of view, of the consideration to be received in the merger by Excel’s shareholders;

•	the shareholder vote required to approve the merger; and

•	the validity of the assumption by Marshall & Ilsley of Excel’s option plans and the options issued under the terms of such option plans.

Conduct of Business Pending the Merger

Excel has agreed, except as (a) permitted by the merger agreement, (b) disclosed prior to the signing of the merger agreement, (c) required by law or a governmental authority or (d) consented to in writing by Marshall & Ilsley, that it will, and it will cause each of its subsidiaries, to:

•

operate its business only in the usual, regular and ordinary course consistent with past practices and use its commercially reasonable best efforts to achieve the balance sheet and earnings growth as reflected in financial projections for fiscal 2007 provided to Marshall & Ilsley;

•

use its commercially reasonable best efforts to preserve intact its business organization and assets, maintain its rights and franchises, retain the services of its officers and key employees and maintain its relationships with customers;

•	use its commercially reasonable best efforts to maintain and keep its properties in as good repair and condition as at present, ordinary wear and tear excepted;

•

cooperate with Marshall & Ilsley in its efforts to obtain information and title insurance with respect to real property owned or leased by Excel or any of its subsidiaries, including, without limitation, efforts to communicate with and obtain consents and/or estoppels from landlords and tenants, and the execution and delivery as of the effective time of the merger of standard title affidavits, deeds and other documents as may be reasonably necessary to reflect the transaction in the real estate records of the states in which real property is located and/or to obtain title insurance;

•	use its commercially reasonable best efforts to keep in full force and effect director and officer liability insurance comparable in amount and scope of coverage to that now maintained by it;

•	maintain and cause its subsidiaries to maintain their existing loan and investment policies and procedures designed to insure safe and sound banking practices;

•	perform in all material respects all obligations required to be performed by it under all material contracts, leases, and other documents relating to or affecting its assets, properties, and business;

•	comply with and perform in all material respects all obligations and duties imposed upon it by all applicable laws; and

•	not take any action or fail to take any action that can be expected to have a material adverse effect on it and its subsidiaries, taken as a whole.

Excel has also agreed:

•

to update the disclosure statement provided to Marshall & Ilsley on a regular basis to reflect any matters which have occurred from and after the date of the merger agreement as set forth in the merger agreement;

•

to give prompt written notice to Marshall & Ilsley if Excel becomes aware of the impending or threatened occurrence of any event or condition which would cause or constitute a material breach of any of its representations or agreements and to use its reasonable efforts to prevent or promptly remedy the same;

•

within thirty days of the merger agreement, to deliver to Marshall & Ilsley a letter identifying all the affiliates, including all directors and executive officers of Excel, pursuant to Rule 145 of the Securities Act and advise them of the resale restrictions imposed by securities laws;

•

on or before the date of the special meeting of Excel’s shareholders, to deliver, or cause to be delivered, to Marshall & Ilsley, duly executed copies of IRS Form 8023 signed by or on behalf of each of Excel’s shareholders in connection with the election under Section 338(h)(10) of the Code with respect to the treatment for tax purposes of the merger;

•

at or prior to the closing, to deliver to Marshall & Ilsley evidence reasonably satisfactory to Marshall & Ilsley of the resignation, effective as of the effective time of the merger, of those directors and officers of Excel and its subsidiaries designated by Marshall & Ilsley;

•	at or prior to the closing, to cause to be delivered to Marshall & Ilsley a Restrictive Covenant Agreement from Elray E. Bentdahl;

•	prior to the effective time of the merger, to deliver to Marshall & Ilsley certain information regarding Excel’s shareholders;

•	that, upon Marshall & Ilsley’s written request, it will use its reasonable best efforts to deliver to Marshall & Ilsley “comfort” letters of Ernst & Young, LLP;

•	that the confidentiality agreement signed in connection with the merger will remain in full force and effect, be binding upon Excel and survive termination of the merger agreement; and

•

that its board of directors will recommend to its shareholders to vote in favor of and to adopt and approve the merger and the merger agreement at a shareholder meeting; this proxy statement/prospectus will include a statement of the Excel’s board of directors recommendation; and that neither Excel’s board of directors nor any committee thereof will withhold, withdraw, amend or modify in a manner adverse to Marshall & Ilsley such board of directors recommendation, except as permitted by the merger agreement.

Except as (a) permitted by or provided in the merger agreement, (b) disclosed prior to the signing of the merger agreement, (c) required by law or a governmental authority or (d) consented to in writing by Marshall & Ilsley, Excel has further agreed that it and its subsidiaries will not, among other things:

•

adopt, amend, renew or terminate any employee benefit plan or any agreement, arrangement, plan or policy with any of its or its subsidiaries’ current or former directors, officers or employees, except to maintain qualification under the Code and except as contemplated by the merger agreement;

•

increase the base salary, bonus, incentive compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any employee benefit plan or other agreement in effect as of the date of the merger agreement, except for normal increases in the ordinary course of business consistent with past practice and subject to the limitations of the merger agreement;

•

declare or pay any dividend on, or make any other distribution in respect of, its outstanding common stock, except for (i) cash dividends and tax distributions in an aggregate amount not to exceed $7,000,000 (subject to certain restrictions set forth in the merger agreement), and (ii) payment of dividends by a subsidiary of Excel solely to Excel or another Excel subsidiary;

•	merge into any other entity, permit any other entity to merge into it or consolidate with any other entity, or effect any reorganization or recapitalization;

•	purchase or otherwise acquire any substantial portion of the assets, or more than 5% of any class of stock or other equity interests, of any entity other than in the ordinary course of business;

•	acquire, liquidate, sell, encumber or dispose of assets, other than in the ordinary course of business;

•	repurchase, redeem or otherwise acquire shares of its capital stock, bonds or other securities;

•	grant or issue any options, warrants or other rights to acquire shares of its capital stock, bonds or other securities;

•	issue, sell or deliver, split, reclassify, combine or otherwise adjust any of its capital stock, bonds or other securities;

•	propose or adopt any amendment to its articles of incorporation, bylaws, articles of organization or operating agreement;

•

change any of its methods of accounting in effect at December 31, 2005 or reporting of income and deductions for federal income tax purposes from those employed in the preparation of the federal income tax returns for the taxable year ending December 31, 2005, except as may be required by GAAP; and

•

change any lending, investment, liability management or other material policies concerning its business or operations, except as may be required by law or regulatory authorities, including, without limitation:

•

acquire or sell any contracts for the purchase or sale of financial or other futures or any put or call options, or enter into any hedges or interest rate swaps relating to cash, securities or any commodities or enter into any other derivative transaction, which would have gains or losses in excess of $25,000, or enter into, terminate or exchange a derivative instrument with a notional amount in excess of $25,000 or having a term of more than five years;

•

sell, assign, transfer, pledge, mortgage or otherwise encumber, or permit any liens to exist with respect to, any of its assets with a value in excess of $25,000 individually, except in the ordinary course of business consistent with past practice;

•	make any investment with a maturity of five years or more;

•

incur any material liabilities or material obligations, whether directly or by way of guaranty, including any obligation for borrowed money in excess of an aggregate of $25,000 except in the ordinary course of business consistent with past practice;

•

enter into any contract with respect to any acquisition of a material amount of assets or securities or any discharge, waiver, satisfaction, release or relinquishment of any material contract rights, liens, debts or claims, not in the ordinary course of business and consistent with past practice, or impose, or suffer the imposition of, any lien, or permit any such lien to exist, on any of its material assets (other than in connection with certain instruments established in the ordinary course of business) and in no event with a value in excess of $25,000 individually;

•	settle any proceeding or controversy for any amount in excess of $25,000 or in any manner that would restrict in any material respect the operations or business of Excel or any of its subsidiaries;

•	purchase any new financial product or instrument which involves entering into a contract with a term of six months or longer;

•	make any capital expenditure, except in the ordinary course and consistent with past practice and in no event in excess of $25,000 individually;

•	take any action or fail to take any action which would be reasonably expected to have a material adverse effect on Excel and its subsidiaries, taken as a whole;

•

take any action that would adversely affect or delay the ability of Excel to perform any of its obligations on a timely basis under the merger agreement or cause any of the conditions set forth in the merger agreement to not be satisfied; or

•	agree in writing or otherwise to do any of the foregoing.

Except as (a) permitted by the merger agreement, (b) disclosed prior to the signing of the merger agreement, (c) required by law or a governmental authority or (d) consented to in writing by Excel, Marshall & Ilsley and Merger Sub have agreed that they will, and Marshall & Ilsley will cause each of its other subsidiaries to:

•

maintain its corporate existence in good standing and maintain all books and records in accordance with accounting principles and practices as used in the Marshall & Ilsley’s financial statements applied on a consistent basis; and

•

conduct its business in a manner that does not violate any law, except for possible violations that do not have, and would not reasonably be expected to have, a material adverse effect on Marshall & Ilsley.

Marshall & Ilsley has also agreed:

•	to use its reasonable best efforts to cause the shares to be issued in the merger to be approved for listing on the NYSE prior to the effective time;

•

to give prompt written notice to Excel if Marshall & Ilsley becomes aware of the impending or threatened occurrence of any event or condition which would cause or constitute a material breach of any of its representations or agreements and to use its reasonable efforts to prevent or promptly remedy the same;

•	that the confidentiality agreement signed in connection with the merger will remain in full force and effect, be binding upon Marshall & Ilsley and survive termination of the merger agreement;

•

to retain Larson, Allen, Weshair & Co., LLP to prepare, and Marshall & Ilsley will file, all tax returns for Excel and its subsidiaries for all periods ending on or prior to the closing date that are filed after the closing date; and

•

to assume Excel’s option plans and its obligations thereunder as provided in the merger agreement and take all corporate actions necessary to reserve for issuance a sufficient number of shares of Marshall & Ilsley common stock for delivery upon exercise of the options in accordance with the merger agreement and to register such shares with the SEC on Form S-8 promptly after the effective time of the merger.

Except as contemplated by the merger agreement or as disclosed prior to the signing of the merger agreement, Marshall & Ilsley and Merger Sub have further agreed that, without the prior written consent of Excel, neither of them shall or, in the case of Marshall & Ilsley, permit any of its other subsidiaries to, amend or propose to amend its articles of incorporation or by-laws in a manner that would adversely affect the terms of its common stock or its ability to consummate the merger, or take any action that would adversely affect or delay its ability to perform any of its obligations on a timely basis under the merger agreement or cause any of the conditions specified in the merger agreement to not be satisfied.

Both Marshall & Ilsley and Excel have agreed to provide each other, subject to certain limitations, with reasonable access to their respective properties, books and records and any other information relating to them and their subsidiaries in connection with consummation of the transactions contemplated by the merger agreement.

No Solicitation of Transactions

Excel has agreed that it and its subsidiaries will not, nor will they authorize or permit any of their officers, directors, employees, affiliates, investment bankers, attorneys or other advisors or representatives to solicit, initiate, encourage or induce the making of a submission or announcement of any “acquisition proposal,” as defined below, participate in any discussions or negotiations with, or provide any non-public information to, any person relating to, or take any action to facilitate any inquiry or the making of any proposal that constitutes or may reasonably be expected to lead to, any acquisition proposal, or enter into any contract relating to an “acquisition transaction,” as defined below.

However, under the merger agreement, Excel or its board of directors is permitted to furnish material non-public information regarding itself and its subsidiaries to, and enter into a customary confidentiality agreement or discussions with, a third party making an acquisition proposal if:

•

Excel’s board of directors reasonably determines in good faith, after taking into consideration the advice of and consultation with a nationally reputable investment banking firm, that such acquisition proposal constitutes or is reasonably likely to result in an offer for a merger or other similar transaction that the board of directors determines will be more favorable to Excel’s shareholders than the terms of the merger agreement with Marshall & Ilsley;

•

Excel’s board of directors concludes in good faith, after consultation with its outside legal counsel, that failure to take such action is reasonably likely to result in a breach by the board of directors of its fiduciary obligations to Excel’s shareholders;

•

Excel gives Marshall & Ilsley written notice of the identity of the person making the acquisition proposal and of Excel’s intention to furnish material non-public information to, or enter into discussions or negotiations with, such person ten days before forwarding any information or entering into discussions or negotiations with such person; and

•

prior to doing so, Excel enters into a customary confidentiality agreement with such third party and contemporaneously with furnishing any such information, Excel furnishes the same information to Marshall & Ilsley.

If Excel receives an acquisition proposal that its board of directors determines in accordance with the above guidelines constitutes a superior or more favorable offer, prior to accepting such offer, Excel must provide a written notice to that effect to Marshall & Ilsley and allow ten days for Marshall & Ilsley and Excel to negotiate and make necessary adjustments in the terms and conditions of the merger agreement that would permit Excel to proceed with the transactions contemplated by the merger agreement on such adjusted terms if so elected by Marshall & Ilsley.

For purposes of the above discussion, “acquisition proposal” means any offer or proposal (other than an offer or proposal by Marshall & Ilsley) relating to any “acquisition transaction.” “Acquisition transaction” means any transaction or series of related transactions, other than the transactions contemplated by the merger agreement, involving:

•

any acquisition or purchase from Excel by any person of more than a 15% interest in the total outstanding voting securities of Excel or any of its subsidiaries or any tender offer or exchange offer that if consummated would result in any person beneficially owning 15% or more of the total outstanding voting securities of Excel or any of its subsidiaries, or any merger, consolidation, business combination or similar transaction involving Excel or any of its subsidiaries;

•	any sale, lease, exchange, transfer, license, acquisition or other disposition of more than 15% of the assets of Excel or any of its subsidiaries; or

•	any liquidation or dissolution of Excel or any of its subsidiaries.

Employee Benefit Matters

After the effective time of the merger, Excel employees who become Marshall & Ilsley employees, whom we refer to as transferred employees, will be integrated into Marshall & Ilsley’s qualified retirement plans, health and dental plans and other employee welfare benefit plans subject to the terms and conditions of such plans, except as otherwise provided in the merger agreement. If integration of transferred employees into Marshall & Ilsley’s employee welfare benefit plans occurs during a plan year, such employees will receive credit for co-pays, deductibles and similar limits incurred under Excel’s plans during such plan year.

Marshall & Ilsley has agreed that it will give transferred employees full credit for their prior service with Excel and its subsidiaries for purposes of eligibility and vesting under any qualified or nonqualified retirement or profit sharing plans in which the transferred employees may be eligible to participate and for all purposes under any welfare benefit plans, “cafeteria” plans, vacation plans and similar arrangements maintained by Marshall & Ilsley. However, Marshall & Ilsley will not give prior service credit in connection with the Marshall & Ilsley retiree health plan.

Marshall & Ilsley has also agreed to waive all limitations relating to preexisting conditions and waiting periods with respect to participation and coverage requirements applicable to transferred employees under any welfare benefit plans maintained by Marshall & Ilsley in which transferred employees may be eligible to participate, subject to meeting the service requirements and other eligibility criteria under Marshall & Ilsley’s plans. Marshall & Ilsley is not required to waive limitations or waiting periods that are currently in effect under the Excel welfare plans that have not been satisfied as of the effective time of the merger.

If a transferred employee’s employment with Marshall & Ilsley is terminated within the first twelve months after the effective time of the merger, the amount of severance he or she is entitled to will be as set forth in Excel’s Severance Pay Plan as provided to Marshall & Ilsley prior to the date the merger agreement was signed, and such terminated employee will not be entitled to any severance under Marshall & Ilsley’s Reduction-In-Force Severance Policy. Thereafter, a terminated transferred employee’s severance will be determined in accordance with Marshall & Ilsley’s severance plans as then in effect.

Excel’s 401(k) profit sharing plan will be merged into Marshall & Ilsley’s retirement program after the effective time of the merger. Until Excel’s 401(k) profit sharing plan is merged into Marshall & Ilsley’s retirement program, the transferred employees will be able to continue to make contributions in accordance with their elections and Marshall & Ilsley will make matching contributions on such amounts and discretionary contributions on a basis no less favorable than the matching and discretionary contributions made to Marshall & Ilsley’s retirement program.

Prior to the effective time of the merger, Excel will not make any discretionary employer contributions to its 401(k) profit sharing plan or its employee stock ownership plan except as consistent with past practice.

Marshall & Ilsley has agreed to either (i) maintain the Code Section 125 plans of Excel and its subsidiaries (the “125 Plans”) for the remainder of the calendar year in which the effective time of the merger occurs, or (ii) terminate the 125 Plans after the effective time of the merger and either allow the transferred employees to participate in Marshall & Ilsley’s Code Section 125 Plan or adopt a new Code Section 125 plan (in either case, a “New 125 Plan”) for the transferred employees who were participating in the 125 Plans and transfer the account balances of such employees under the 125 Plans to the New 125 Plan. Until the transferred employees are integrated into the New 125 Plan, the 125 Plans will remain in effect.

Additional Agreements

Marshall & Ilsley and Excel have further agreed, among other things, to:

•	join with each other and Excel’s shareholders in making an election under Section 338(h)(10) of the Code with respect to the treatment for tax purposes of the merger;

•

give prompt notice to each other of the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would be likely to cause any of their respective representations or warranties to be untrue or inaccurate; and to give prompt notice of any failure to comply with or satisfy any of their respective covenants, conditions or agreements under the merger agreement; and

•	consult with each other before issuing any press release or making any public statements except as may be required by law, including disclosures required under federal securities laws.

Excel has further agreed to use all reasonable best efforts to assist Marshall & Ilsley in retaining Excel’s and its subsidiaries’ customers for the surviving corporation.

Marshall & Ilsley has further agreed to:

•

succeed to Excel’s obligations with respect to indemnification or exculpation existing in favor of the directors, officers, employees and agents of Excel and its subsidiaries as provided in Excel’s articles of incorporation, bylaws, or indemnification agreements with respect to matters occurring prior to the effective time of the merger;

•

use commercially reasonable best efforts to maintain an insurance policy for directors’ and officers’ liabilities for all present and former directors and officers of Excel covered by the policies existing on February 9, 2007, with respect to acts, omissions and other matters occurring prior to the effective time of the merger for a period of six years after the effective time of the merger or until Marshall & Ilsley’s cost of maintaining such insurance equals or exceeds 250% of the annual premium in effect on February 9, 2007; and

•

require that its successors or assigns, in the case of a merger, consolidation or transfer of all assets, maintain the indemnity and insurance obligations with respect to the indemnified parties as described above.

Conditions to Completion of the Merger

Marshall & Ilsley’s and Excel’s obligations to complete the merger are subject to the satisfaction or written waiver, where permissible, of a number of conditions, including, among others, the following:

•

the Marshall & Ilsley common stock that is to be issued in the merger must be approved for listing on the NYSE and the registration statement filed with the SEC concurrently with this document must be effective;

•	the merger agreement must be approved by the holders of a majority of shares of common stock of Excel entitled to vote thereon;

•

the approval of the Federal Reserve Board must have been obtained without any condition that would have a material adverse effect on Marshall & Ilsley, and all conditions to such approval must have been satisfied and all waiting periods relating to the approval must have expired;

•

all statutory waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 must have expired and Marshall & Ilsley must not have received any objections to the merger from the Federal Trade Commission or the United States Department of Justice;

•	the approvals of the Commissioner of Commerce of the State of Minnesota and the Wisconsin Department of Financial Institutions must have been obtained without any condition that would have a material adverse effect on Marshall & Ilsley, all conditions to such approvals must have been satisfied, all waiting periods relating to the approvals must have expired and documents required to be filed with any state agency or recorded at the county level in connection with such approval must have been filed or recorded;

•

no governmental authority may have enacted, issued, promulgated, enforced or entered any law or order which is in effect preventing or prohibiting consummation of the transactions contemplated by the merger agreement or restricting the consummation of the transactions contemplated by the merger agreement in a manner that would have a material adverse effect on Marshall & Ilsley or Excel;

•	the representations and warranties of each party contained in the merger agreement must be true and correct in all material respects;

•	each party must have performed or complied in all material respects with all of its agreements and covenants in the merger agreement;

•	Marshall & Ilsley must have received, in a form reasonably acceptable to it, a Restrictive Covenant Agreement from Elray E. Bentdahl;

•

each party must continue to possess all necessary approvals and all required consents, approvals and authorizations must be obtained and all required filings and notifications must be made by the parties;

•	no challenge to the merger or the right of Marshall & Ilsley to own or operate the business of Excel may be pending;

•	the parties must have received legal opinions relating to the merger;

•	Marshall & Ilsley must have received comfort letters from Ernst & Young, LLP, if requested;

•	Marshall & Ilsley must have received a signed affiliate agreement from each person identified as such;

•	Marshall & Ilsley must have received a completed IRS Form 8023, duly executed by each of Excel’s shareholders as required by the applicable taxing authorities;

•

Marshall & Ilsley must have received a certificate of the Chief Financial Officer of Excel, dated as of the closing date, in form and substance reasonably satisfactory to Marshall & Ilsley, which demonstrates that Excel is “well capitalized” in accordance with the capital adequacy guidelines of the Federal Reserve Board as applicable to Excel after giving effect to the payment of dividends and tax distributions permitted under the merger agreement;

•

there must not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the merger, by any governmental authority which imposes any condition or restriction upon Marshall & Ilsley, Merger Sub or Excel or their respective subsidiaries (or the surviving corporation or its subsidiaries), which would materially adversely impact the economic or business benefits of the transactions contemplated by the merger agreement in such a manner as to render inadvisable the consummation of the merger; and

•	since February 9, 2007, the date of the merger agreement, there must not have been any material adverse effect on such party and its subsidiaries, taken as a whole.

We cannot assure you that the required regulatory approvals necessary to consummate the merger will be obtained, when they will be obtained, or whether all of the other conditions to the merger will be satisfied or waived by the party permitted to do so. As discussed below, if the merger is not completed on or before September 30, 2007 (or November 30, 2007, if the reason the merger is not completed by such date is due to the failure to obtain required regulatory approvals or the required waiting periods have not yet expired or been terminated), either Marshall & Ilsley or Excel may terminate the merger agreement, unless the failure to effect the merger by such date is due to the failure of the party seeking to terminate the merger agreement to comply with its obligations under the merger agreement.

Termination of the Merger Agreement

The merger agreement may be terminated at any time prior to completion of the merger, whether before or after the approval of the merger by the shareholders of Excel, in any of the following ways:

•	by mutual written consent of Excel and Marshall & Ilsley;

•

by either Excel or Marshall & Ilsley, if the merger is not completed on or before September 30, 2007 (or November 30, 2007, if the reason the merger is not completed by such date is due to the failure to obtain required regulatory approvals or the required waiting periods have not yet expired or been terminated), unless the failure of the closing to occur by this date is due to a breach of the merger agreement by the party seeking to terminate the merger agreement;

•	by either Excel or Marshall & Ilsley, if a governmental authority has issued a non-appealable final order or taken some other action restraining, enjoining or otherwise prohibiting the merger;

•

by either Excel or Marshall & Ilsley, if Excel shareholders hold a meeting and the approval of the shareholders of Excel required for completion of the merger has not been obtained, provided that Excel may not terminate the merger agreement under this provision if the failure to obtain shareholder approval is caused by a breach of the merger agreement by Excel;

•

by either Excel or Marshall & Ilsley, if there has been a material breach of any of the representations, warranties, covenants or agreements of the other party to the merger agreement, which breach if unintentional and curable is not cured through exercise of the party’s commercially reasonable best efforts within ten days following written notice to the party committing the breach and which breach would, if occurring or continuing on the closing date, result in the failure of the condition relating to breaches of representations, warranties and covenants described under “—Conditions to Completion of the Merger.”

•

by Marshall & Ilsley, if the Excel board of directors withdraws, amends or modifies in any manner adverse to Marshall & Ilsley, its approval or recommendation of the merger agreement or the merger, or that its shareholders approve the merger agreement and the merger or fails to include its recommendation in this proxy statement/prospectus;

•

by Excel if, prior to the vote of its shareholders, Excel has entered into a definitive agreement with respect to a more favorable or superior offer (as defined in the merger agreement) with a third party;

•

by either Excel or Marshall & Ilsley, if any of the conditions to the obligations of the party to complete the merger have not been satisfied or waived by such party at closing or the party reasonably determines that the timely satisfaction of any condition has become impossible or if there has been a material adverse effect on the other party; or

•

by Marshall & Ilsley, if any person or persons holding of record or beneficially in the aggregate 5% or more of the outstanding shares of Excel common stock delivers a notice of intent to demand payment in respect of such shares in accordance with the MBCA dissenters’ rights statutes.

Any termination of the merger agreement will be effective immediately upon the delivery of written notice by the terminating party to the other party, except that if either Excel or Marshall & Ilsley terminates the agreement due to the breach of any covenant or agreement by the other party, the termination will be effective ten days after the delivery of written notice by the terminating party to the other party.

Termination Fee

Excel will pay to Marshall & Ilsley a termination fee in the amount of $4 million plus Marshall & Ilsley’s reimbursable expenses if:

•	Excel has terminated the merger agreement prior to a shareholder vote and has entered into a definitive agreement with respect to a superior offer with a third party;

•

Marshall & Ilsley has terminated the merger agreement because Excel’s board of directors or a committee of its board of directors has withdrawn, amended or modified in a manner adverse to Marshall & Ilsley, its approval or recommendation of the merger agreement or the merger, or failed to include its recommendation that Excel shareholders vote for approval of the merger agreement and the merger in this proxy statement/prospectus, and within 12 months following the termination of the merger agreement an acquisition proposal is consummated or Excel enters into a contract providing for an acquisition proposal;

•

Marshall & Ilsley or Excel has terminated the merger agreement because the merger has not been consummated prior to September 30, 2007 (or November 30, 2007, if the reason the merger is not completed by such date is due to the failure to obtain the required regulatory approvals or the required waiting periods have not yet expired or been terminated) and prior to such termination:

•	Excel has not held a meeting of its shareholders,

•	an acquisition proposal has been received by Excel and not withdrawn, and

•	within 12 months following the termination of the merger agreement, an acquisition proposal is consummated or Excel enters into a contract providing for an acquisition proposal; or

•

Marshall & Ilsley or Excel has terminated the merger agreement because the required approval of Excel shareholders was not obtained at a meeting of Excel shareholders where a final vote on a proposal to adopt the merger agreement was taken, prior to such termination an acquisition proposal has been received by Excel and not withdrawn, and within 12 months following the termination of the merger agreement, an acquisition proposal is consummated or Excel enters into a contract providing for an acquisition proposal.

Stockholder Voting Agreement

In order to induce Marshall & Ilsley to enter into the merger agreement, certain shareholders of Excel who own, in the aggregate, approximately 82.4 percent of the outstanding shares of Excel common stock as of the record date, have each agreed that at any meeting of the shareholders of Excel or in connection with any written consent of the shareholders of Excel, such shareholder will vote all shares of Excel common stock held of record or beneficially owned by such shareholder (to the extent the shareholder has the right to vote or direct the voting of such shares):

•	in favor of the merger agreement and the merger; and

•

against any proposal relating to an acquisition proposal and against any action or agreement that would impede, frustrate, prevent or nullify the stockholder voting agreement or result in a breach in any respect of any covenant, representation or warranty or any other obligation or agreement of Excel under the merger agreement or which would result in any of the conditions to the parties’ obligations to effect the merger described in the merger agreement not being fulfilled; such shareholder, may, however, vote his or her shares in favor of a superior offer that is submitted to Excel shareholders for approval, subject to certain conditions specified in the stockholder voting agreement.

Each shareholder who is a party to a stockholder voting agreement has agreed that, except as provided by the merger agreement and the stockholder voting agreement, such shareholder will not:

•

offer to transfer, transfer or consent to transfer of any or all shares of Excel common stock beneficially owned by such shareholder or any interest therein without the prior written consent of Marshall & Ilsley;

•

enter into any contract, option or other agreement or understanding with respect to any transfer of any or all shares of Excel common stock beneficially owned by such shareholder or any interest therein;

•

grant any proxy, power-of-attorney or other authorization or consent with respect to any or all shares of Excel common stock beneficially owned by such shareholder, except to vote such shares in accordance with the stockholder voting agreement;

•	deposit into a voting trust or enter into a voting agreement or arrangement with respect to any or all shares of Excel common stock beneficially owned by such shareholder; or

•

take any other action that would cause any representation or warranty made under the stockholder voting agreement to become untrue or incorrect or in any way restrict, limit or interfere with the performance of such shareholder’s obligations or transactions contemplated by the stockholder voting agreement and the merger agreement.

Except to the extent a shareholder, or any officer or affiliate of a shareholder, is a director of Excel and is acting solely in such capacity or is exercising his or her fiduciary duties as a Excel director (to the extent permitted in the merger agreement), each shareholder who is a party to a stockholder voting agreement has agreed that such shareholder shall not encourage, solicit, initiate or participate in any way in any discussions or negotiations with, or provide information to or otherwise take any action to assist or facilitate, any person concerning any acquisition proposal. Each shareholder has agreed to cease any such existing activities and to immediately communicate to Marshall & Ilsley the terms of any acquisition proposal and the identity of the person making such an acquisition proposal or inquiry.

Each shareholder who is a party to a stockholder voting agreement has waived any rights to exercise dissenters’ rights under Minnesota law.

Each shareholder who is a party to a stockholder voting agreement has agreed to take all actions necessary to consummate and make effective the transactions contemplated by the stockholder voting agreement and the merger agreement.

The stockholder voting agreement with respect to each shareholder will terminate upon the earliest of:

•	the effective time of the merger; or

•	the termination of the merger agreement.

MARSHALL & ILSLEY CORPORATION

Description of Business

Marshall & Ilsley Corporation, incorporated in Wisconsin in 1959, is a registered bank holding company under the Bank Holding Company Act of 1956 and a financial holding company under the Gramm-Leach-Bliley Act. As of December 31, 2006, Marshall & Ilsley had consolidated total assets of approximately $56.2 billion and consolidated total deposits of approximately $34.1 billion, making Marshall & Ilsley the largest bank holding company headquartered in Wisconsin.

Marshall & Ilsley’s principal assets are the stock of its bank and non-bank subsidiaries, which, as of February 1, 2007, included Metavante, five bank, federal savings bank and trust company subsidiaries and a number of companies engaged in businesses that the Federal Reserve Board has determined to be closely-related or incidental to the business of banking. Marshall & Ilsley provides its subsidiaries with financial and managerial assistance in such areas as budgeting, tax planning, compliance assistance, asset and liability management, investment administration and portfolio planning, business development, advertising and human resources management.

Generally, Marshall & Ilsley organizes its business segments based on legal entities. Each entity offers a variety of products and services to meet the needs of its customers and the particular market served. Based on the way Marshall & Ilsley organizes its business, it has two reportable segments: Banking and Data Services (or Metavante). Banking consists of accepting deposits, making loans and providing other services such as cash management, foreign exchange and correspondent banking to a variety of commercial and retail customers. Data Services consists of providing data processing services, developing and selling software and providing consulting services to financial services companies, including our affiliates, as well as providing credit card merchant services. Marshall & Ilsley’s primary other business segments include Trust Services, Capital Markets Group, Brokerage and Insurance Services, and Commercial Leasing.

Marshall & Ilsley’s bank subsidiaries provide a full range of banking services to individuals, businesses and governments. These subsidiaries offer retail, institutional, business, international and correspondent banking and investment services through the operation of 194 banking offices in Wisconsin, 46 offices in Arizona, 17 offices in Kansas City and nearby communities, 17 offices on Florida’s west coast, 17 offices in metropolitan Minneapolis/St. Paul and one in Duluth, Minnesota, three offices in Tulsa, Oklahoma, and one office in Las Vegas, Nevada, as well as on the Internet. Marshall & Ilsley’s Southwest Bank subsidiary has 16 offices in the greater St. Louis area. Marshall & Ilsley’s bank subsidiaries hold a significant portion of their mortgage loan and investment portfolios indirectly through their ownership interests in direct and indirect subsidiaries. M&I Marshall & Ilsley Bank is Marshall & Ilsley’s largest bank subsidiary, with consolidated assets as of December 31, 2006 of approximately $48.0 billion.

In December 2006, Marshall & Ilsley announced the signing of a definitive agreement to acquire United Heritage Bankshares of Florida, Inc. (“United Heritage”) headquartered in Orlando, Florida. United Heritage, with $751 million in assets as of December 31, 2006, has 13 branches in the metropolitan Orlando area. It is expected that the current United Heritage bank branches will become M&I Marshall & Ilsley Bank branches. Under the terms of the definitive agreement, United Heritage shareholders will receive 0.8740 of a share of Marshall & Ilsley common stock for each share of United Heritage common stock. Based on the price of Marshall & Ilsley’s common stock when the agreement was executed, the transaction value is estimated to be approximately $217 million. This transaction is expected to be completed in the second quarter of 2007, subject to regulatory approvals and other customary closing conditions. The holders of a majority of United Heritage’s outstanding shares approved the transaction on February 22, 2007.

Metavante is a major supplier of financial and data processing services and software to banking, financial services and related organizations. Metavante provides integrated products and services to financial services providers that enable them to initiate and process a broad range of financial transactions electronically, including through the Internet. Metavante’s integrated financial transaction processing, outsourcing, software and consulting products and services provide virtually all of the technology that a financial services provider needs to run its operations. Metavante has clients in the United States and abroad, including large banks, mid-tier and community banks, Internet banks and non-traditional financial services providers.

Marshall & Ilsley’s other non-bank subsidiaries operate a variety of bank-related businesses, including those providing investment management services, insurance services, trust services, equipment lease financing, commercial and residential mortgage banking, home equity financing, venture capital, brokerage services and financial advisory services.

As a registered bank holding company, Marshall & Ilsley is subject to regulation and examination by various state and federal governmental regulatory agencies.

Additional Information

Information concerning executive compensation, the principal holders of voting securities, certain relationships and related transactions, recently announced acquisitions and other related matters concerning Marshall & Ilsley is included or incorporated by reference in its Annual Report on Form 10-K for the year ended December 31, 2006. Marshall & Ilsley’s Annual Report on Form 10-K is incorporated by reference into this document. Excel shareholders who would like a copy of this annual report or any document incorporated by reference into the report may contact Marshall & Ilsley at the address or telephone number provided under “Where You Can Find More Information” on page [    ].

EXCEL BANK CORPORATION

Description of Business

Excel is a holding company whose primary operations are the ownership of its wholly-owned subsidiary bank, Excel Bank Minnesota.

Excel Bank Minnesota provides a full range of commercial and private banking services to middle market businesses, real estate developers and investors, professional service firms and affluent individuals, located primarily in the Minneapolis-St. Paul area.

Excel Bank Minnesota is a strategically focused commercial bank, and provides its clients with comprehensive banking solutions including credit, depository, and cash management services. Excel Bank Minnesota’s ability to provide sophisticated credit and cash management services, based on a thorough understanding of each client’s business, differentiates it from its competitors, which include super regional banks and community banks. Excel Bank Minnesota has grown assets at a rate of approximately 17% (compounded annual growth rate) per year since 2000 through the implementation and execution of the following strategies: focusing on middle-market, commercial real estate and private banking clients; building long-term relationships with clients by consistently delivering superior service; attracting and retaining high-performing professionals throughout the organization; maintaining a disciplined process to assess and price credit risk; and increasing fee income by offering a broader array of commercial and private banking services.

Excel Bank Minnesota has its main banking office in downtown Minneapolis, and serves customers throughout the Minneapolis/St. Paul metropolitan area, with three branch offices located in Minneapolis and Edina, Minnesota.

COMPARATIVE RIGHTS OF SHAREHOLDERS

The rights of Excel’s shareholders are currently governed by the MBCA, Excel’s amended and restated articles of incorporation and Excel’s amended and restated bylaws. At the effective time of the merger, Excel’s shareholders will become Marshall & Ilsley shareholders and their rights will be determined by the WBCL, Marshall & Ilsley’s restated articles of incorporation and Marshall & Ilsley’s by-laws. The following is a summary of the material differences between the rights of Excel’s shareholders and the rights of Marshall & Ilsley’s shareholders. It is not a complete statement of the provisions affecting and the differences between the rights of Excel’s shareholders and those of Marshall & Ilsley’s shareholders. This summary is qualified in its entirety by reference to the MBCA, WBCL, Excel’s amended and restated articles of incorporation and amended and restated bylaws, and Marshall & Ilsley’s restated articles of incorporation and by-laws.

Authorized Capital Stock

Excel	Marshall & Ilsley

Authorized: 50,000,000 shares of common stock. 5,000,000 undesignated shares.	Authorized: 700,000,000 shares of common stock. 5,000,000 shares of preferred stock, of which 2,000,000 shares are designated as Series A Convertible Preferred Stock.

Outstanding as of February 9, 2007: 7,238,996 shares of common stock.	Outstanding as of January 31, 2007: 255,719,948 shares of common stock. No shares of preferred stock.

Size of Board of Directors

Excel	Marshall & Ilsley

The MBCA provides that the board of directors of a Minnesota corporation shall consist of one or more directors as fixed by the articles of incorporation or bylaws of the corporation. Excel’s articles of incorporation provide for the board of directors to consist of not less than 5 nor more than 11 directors. There are currently 7 directors on Excel’s board.

Marshall & Ilsley’s articles of incorporation provide that the number of directors constituting the board of directors shall be fixed by a majority vote of the board of directors, but shall not be less than three. By resolution of Marshall & Ilsley’s board of directors, there are currently 18 members on Marshall & Ilsley’s board.

Cumulative Voting

Cumulative voting entitles each holder of shares of stock to cast an aggregate number of votes equal to the number of voting shares held, multiplied by the number of directors to be elected. Each holder of shares of stock may cast all of his or her votes for one nominee or distribute them among two or more nominees. The candidates, up to the number of directors to be elected, receiving the highest number of votes are elected.

Excel	Marshall & Ilsley

Under the MBCA, each shareholder entitled to vote for directors has the right to cumulate those votes unless the corporation’s articles of incorporation provide otherwise. Excel’s articles of incorporation provide that there shall be no cumulative voting.

Under the WBCL, shareholders do not have the right to cumulate their votes for directors, unless the articles of incorporation provide for cumulative voting. Marshall & Ilsley’s articles of incorporation do not provide for cumulative voting.

Class of Directors

Excel	Marshall & Ilsley

The MBCA permits a corporation’s board of directors to be divided into classes as provided in the articles of incorporation or bylaws. Excel’s board of directors is divided into three classes and each director serves for a three year term or until his or her successor is elected and qualified.

The WBCL provides that directors of a Wisconsin corporation may be divided into two or three classes if provided by the articles of incorporation. Marshall & Ilsley’s board of directors is divided into three classes and each director serves for a three-year term or until his or her successor is elected and qualified.

Marshall & Ilsley’s board of directors has adopted resolutions, subject to approval of a proposal by Marshall & Ilsley’s shareholders at its 2007 Annual Meeting of Shareholders to be held on April 24, 2007, to amend Marshall & Ilsley’s articles of incorporation to eliminate classification of the board. If the proposed amendment is approved by Marshall & Ilsley’s shareholders, following a transition period, all directors standing for election would be elected for one-year terms. If the proposed amendment is not approved by the shareholders, Marshall & Ilsley’s board will retain its current classified structure.

Qualifications of Directors

Excel	Marshall & Ilsley

Under the MBCA and Excel’s bylaws, a director must be a natural person. Excel’s bylaws further provide that an Excel director does not need to be an Excel shareholder.

Under the WBCL, a director is not required to be a resident of the state of Wisconsin or a shareholder of the corporation. Marshall & Ilsley’s by-laws provide that Marshall & Ilsley directors do not need to be residents of Wisconsin or Marshall & Ilsley shareholders, but that no person is eligible for election to the board after the age of 72, unless this limitation is waived by the board.

In connection with the proposed amendment to Marshall & Ilsley’s articles of incorporation to eliminate classification of Marshall & Ilsley’s board, Marshall & Ilsley’s board adopted, subject to the approval of the proposed amendment by its shareholders at its 2007 Annual Meeting, a waiver of the age limitation on directors such that directors in office on the date of the 2007 Annual Meeting will continue to be eligible to be elected a director for any year in which such directors would have been eligible to serve had the board remained classified.

Filling Vacancies on the Board

Excel	Marshall & Ilsley

The MBCA and Excel’s articles of incorporation provide that (i) vacancies on the board of directors occurring by reason of death, resignation, removal or disqualification, shall be filled by a majority of the remaining directors of the board, even though less than a quorum; and (ii) newly created directorships resulting from an increase in the authorized number of directors by action of the board may be filled by a majority vote of the directors serving at the time of such increase. Directors elected under (i) hold office for the unexpired term, and directors elected under (ii) hold office until a qualified successor is elected by the shareholders at the next regular or special meeting of the shareholders.

The WBCL provides that unless the articles of incorporation provide otherwise, if a vacancy occurs on the board of directors it may be filled by any of the following: (i) the shareholders; (ii) the board of directors; or (iii) if the directors remaining in office constitute fewer than a quorum of the board, the directors, by an affirmative vote of the majority of all directors remaining in office. If the vacant office was held by a director elected by a voting group of shareholders, only the holders of shares of that voting group are entitled to vote to fill the vacancy if it is filled by shareholders. A vacancy that will occur at a specific later date may be filled before the vacancy occurs, but the new director may not take office until that vacancy occurs. Marshall & Ilsley’s by-laws provide that any vacancy in the board for whatever reason, may be filled by the affirmative vote of a majority of the remaining directors though less than a quorum, or by a sole remaining director, for the remaining term of directors of the class to which he has been elected and until his successor shall be elected and shall qualify.

In connection with the proposed amendment to Marshall & Ilsley’s articles of incorporation to eliminate classification of Marshall & Ilsley’s board, Marshall & Ilsley’s board adopted, subject to the approval of the proposed amendment by its shareholders at its 2007 Annual Meeting, an amendment to Marshall & Ilsley’s by-laws to provide that any director elected to fill a vacancy on the board, including a vacancy created by an increase in the number of directors, will hold office until the next Annual Meeting of Shareholders and until his or her successor is elected.

Removal of Directors

Excel	Marshall & Ilsley

The MBCA provides that unless modified by the articles of incorporation, bylaws or an agreement of the shareholders, a director may be removed at any time, with or without cause, by the affirmative vote of the holders of a majority of voting power of all shares entitled to vote at an election of directors. Excel’s articles of incorporation provide that removal of a director, with or without cause, shall require the affirmative vote of not less than 75% of the voting power of all outstanding shares entitled to vote, voting together as a single class.

The WBCL provides that shareholders of a corporation may remove a director with or without cause, unless the corporation’s articles of incorporation or by-laws provide that a director may only be removed for cause. Marshall & Ilsley’s articles of incorporation provide that a director may only be removed for cause and by an affirmative vote of two-thirds of the outstanding shares entitled to vote at a meeting of shareholders called for such purpose. “Cause” means solely malfeasance arising from the performance of a director’s duties which has a material adverse effect on Marshall & Ilsley’s business.

Nomination of Directors for Election

Excel	Marshall & Ilsley

Excel’s bylaws provide that if a shareholder wishes to nominate a person for election as a director, then the shareholder must give timely notice of the nomination to Excel. In order to be timely, a notice must be received at the principal office of Excel not less than 90 days before the anniversary date of the annual meeting of shareholders in the immediately preceding year. If, however, the date of the annual meeting of shareholders is more than 30 days before or after such anniversary date, notice by a shareholder will be timely only if received by Excel not less than 90 days before such annual meeting or, if later, within 10 days after the first public announcement of the date of such annual meeting. Notices given by shareholders must be in writing and contain information regarding the nominee to the board of directors, the shareholder bringing the nomination and other information specified in Excel’s bylaws.

Marshall & Ilsley’s by-laws provide that if a shareholder wishes to nominate a person for election as a director, then the shareholder must give timely notice of the nomination to Marshall & Ilsley. In order to be timely, a notice must be received by Marshall & Ilsley not less than 90 days before the anniversary date of the annual meeting of shareholders in the immediately preceding year. Notices given by shareholders must be in writing and contain information regarding the nominee to the board of directors, the shareholder bringing the nomination and other information specified in Marshall & Ilsley’s by-laws.

Election of Directors

Excel	Marshall & Ilsley

Excel’s bylaws provide that directors are elected at the annual meeting of shareholders. The bylaws also provide that at all meetings of shareholders, except as otherwise required by law or specified in Excel’s articles of incorporation, the shareholders shall take action by the affirmative vote of the holders of the greater of (i) a majority of the voting power of the shares present and entitled to vote on that item of business, or (ii) a majority of the voting power of the minimum number of shares entitled to vote that would constitute a quorum for the transaction of business at a duly held meeting of shareholders.

Marshall & Ilsley’s by-laws provide that directors are elected by a plurality of the votes cast by the shares entitled to vote in the election at a meeting at which a quorum is present. In accordance with Marshall & Ilsley’s Corporate Governance Guidelines, any nominee for director in an uncontested election who receives a greater number of votes “withheld” from his or her election than votes “for” such election is required to promptly tender his or her resignation offer to the Chairman of the Board. Marshall & Ilsley’s Nominating and Corporate Governance Committee will promptly consider the tendered resignation offer and recommend to the Board whether to accept or reject it. The Board will act on the committee’s recommendation no later than 90 days following the tender of the director’s resignation offer, and will disclose its decision (providing a full explanation of the process by which the decision was reached and, if applicable, the reasons for rejecting the tendered resignation offer) within four business days following such decision.

Anti-Takeover Provisions

Excel	Marshall & Ilsley

The MBCA protects certain corporations incorporated in Minnesota from hostile takeovers and abusive takeover tactics by preventing a person from engaging in specified transactions with the corporation or from taking specific actions after that person has acquired a significant portion of the corporation’s shares. These protections fall into three categories:

•        the business combination statute, which regulates specified types of transactions with interested shareholders;

•        the fair price statute, which regulates the price at which large shareholders may acquire the remaining shares of the corporation; and

•        the control share acquisition statute, which regulates the voting power of shares held by specified large shareholders of an issuing public corporation.

None of the foregoing statutes are applicable to Excel, because Excel is not an “issuing public corporation” or a “publicly held corporation” within the meaning of the statutes. The protections afforded by the foregoing statutes are therefore not applicable to Excel in connection with the merger.

The WBCL protects domestic corporations from hostile takeovers and abusive takeover tactics by preventing a person from engaging in specified transactions with the corporation or from taking specific actions after that person has acquired a significant portion of the corporation’s shares. These protections fall into three categories:

•        the business combination statute, which regulates specified types of transactions with interested shareholders;

•        the fair price statute, which regulates the price at which large shareholders may acquire the remaining shares of the corporation; and

•        the control share statute, which regulates the voting power of shares held by specified large shareholders.

The following section summarizes each of these statutes.

Business combination statute.    The WBCL prohibits business combinations between some Wisconsin corporations, including Marshall & Ilsley, and a person who is an interested shareholder. This prohibition lasts for three years after the date on which that person became an interested shareholder. Business combinations include mergers, share exchanges, sales of assets, liquidations, dissolutions, and specified types of stock transactions and stock issuances. An interested shareholder is a person who owns at least 10 percent of the voting power of the corporation’s outstanding shares or who is an affiliate or associate of the corporation and owned at least 10 percent of the voting power of the corporation’s then outstanding shares at any time within the prior three-year period. The prohibition on business combinations does not apply if the corporation’s board of directors approves either the business combination or the share acquisition that caused the person to be designated as an interested shareholder. The board of directors’ approval must be given before the date on which a person becomes an interested shareholder. The prohibition on business combinations continues after the initial three-year period unless:

•        the corporation’s board of directors approved the share acquisition that caused the interested shareholder to be designated as an interested shareholder;

•        a majority of the corporation’s shareholders, excluding the interested shareholder, approve the business combination;

•        the interested shareholder pays a fair price, as defined in the WBCL, for the shares it acquires in the business combination; or

•        the business combination is specifically excluded from the prohibition on business combinations by the WBCL.

The business combination statutes do not apply to the merger, because the merger is not a business combination with an interested shareholder within the meaning of the business combination statute.

Fair price statute.    The WBCL requires that business combinations between some Wisconsin corporations, including Marshall & Ilsley, and a person designated as a significant shareholder must be approved by 80 percent of all of the corporation’s shareholders and two-thirds of all of the corporation’s shareholders other than the significant shareholder. This requirement does not apply if the corporation’s shareholders receive a fair price, as defined in the statute, for their shares from the significant shareholder in the business combination. A significant shareholder is a person who owns, directly or indirectly, 10 percent or more of the voting power of the corporation’s outstanding shares or who is an affiliate of the corporation and owned, directly or indirectly, at least 10 percent of the voting power of the corporation’s then outstanding shares at any time within the prior two-year period.

The fair price statute does not apply to the merger, because the merger is not a business combination with a significant shareholder within the meaning of the fair price statute.

Control share statute.    Under the WBCL, unless otherwise provided in a resident corporation’s securities or upon exercise of options or warrants, then the voting power of the shares held by that person in excess of 20 percent of the voting power in the election of directors is reduced to 10 percent of the voting power the excess shares would otherwise have had. The full voting power of the excess shares may be restored by a vote of a majority of the corporation’s shares. The person seeking restoration of full voting power may vote on this resolution.

In addition to any other approvals required by law and by the articles of incorporation and by-laws, Marshall & Ilsley’s articles of incorporation require that business combinations between Marshall & Ilsley and an interested shareholder be approved by:

•        the holders of 80 percent of Marshall & Ilsley’s shares entitled to vote in the election of directors; or

•        the holders of two-thirds of Marshall & Ilsley’s shares, other than the interested shareholder.

This requirement does not apply if a business combination with an interested shareholder is approved by a majority of disinterested directors or the shareholders receive a fair price, as defined in the articles of incorporation, for their shares and certain other conditions are satisfied. Business combinations under Marshall & Ilsley’s articles of incorporation generally include: mergers; consolidations; any sale, lease, exchange, mortgage, pledge, transfer or other disposition of $25,000,000 or more in assets; the issuance or transfer of $25,000,000 or more in securities; liquidations, dissolutions, and reclassifications, recapitalizations and other transactions that have the effect of increasing the proportionate ownership interest of an interested shareholder. An interested shareholder is a person who owns at least 10 percent of Marshall & Ilsley’s shares or who is an affiliate or associate of Marshall & Ilsley and owned at least 10 percent of Marshall & Ilsley’s shares at any time within the prior two-year period. A disinterested director means a director who is not affiliated with the interested shareholder and who was either a director before the person became an interested shareholder or was elected or recommended for election by a majority of disinterested directors.

Shareholder Rights Plan

Excel	Marshall & Ilsley

Excel does not have a shareholder rights plan.	Marshall & Ilsley does not have a shareholder rights plan.

Shareholders’ Meeting

Excel	Marshall & Ilsley

Annual and Special Meetings.    Under the MBCA and Excel’s bylaws, regular meetings of shareholders may be held on an annual or other less frequent basis. If a regular meeting of shareholders is not held during the immediately preceding 15 months, one or more shareholders holding 3 percent or more of the voting power of all shares entitled to vote may demand a regular meeting by written notice of demand given to the chief executive officer or chief financial officer of the company. Under the MBCA and Excel’s bylaws, a special meeting of the shareholders may be called for any purpose or purposes at any time by the chief executive officer, chief financial officer, two or more directors, or one or more shareholders holding 10% or more of the voting power of all shares entitled to vote, except that a special meeting called for the purpose of consideration any action indirectly or directly to facilitate a business combination must be called by twenty-five percent or more of the voting power of all shares entitled to vote. A shareholder must demand a special meeting by providing written notice to the chief executive officer or chief financial officer of Excel which specifies the purpose of the meeting.

Place of Meeting.    Excel’s bylaws provide that regular and special meetings of shareholders shall be held at Excel’s principal office or at such other place as may be designated by the board of directors or the chief executive officer.

Attendance and Voting.    The MBCA provides that, unless a corporation’s articles of incorporation specify otherwise, (i) a shareholder has one vote for each share held; (ii) shares owned by two or more shareholders may be voted by any one of them unless the corporation receives notice from one denying authority of the other to vote; (iii) a shareholder may cast vote by proxy so long as all required rules are followed; and (iv) a shareholder may vote any portion of the shares in any way the shareholder chooses. Under Excel’s bylaws, each holder of common stock has one vote for each share held that is entitled to vote.

Quorum. The MBCA and Excel’s bylaws provide that a majority of the voting power of the shares entitled to vote at a meeting are a quorum for the transaction of

Annual and Special Meetings.    Under the WBCL, a corporation must hold an annual meeting of shareholders at a time specified in its by-laws and may hold special meetings. Marshall & Ilsley’s by-laws provide for an annual meeting to be held on the fourth Tuesday of April of each year, or on a different date determined by the board of directors.

Under Wisconsin corporate law, a special meeting of shareholders may be called by the board of directors, by any person authorized by the articles of incorporation or by-laws to call a special meeting or upon the written demand of the holders of 10 percent of the votes entitled to be cast on any issue proposed to be considered at the special meeting. Marshall & Ilsley’s by-laws provide that a special meeting of the shareholders may be called only by the chief executive officer or the president pursuant to a resolution approved by at least three-quarters of the board, except as otherwise provided by the WBCL.

Place of Meeting.    Marshall & Ilsley’s by-laws provide that the annual meeting of shareholders shall be held either at Marshall & Ilsley’s principal office or at another place selected by Marshall & Ilsley’s board of directors.

Attendance and Voting.    The WBCL provides that shareholders entitled to vote at a meeting may attend and vote at the meeting in person or by proxy. The WBCL provides that unless the articles of incorporation provide otherwise, each outstanding share, regardless of class, is entitled to one vote on each matter voted on at a shareholder’s meeting. A shareholder may appoint a proxy in writing or by transmitting or authorizing the transmission of an electronic transmission of the appointment including over the internet or by telephone, fax or telegram. Each share of Marshall & Ilsley common stock is entitled to one vote. Marshall & Ilsley’s articles of incorporation entitle the board of directors to fix the terms of voting rights for each holder of preferred stock. Marshall & Ilsley’s by-laws provide that a shareholder may appoint a proxy to vote or otherwise act for the shareholder (i) by signing an appointment business. If a quorum is present when a meeting is convened, action can be taken even if the withdrawal of stockholders originally present leaves less than what would otherwise constitute a quorum.

form by any reasonable means, including by facsimile signature, (ii) by transmitting, or authorizing the transmission of, an electronic transmission of appointment, or (iii) by any other means permitted by the WBCL.

Quorum.    The WBCL provides that unless the articles of incorporation or by-laws provide otherwise, a majority of the votes entitled to be cast on the matter by the voting group constitutes a quorum of the voting group for action on that matter. Under Marshall & Ilsley’s by-laws, the presence in person or by proxy of the holders of record of a majority of the shares entitled to be cast on a matter by a voting group constitutes a quorum of that voting group for action on that matter.

Shareholder Action Without a Meeting

Excel	Marshall & Ilsley

Under the MBCA and Excel’s bylaws, an action required or permitted to be taken at a meeting of the shareholders may be taken without a meeting by written action signed, or consented to by authenticated electronic communication, by all of the shareholders entitled to vote on that action.

Under the WBCL, action required or permitted to be taken at a shareholders’ meeting may be taken without a meeting: (i) without action by the board of directors, by all shareholders entitled to vote on the action; or (ii) if the articles of incorporation so provide, by shareholders who would be entitled to vote at a meeting those shares with voting power to cast not less than the minimum number or, in the case of voting by voting groups, numbers of votes that would be necessary to authorize or take the action at a meeting at which all shares entitled to vote were present and voted. Marshall & Ilsley’s articles of incorporation do not provide for shareholder action without a meeting except by unanimous consent.

Submission of Shareholder Proposals

Excel	Marshall & Ilsley

Excel’s bylaws provide that if a shareholder wishes to bring business before a regular meeting, then the shareholder must give timely notice of the business to Excel. In order to be timely, a notice must:

•        be received by Excel not less than 90 days before the anniversary date of the regular meeting of shareholders in the immediately preceding year, or if the date of the annual meeting of shareholders is more than 30 days before or after such anniversary date, not less than 90 days before such meeting or, if later,

Marshall & Ilsley’s by-laws provide that if a shareholder wishes to bring business before a meeting, then the shareholder must give timely notice of the business to Marshall & Ilsley. In order to be timely, a notice must:

•        be received by Marshall & Ilsley not less than 90 days before the anniversary date of the annual meeting of shareholders in the immediately preceding year; and

•        contain specified information, including a description of the business to be brought within 10 days after the first public announcement of the date of such annual meeting; and

•        contain specified information, including a description of the business to be brought before the meeting and information about the shareholder making the proposal.

Notices given by shareholders must be in writing.

before the meeting and information about the shareholder making the proposal. In addition, any such shareholder shall be required to provide such further information as may be requested by Marshall & Ilsley in order to comply with federal securities laws, rules and regulations.

Notices given by shareholders must be in writing.

Notice of Shareholder Meetings

Excel	Marshall & Ilsley

The MBCA requires that notice of shareholder meetings be provided at least 10 days before the date of the meeting, or a shorter time provided in the articles or bylaws, and not more than 60 days before the date of the meeting. Excel’s bylaws require that notice of a meeting must state the place, date and time of the meeting and that notice of a special meeting must also state the purpose or purposes for which the meeting is called. Notice may be given by electronic communications if certain requirements are met.

Under the WBCL, a Wisconsin corporation must notify its shareholders of an annual or special meeting not less than 10 nor more than 60 days before the meeting, unless the corporation’s articles of incorporation or by-laws provide otherwise. Marshall & Ilsley’s by-laws provide that notice of an annual meeting or a special meeting must be delivered not less than 10 nor more than 60 days before the date of the meeting. Marshall & Ilsley’s by-laws require that notice of a meeting must state the place, date and time of the meeting and that notice of a special meeting must also state the purpose or purposes for which the meeting is called. Notice may be communicated in person, by telephone, telegraph, teletype, facsimile or other forms of wire or wireless communication, by mail or private carrier, or by electronic transmission.

Shareholder Vote Required for Mergers

Excel	Marshall & Ilsley

Under the MBCA, the board of directors of the corporation must approve a plan of merger and the shareholders entitled to vote must approve the plan of merger by the affirmative vote of the holders of a majority of the shares entitled to vote on the merger. Approval of a plan of merger by the shareholders of the surviving corporation is not required in certain circumstances, none of which are applicable to the merger.

Approval of this merger would, therefore, require the vote by the holders, in aggregate, of at least 3,619,499 shares of Excel common stock as of the record date.

The WBCL provides that a merger to which a Wisconsin corporation is a party must be approved by the directors and by the affirmative vote of the holders of a majority of the shares entitled to vote on the merger and the affirmative vote of the holders of a majority of the shares of each class or series entitled to vote separately on the merger, if any. Approval of a plan of merger by the shareholders of the surviving corporation is not required if:

•        the articles of incorporation of the surviving corporation will not differ, except for limited changes;

•        the number of shares and the rights and preferences of the shares held by the surviving corporation’s shareholders prior to the merger will not change immediately after the merger; and

•        the number of voting shares of stock of the surviving corporation outstanding immediately after the merger plus the number of voting shares issuable as a result of the merger will not exceed by more than 20 percent the total number of voting shares of stock of the surviving corporation outstanding immediately before the merger.

Because Merger Sub will be merged with and into Excel in the merger, the approval of the merger by the shareholders of Marshall & Ilsley is not required.

Dividends

Excel	Marshall & Ilsley

The MBCA provides that the board of directors of a corporation may, subject to any restrictions contained in its articles of incorporation, the bylaws or by agreement, declare and pay dividends upon the shares of its capital stock only if:

•        the board of directors determines that the corporation will be able to pay its debts in the ordinary course of business after making the distribution and the board of directors does not know before the distribution is made that the determination was or has become erroneous;

•        the corporation is able to pay its debts in the ordinary course of business after making the distribution;

•        all amounts payable to preferential shareholders are paid; and

•        the payment of the dividend does not reduce the remaining net assets of the corporation below the aggregate preferential amount payable in the event of liquidation to the holders of shares having preferential rights.

Excel’s bylaws provide that the board of directors has the authority to declare dividends and other distributions to the extent permitted by law.

Under the WBCL, distributions are paid at the discretion of the board of directors of a Wisconsin corporation. The board may authorize, and the corporation may make, distributions to its shareholders, including in connection with the repurchase of the corporation’s shares, in amounts determined by the board, unless:

•        after the distribution the corporation would not be able to pay its debts as they become due in the usual course of business; or

•        the corporation’s total assets after the distribution would be less than the sum of its total liabilities, plus, unless the articles of incorporation provide otherwise, the amount that would be needed to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the distribution, if the corporation were to be dissolved at the time of distribution.

Dissenters’ Rights

Excel	Marshall & Ilsley

The MBCA provides that a shareholder of a Minnesota corporation may dissent from, and obtain payment for the fair value of the shareholder’s shares in the corporation in the event of certain corporate actions, including, among other things, the merger of the corporation. Dissenters’ rights are available with respect to the merger. See “The Merger—Dissenters’ Rights” on page [__] of this proxy statement/prospectus.

Under the WBCL, a shareholder may dissent from, and obtain payment of the fair value of his or her shares in the event of specified mergers, share exchanges and transactions involving the sale of all or substantially all of the corporation’s property other than in the usual and regular course of business. However, dissenters’ rights generally are not available to holders of shares, such as Marshall & Ilsley shares, that are registered on a national securities exchange or quoted on the National Association of Securities Dealers, Inc. Automated Quotations System, unless the corporation’s articles of incorporation provide otherwise. Marshall & Ilsley’s articles of incorporation and by-laws do not provide for dissenters’ rights other than those rights designated by the WBCL.

Because Marshall & Ilsley shareholders do not have the right to vote on the merger, its shareholders do not have dissenters’ rights with respect to the merger under Wisconsin corporate law.

Shareholder Preemptive Rights

Excel	Marshall & Ilsley

The MBCA provides that all shareholders are entitled to preemptive rights, with certain exemptions, to acquire a certain fraction of the unissued shares or rights to purchase securities of a corporation before the corporation may offer them to other persons unless the articles of incorporation specifically deny or limit preemptive rights. Excel’s articles of incorporation provide that no holder of its capital stock has preemptive rights, although Excel has the discretion to grant such rights by agreement or other instrument to any person, whether or not they are a shareholder.

Under the WBCL, subject to specified limitations, holders of shares of a class authorized before 1991 have preemptive rights to acquire a corporation’s unissued shares or other securities convertible into unissued shares, unless the articles of incorporation provide otherwise. Marshall & Ilsley’s articles of incorporation provide that no holder of its capital stock has or will have any preemptive rights.

Shareholder Class Voting Rights

Excel	Marshall & Ilsley

The MBCA provides that in any case where a class or series of shares is entitled by the MBCA, the articles of incorporation or the terms of the shares to vote as a class or series, the matter being voted upon must also receive the affirmative vote of the holders of the same proportion of the shares present of that class or series, as required for approval by all of the voting shareholders of the corporation.

Excel has only one class of stock outstanding.

Under Sections 180.1004 and 180.1103 of the WBCL, holders of a particular class of shares are entitled to vote as a separate class if the rights of that class are affected in various respects by mergers, consolidations or amendments to the articles of incorporation. Under Section 180.1003 of the WBCL, the presence or absence of dissenters’ rights for a voting group affects the right of that group to vote on amendments to a corporation’s articles of incorporation. If a voting group would have dissenters’ rights as a result of the amendment, then a majority of the votes entitled to be cast by that voting group is required for adoption of the amendment.

Indemnification

Excel	Marshall & Ilsley

The MBCA and Excel’s bylaws provide for mandatory indemnification of a director, officer, committee member or employee made or threatened to be made a party to a proceeding by reason of that person’s former or present official capacity in the corporation against certain liabilities and expenses if all of the following apply:

•        the individual has not previously been indemnified by another organization or employee benefit plan for the same liabilities or expenses;

•        the individual acted in good faith;

•        the individual received no improper personal benefit and, if applicable, the MBCA’s requirements with respect to conflicts of interest were satisfied;

•        in the case of a criminal proceeding, the individual had no reasonable cause to believe that the conduct was unlawful; and

•        depending on the capacity in which the individual is serving, the individual either reasonably believed the conduct was in the best interests of the corporation or reasonably believed that the conduct was not opposed to the best interests of the corporation.

The WBCL requires a corporation to indemnify a director or officer to the extent that he or she has been successful on the merits or otherwise in the defense of a proceeding for all reasonable expenses that he or she incurred in the proceeding if the director or officer was a party because he or she is or was a director or officer of the corporation. Indemnification is also required in other instances, unless liability was incurred because the director or officer breached or failed to perform a duty that he or she owes to the corporation, and the breach or failure to perform constitutes any of the following:

•        a willful failure to deal fairly with the corporation or its shareholders in connection with a matter in which the director or officer has a material conflict of interest;

•        a violation of criminal law, unless the director or officer had reasonable cause to believe that his or her conduct was lawful or no reasonable cause to believe that his or her conduct was unlawful

•        a transaction from which the director or officer derived an improper personal benefit; or

•        willful misconduct.

The MBCA and Excel’s bylaws provide that a person requesting indemnification is entitled to the payment or reimbursement by the corporation for reasonable expenses in advance of the final disposition of the proceeding if (i) he or she provides to the corporation a written affirmation of his or her good faith belief that the criteria for indemnification have been satisfied and a written undertaking to repay all amounts so advanced if it is ultimately determined that the criteria have not been satisfied; and (ii) a determination is made on behalf of the corporation that the indemnification would not be precluded based on the facts then known.

The WBCL allows a corporation to limit its obligation to indemnify directors and officers, but Marshall & Ilsley’s articles of incorporation do not limit Marshall & Ilsley’s obligation to indemnify its directors and officers.

A corporation may provide directors and officers additional rights to indemnification, except for conduct described above, under any of the following: (i) the articles of incorporation or by-laws; (ii) a written agreement between the director or officer and the corporation; (iii) by a resolution adopted by the board of directors; or (iv) by a resolution that is adopted, after notice, by a majority vote of all of the corporation’s voting shares then issued and outstanding.

Marshall & Ilsley’s by-laws provide for indemnification of its directors and officers to the fullest extent permitted by law and set forth procedural requirements for requesting indemnification. Marshall & Ilsley’s by-laws provide that an individual shall be indemnified unless it is proven by a final judicial adjudication that indemnification is prohibited. The WBCL provides that reasonable expenses incurred by a director or officer who is a party to a proceeding may be paid or reimbursed by a corporation at such time as the director or officer furnishes to the corporation a written affirmation of his or her good faith belief that he or she has not breached or failed to perform his or her duties to the corporation and a written undertaking to repay any amounts advanced if it is determined that indemnification by the corporation is not required.

Limitations on Directors’ Liability

Excel	Marshall & Ilsley

The MBCA provides that the articles of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its shareholders for monetary damages for breach of a fiduciary duty as a director, provided that the provision does not eliminate or limit the liability of a director for:

•        a breach of the director’s duty of loyalty to the corporation or its shareholders;

Under the WBCL, a director is not liable to the corporation, its shareholders or any person asserting rights on behalf of the corporation or its shareholders for monetary damages or other monetary liabilities arising from a breach of or failure to perform any duty resulting solely from his or her status as a director, unless the person asserting liability proves that the breach or failure to perform constitutes:

•        a willful failure to deal fairly with the corporation or its shareholders in

•        acts or omissions not in good faith or which involved intentional misconduct or a knowing violation of the law;

•        a transaction from which the director derived an improper personal benefit;

•        an unlawful sale of a security or an unlawful distribution to the shareholders; or

•        an act or omission occurring prior to the date when the provision in the articles of incorporation became effective.

Under the MBCA, a director, in determining what he or she believes is in the best interests of the corporation, may consider:

•        the interests of the corporation’s employees, suppliers, creditors and customers;

•        the economy of the state and nation;

•        community and societal considerations;

•        the long-term, as well as short-term, interests of the corporation and its shareholders, including the possibility that these interests may be best served by the continued independence of the corporation; and

•        any other factors that the director considers pertinent.

Excel’s articles of incorporation provide that a director of Excel shall not be personally liable to the corporation or its shareholders for monetary damages for breach of fiduciary duties as a director to the fullest extent permitted by the MBCA.

connection with a matter in which the director has a material conflict of interest;

•        a violation of criminal law, unless the director had reasonable cause to believe that his or her conduct was lawful or no reasonable cause to believe that his or her conduct was unlawful;

•        a transaction from which the director derived an improper personal profit; or

•        willful misconduct.

Under the WBCL, a director or officer, in discharging his or her duties to the corporation and determining what he or she believes is in the best interests of the corporation, may, in addition to considering the effects of any action on shareholders, consider:

•        the effects of the action on employees, suppliers and customers of the corporation;

•        the effects of the action on the communities in which the corporation operates; and

•        any other factors that the director or officer considers pertinent.

Amendment of Articles of Incorporation

Excel	Marshall & Ilsley

Under the MBCA, before the shareholders may vote on an amendment to the articles of incorporation, either a resolution to amend the articles of incorporation must have been approved by the affirmative vote of the majority of the directors present at the meeting where such resolution was considered or the amendment must have been proposed by shareholders holding three percent or more of the voting power of the shares entitled to vote. Amending the articles of incorporation requires the affirmative vote of the holders of the majority of the voting power present and entitled to vote

Under the WBCL, the board of directors of a corporation may propose amendments to a corporation’s articles of incorporation and may establish conditions for the submission of the amendment to the shareholders. Under most circumstances, the WBCL provides that amendments to a corporation’s articles of incorporation must be approved by both the board of directors of the corporation and its shareholders. However, any amendment to the articles of incorporation of a corporation organized before January 1, 1973 which

at the meeting (and of each class, if entitled to vote as a class), unless the articles of incorporation require a larger proportion. Excel’s articles of incorporation require the affirmative vote of holders of not less than 75% of the voting power to amend or repeal Article 7 of the articles of incorporation (dealing with classification of the board of directors).	did not expressly elect before January 1, 1991 to be governed by a majority or greater voting requirement must be approved by the affirmative vote of two-thirds of the shares entitled to vote at a meeting called for that purpose. Marshall & Ilsley’s articles of incorporation were not amended prior to January 1, 1991 to reduce the vote required to amend its articles of incorporation.

Amendment of By-Laws

Excel	Marshall & Ilsley

The MBCA provides that unless reserved to the shareholders by the articles of incorporation, the power to adopt, amend or repeal a corporation’s bylaws is vested in the board. The power of the board is subject to the power of a shareholder or shareholders holding three percent or more of the voting power of the shares entitled to vote to propose a resolution for action by the shareholders to adopt, repeal or amend the bylaws. After adoption of initial bylaws, the board of a Minnesota corporation cannot adopt, amend or repeal a bylaw fixing a quorum for meetings of shareholders, prescribing procedures for removing directors or filling vacancies in the board or fixing the number of directors or their classifications, qualifications or terms of office, but may adopt or amend a bylaw to increase the number of directors. Excel’s articles of incorporation do not address amendment of the Excel bylaws.

Under the WBCL, the board of directors or the shareholders of a corporation may adopt, amend or repeal the by-laws, except to the extent that the articles of incorporation reserve that power to the shareholders or the shareholders provide in adopting, amending or repealing a particular by-law, that the board of directors may not amend, repeal or readopt that by-law or the shareholders set specific voting requirements for the board of directors to amend, repeal or readopt that by-law. Marshall & Ilsley’s articles of incorporation and by-laws provide that the by-laws may be amended, altered or repealed, and new by-laws may be enacted, only by the affirmative vote of not less than two-thirds of the outstanding shares entitled to vote, or by a vote of not less than three-quarters of the board of directors. Marshall & Ilsley’s by-laws further provide that no by-law adopted, amended or repealed by the shareholders shall thereafter be enacted, amended or repealed by the directors unless such action by the shareholders shall expressly confer upon the directors’ authority to thereafter enact, amend or repeal such by-law as so amended. Marshall & Ilsley’s by-laws also provide that any by-law adopted, repealed, or amended by the board of directors shall be subject to reenactment, repeal or amendment by the shareholders acting at any meeting of the shareholders in accordance with the by-laws.

Shareholder’s Inspection Rights

Excel	Marshall & Ilsley

Under the MBCA, any shareholder of a Minnesota corporation similar to Excel has an absolute right, upon written demand, to examine and copy, in person or by a legal representative, at any reasonable time, the corporation’s share register containing the names and addresses of the shareholders and the number and

Under the WBCL, each shareholder of record and his or her agent or attorney may, on written demand, inspect and copy for a proper purpose the list of shareholders prepared for a meeting. The list must be arranged by class or series of shares and must show the address of, and the number of shares classes of shares held by each shareholder, as well as certain corporate organizational and financial documents and reports, shareholder control and voting trust agreements and records of corporate proceedings.

A Minnesota corporation is also required to mail a copy of its latest financial statements to any shareholder who requests a copy in writing.

owned by, each shareholder of record. Inspections must be conducted during regular business hours at the shareholder’s expense. This right of inspection begins two business days after notice of the shareholders’ meeting is given and continues through the meeting.

Both shareholders of record and beneficial shareholders of a Wisconsin corporation who satisfy specified requirements, and their attorneys and agents, have the right to inspect and copy the corporation’s by-laws and, subject to the requirements discussed below, minutes of meetings and consent actions of the board of directors and shareholders, records of actions taken by a committee on behalf of the corporation, accounting records and the record of shareholders. Inspections must be conducted during regular business hours and are conducted at the shareholder’s expense.

Notice of a demand must be given five business days before the date on which the shareholder wants to inspect and copy the records. For records other than the by-laws, the demand must be made in good faith and for proper purpose, and the person must have been a shareholder for at least six months or hold at least five percent of the outstanding shares of the corporation.

A Wisconsin corporation is also required to mail a copy of its latest financial statements to any shareholder who requests a copy in writing.

Issuance of New Shares

Excel	Marshall & Ilsley

Under the MBCA, a corporation may, upon action by the board of directors, issue up to the number of shares of a class or series authorized in the corporation’s articles of incorporation. If a corporation wishes to increase the number of shares of a class or series authorized in its articles of incorporation, then it must amend the articles of incorporation in the manner described above.

Under the WBCL, a corporation may, by action of its board of directors, issue up to the number of shares of a class or series authorized in the corporation’s articles of incorporation. If a corporation wishes to increase the number of shares of a class or series authorized in its articles of incorporation, then it must amend its articles of incorporation in the manner described above.

The listing requirements of the NYSE applicable to Marshall & Ilsley require prior shareholder approval of specified issuances of shares, including issuances of shares bearing voting power equal to or exceeding 20 percent of the pre-issuance outstanding voting power or pre-issuance outstanding number of shares. These requirements do not apply to the issuance of Marshall & Ilsley common stock pursuant to the terms of the merger agreement because the shares to be issued do not exceed 20 percent of Marshall & Ilsley’s outstanding shares of common stock.

Personal Liability of Shareholders

Excel	Marshall & Ilsley

Under the MBCA, a subscriber for shares or a shareholder of a corporation is under no obligation to the corporation or its creditors with respect to the shares subscribed for or owned, except to pay to the corporation the full consideration for which the shares are issued or to be issued.

Under the WBCL, shareholders of a Wisconsin corporation generally are not personally liable for the acts or debts of the corporation.

Under former section 180.0622(2)(b) of the WBCL, shareholders of a Wisconsin corporation could be assessed up to the par value of their shares to satisfy the obligations of the corporation to its employees for services rendered, but not exceeding six months’ service in the case of any individual employee. Certain Wisconsin courts interpreted “par value” to mean the full amount paid by the purchaser of shares upon issuance thereof. Pursuant to 2005 Wisconsin Act 474, Section 180.0622(2)(b) of the WBCL was repealed effective June 14, 2006 and is not applicable to obligations incurred by a Wisconsin corporation on or after such date.

SHAREHOLDER PROPOSALS

The 2008 annual meeting of Marshall & Ilsley shareholders is scheduled for April 23, 2008. In accordance with the Marshall & Ilsley by-laws, nominations, other than by or at the direction of the board of directors, of candidates for election as directors at the 2008 annual meeting of shareholders and any other shareholder proposed business to be brought before the 2008 annual meeting must be submitted to Marshall & Ilsley no later than January 25, 2008. Shareholder proposed nominations and other shareholder proposed business must be made in accordance with Marshall & Ilsley’s by-laws which provide, among other things, that shareholder proposed nominations must be accompanied by certain information concerning the nominee and the shareholder submitting the nomination, and that shareholder proposed business must be accompanied by certain information concerning the proposal and the shareholder submitting the proposal. To be considered for inclusion in the proxy statement solicited by the Marshall & Ilsley board of directors, shareholder proposals for consideration at the 2008 annual meeting must have been received by Marshall & Ilsley at its principal executive offices, 770 North Water Street, Milwaukee, Wisconsin 53202 on or before November 17, 2007. The dates and instructions as to when shareholder proposals intended to be presented at Marshall & Ilsley’s 2009 annual meeting of shareholders and nominations for the board of directors for Marshall & Ilsley’s 2008 annual meeting of shareholders will be set forth in Marshall & Ilsley’s proxy statement for the 2008 annual meeting of shareholders. Proposals should be directed to Mr. Randall J. Erickson, Senior Vice President, General Counsel and Secretary. To avoid disputes as to the date of receipt, it is suggested that any shareholder proposal be submitted by certified mail, return receipt requested.

LEGAL MATTERS

The validity of the Marshall & Ilsley common stock to be issued in connection with the merger will be passed upon by Godfrey & Kahn, S.C., Milwaukee, Wisconsin.

EXPERTS

The consolidated financial statements and management’s report on the effectiveness of internal control over financial reporting incorporated in this prospectus by reference from Marshall & Ilsley’s Annual Report on Form 10-K for the year ended December 31, 2006 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

Marshall & Ilsley has filed a registration statement with the SEC under the Securities Act that registers the distribution to shareholders of Excel the shares of Marshall & Ilsley common stock to be issued in the merger. The registration statement, including the attached appendices, contains additional relevant information about Marshall & Ilsley and Marshall & Ilsley’s common stock. The rules and regulations of the SEC allow us to omit some information included in the registration statement from this proxy statement/prospectus.

In addition, Marshall & Ilsley (File No. 1-15403) files reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934, as amended. You may read and copy this information at the following locations of the SEC:

Public Reference Room 100 F Street, N.E. Room 1024 Washington, D.C. 20549	Northeast Regional Office 223 Broadway New York, New York 10279	Chicago Regional Office Citicorp Center 500 West Madison Street Suite 1400 Chicago, Illinois 60661-2511

You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet world wide web site that contains reports, proxy statements and other information about issuers, like Marshall & Ilsley, that file information electronically with the SEC. The address of that site is http://www.sec.gov.

You can also request copies of this information from Marshall & Ilsley by making a request to:

Investor Relations

Marshall & Ilsley Corporation

770 North Water Street

Milwaukee, Wisconsin 53202

(414) 765-7797

Marshall & Ilsley’s address on the world wide web is http://www.micorp.com, and information regarding Excel may be found at http://www.excelbankmn.com. The information on these web sites is not a part of this document.

You can also inspect reports, proxy statements and other information about Marshall & Ilsley at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

The SEC allows Marshall & Ilsley to “incorporate by reference” information into this proxy statement/prospectus. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this document, except for any information that is superseded by information that is included directly in this document.

This document incorporates by reference the documents listed below that Marshall & Ilsley has previously filed with the SEC (excluding any portions of any such documents that are “furnished” but not “filed” for purposes of the Exchange Act). They contain important information about Marshall & Ilsley and its financial condition.

Marshall & Ilsley Filings	Period or Date Filed
Annual Report on Form 10-K	Year ended December 31, 2006

Current Reports on Form 8–K	January 16, 2007 and February 12, 2007

The description of our common stock contained in the registration statement on Form 8-A filed pursuant to Section 12 of the Exchange Act, including any amendment or report filed with the SEC for purposes of updating this description.	August 3, 2006

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein or in any other subsequently filed document that also is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part hereof.

Additional documents that Marshall & Ilsley may file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this document and the date of the special meeting of Excel’s shareholders or any adjournments or postponements of the special meeting are also incorporated by reference (excluding any portions of any such documents that are “furnished” but not “filed” for purposes of the Exchange Act). These documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

In deciding how to vote on the merger agreement and the merger, you should rely only on the information contained or incorporated by reference in this document. Neither Marshall & Ilsley nor Excel has authorized any person to provide you with any information that is different from what is contained in this document. This document is dated [            ], 2007. You should not assume that the information contained in this document is accurate as of any date other than such date, and neither the mailing to you of this document nor the issuance to you of shares of Marshall & Ilsley common stock will create any implication to the contrary.

APPENDIX A

The merger agreement has been included to provide you with information regarding its terms. It is not intended to provide any other factual information about Marshall & Ilsley or Excel. Such information can be found elsewhere in this proxy statement/prospectus and in the public filings that Marshall & Ilsley makes with the Securities and Exchange Commission, which are available without charge at www.sec.gov.

The merger agreement contains representations and warranties Marshall & Ilsley and Merger Sub, on one hand, and Excel, on the other hand, made to each other. The assertions embodied in those representations and warranties are qualified by information in confidential disclosure schedules that Marshall & Ilsley and Excel have exchanged in connection with signing the merger agreement. Although neither Marshall & Ilsley nor Excel believes that the disclosure schedules contain information that the securities laws require to be publicly disclosed, the disclosure schedules do contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the attached merger agreement. Accordingly, you should not rely on the representations and warranties as characterizations of the actual state of facts, since they are modified by the underlying disclosure schedules. These disclosure schedules contain information that has been included in Marshall & Ilsley’s prior public disclosures, as well as potential additional non-public information. Moreover, information concerning the subject matter of the representations and warranties may have changed since the date of the merger agreement, which subsequent information may or may not be fully reflected in Marshall & Ilsley’s public disclosures.

AGREEMENT AND PLAN OF MERGER

AMONG

MARSHALL & ILSLEY CORPORATION,

EBC ACQUISITION CORPORATION

AND

EXCEL BANK CORPORATION

Dated as of February 9, 2007

A-i

A-ii

ANNEX A	EMPLOYEE BENEFIT MATTERS
ANNEX B	EXECUTIVE OFFICERS
ANNEX C	FORM OF OPINION OF COUNSEL TO SELLER
ANNEX D	FORM OF OPINION OF COUNSEL TO COMPANY
EXHIBIT 1.1	PLAN OF MERGER
EXHIBIT 4.6	AFFILIATE LETTER
EXHIBIT 7.2(c)-1	FORM OF RETENTION AGREEMENT
EXHIBIT 7.2(c)-2	FORM OF CRAIG BENTDAHL AGREEMENT
EXHIBIT 7.2(c)-3	FORM OF ELRAY BENTDAHL AGREEMENT

A-iii

Index of Defined Terms

Section
Affiliates	9.3
Acquisition Proposal	4.4(a)
Acquisition Transaction	4.4(a)
Average Trading Price	1.6(d)
Bank Secrecy Act	2.9(d)
BHCA	2.1(a)
Blue Sky Laws	2.5(b)
Business Days	9.3
Cash Amount	1.6(d)
Certificate	1.7(b)
Change of Recommendation	4.4(c)
Closing	1.2(a)
Closing Date	1.2(a)
Code	Preamble
Company	Preamble
Company Approvals	3.1(a)
Company Articles	3.2
Company By-Laws	3.2
Company Common Stock	1.6(d)
Company Disclosure Schedule	Article III
Company Material Adverse Effect	3.1(c)
Company Reports	3.7(a)
Company’s Board of Directors	Preamble
Company SEC Reports	3.7(a)
Company Subsidiaries	3.1(a)
Company Subsidiary	3.1(a)
Confidentiality Agreement	4.11
Consents	9.3
Contract	9.3
Craig Bentdahl Agreement	7.2(c)
DFI	1.2(b)
Dissenting Shares	1.6(f)
D&O Policy	6.6(b)
Effect	2.1(d)
Effective Time	1.2(b)
Elray Bentdahl Agreement	7.2(c)
Environmental Claims	2.13
Environmental Laws	2.13
ERISA	2.10(a)
Exchange Act	2.5(b)
Exchange Agent	1.6(e)
Exchange Fund	1.7(a)
Existing D&O Policy	4.1(e)
FDIC	2.1(b)
Federal Reserve Board	2.1(a)
FinCEN	2.9(d)
GAAP	2.7(b)
GLB Act	2.1(a)

A-iv

Section
Governmental Authorities	1.7(e)
Hazardous Materials	2.13
HSR Act	2.5(b)
Indemnified Parties	6.6(d)
IRS	2.10(a)
Knowledge	9.3
Law	9.3
Liens	9.3
Loan Property	2.13
MBCA	Preamble
Merger	Preamble
Merger Sub	Preamble
Merger Sub Articles	1.4
Merger Sub By-Laws	1.4
Merger Sub’s Board of Directors	Preamble
Merger Sub Common Stock	1.6(c)
Minnesota Secretary of State	1.2(b)
NYSE	1.6(d)
OCC	3.1(a)
OFAC	2.9(d)
Options	2.3
Option Exchange Ratio	5.6(a)
Option Plans	2.3
Order	9.3
OTS	3.1(a)
Participation Facility	2.13
Patriot Act	2.9(d)
Per Share Consideration	1.6(d)
Person	9.3
Plans	2.10(a)
Proceeding	9.3
Proxy Statement/Prospectus	2.11
Registration Statement	3.10
Regulatory Authorities	9.3
Reimbursable Company Expenses	9.3
Rights	9.3
Sarbanes-Oxley	3.7(b)
SEC	3.7(a)
Section 180.0622(2)(b) of the WBCL	3.3(a)
Section 338(h)(10) Election	6.4(a)
Section 409A	2.10(e)
Securities Act	2.5(b)
Seller	Preamble
Seller Approvals	2.1(b)
Seller Articles	2.2
Seller By-Laws	2.2
Seller’s Board of Directors	Preamble
Seller’s Board of Directors Recommendation	2.4
Seller Common Stock	1.6(a)
Seller Disclosure Schedule	Article II

A-v

Section
Seller Financial Statements	2.7(b)
Seller Material Adverse Effect	2.1(d)
Seller Reports	2.7(a)
Seller Stockholders’ Meeting	2.11
Seller Subsidiaries	2.1(a)
Seller Subsidiary	2.1(a)
Seller Common Stock	1.6(a)
Shares	1.6(a)
Stock Amount	1.6(d)
Subsidiary Organizational Documents	2.2
Superior Offer	9.3
Surviving Corporation	1.1
Tax	2.15
Taxes	2.15
Tax Returns	2.15
Termination Fee	8.3(b)
Title IV Plan	2.10(b)
WBCL	Preamble

A-vi

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of February 9, 2007 (this “Agreement”), among MARSHALL & ILSLEY CORPORATION, a Wisconsin corporation (the “Company”), EBC ACQUISITION CORPORATION, a Wisconsin corporation (the “Merger Sub”), and EXCEL BANK CORPORATION, a Minnesota corporation (the “Seller”). Capitalized terms used herein without definition are defined in the Sections of this Agreement specified in the index of defined terms attached hereto.

WHEREAS, the Boards of Directors of the Company (the “Company’s Board of Directors”), the Merger Sub (the “Merger Sub’s Board of Directors”) and the Seller (the “Seller’s Board of Directors”) have each determined that it is advisable to and in the best interests of their respective stockholders for the Merger Sub to merge with and into the Seller (the “Merger”), pursuant to which the Seller would become a wholly-owned subsidiary of the Company, upon the terms and subject to the conditions set forth herein and in accordance with the Minnesota Business Corporation Act (the “MBCA”) and the Wisconsin Business Corporation Law (the “WBCL”);

WHEREAS, the Company’s Board of Directors, the Merger Sub’s Board of Directors and the Seller’s Board of Directors have each approved the Merger, upon the terms and subject to the conditions set forth herein, and approved and adopted this Agreement;

WHEREAS, subsequent to the Seller’s approval of this Agreement and concurrently with the execution of this Agreement and as a condition and an inducement to the willingness of the Company and the Merger Sub to enter into this Agreement, the Company has entered into a Stockholder Voting Agreement pursuant to which each stockholder listed on Schedule I to such Stockholder Voting Agreement has agreed to vote the shares of the Seller Common Stock beneficially owned by such stockholder in favor of the Merger; and

WHEREAS, the Company, the Seller and the stockholders of the Seller will make an election under Section 338(h)(10) of the Internal Revenue Code of 1986, as amended (the “Code”).

NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties and agreements contained herein, and subject to the terms and conditions set forth herein, the parties hereto hereby agree as follows:

ARTICLE I

THE MERGER

1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the MBCA, the WBCL and the Plan of Merger attached hereto as Exhibit 1.1, at the Effective Time, the Merger Sub shall be merged with and into the Seller. As a result of the Merger, the separate corporate existence of the Merger Sub shall cease and the Seller shall continue as the surviving corporation of the Merger (the “Surviving Corporation”).

1.2 The Closing; Effective Time.

(a) The closing of the Merger and the transactions contemplated hereby (the “Closing”) shall be held at such time, date (the “Closing Date”) and location as may be mutually agreed by the parties. In the absence of such agreement, the Closing shall be held at the offices of Godfrey & Kahn, S.C., 780 North Water Street, Milwaukee, Wisconsin, commencing at 9:00 a.m., Milwaukee time, on a date specified by either party upon five (5) Business Days’ written notice (or, at the election of the Company, on the last Business Day of the month) after the last to occur of the following events: (a) receipt of all Consents of Governmental Authorities legally required to consummate the Merger and the expiration of all statutory waiting periods applicable to the Merger and the other transactions contemplated hereby; and (b) approval of this Agreement and the Merger by the Seller’s stockholders in the manner contemplated by Section 6.2; provided, however, that the Closing shall not occur during the last month of any calendar quarter; and provided further, however, that in no event shall the Closing occur prior to July 1, 2007. Scheduling or commencing the Closing shall not constitute a waiver of the conditions set forth in Article VII by either the Company or the Seller.

(b) Contemporaneously with the Closing, the parties hereto shall cause the Merger to be consummated by filing articles of merger, as necessary, and any other required documents, with the Secretary of State of the State of Minnesota (the “Minnesota Secretary of State”) and the Department of Financial Institutions of the State of Wisconsin (the “DFI”), in such form as required by, and executed in accordance with the relevant provisions of, the MBCA and the WBCL (the effective date and time of such filing or such date and time as the Company and the Seller shall agree and specify in the articles of merger are referred to herein as the “Effective Time”).

1.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of the MBCA and the WBCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, except as otherwise provided herein, all of the property, rights, privileges, powers and franchises of the Seller and the Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Seller and the Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

1.4 Articles of Incorporation; By-Laws. At the Effective Time, the Merger Sub’s Articles of Incorporation, as amended or restated (the “Merger Sub Articles”), and the Merger Sub’s By-Laws, as amended or restated (the “Merger Sub By-Laws”), as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation and the By-Laws of the Surviving Corporation.

1.5 Directors and Officers. At the Effective Time, the directors of the Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Articles of Incorporation and By-Laws of the Surviving Corporation and to be assigned to the class previously assigned (to the extent any such directors are assigned to classes). At the Effective Time, the officers of the Merger Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed.

1.6 Conversion of Securities; Dissenting Shares.

(a) Subject to Section 1.6(e) regarding fractional shares, at the Effective Time, by virtue of the Merger and without action on the part of the Company, the Merger Sub or the Seller, each share of the common stock, $0.01 par value, of the Seller (“Seller Common Stock”), issued and outstanding immediately prior to the Effective Time, other than (i) shares of Seller Common Stock acquired by the Seller and pledged to secure future payment of the purchase price of such shares, (ii) shares of Seller Common Stock owned by the Company or any Company Subsidiary for its own account, and (iii) Dissenting Shares, shall cease to be outstanding and shall be converted into the right to receive the Per Share Consideration. For purposes hereof, “Shares” shall mean all shares of Seller Common Stock issued and outstanding other than those shares of Seller Common Stock described in clauses (i), (ii) and (iii), above.

(b) Each share of Seller Common Stock acquired by the Seller and pledged to secure future payment of the purchase price of such share and each share held by the Company or any Company Subsidiary for its own account immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof as provided in this Section 1.6.

(c) Each share of common stock, par value $0.01 per share, of the Merger Sub (“Merger Sub Common Stock”) issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and non-assessable share of common stock, par value $0.01 per share, of the Surviving Corporation. Following the Effective Time, each certificate evidencing ownership of shares of Merger Sub Common Stock shall evidence ownership of such shares of the Surviving Corporation.

(d) For purposes of this Agreement, “Per Share Consideration” means (A) an amount in cash equal to $9.08 (the “Cash Amount”), plus (B) a fraction of a share of common stock, $1.00 par value, of the Company (“Company Common Stock”) equal to the Stock Amount. The “Stock Amount” will be determined by dividing $4.89 by the Average Trading Price of the Company Common Stock (rounded to the nearest ten thousandth of a share); provided, however, that if the Stock Amount as so calculated (1) is greater than 0.1198, the Stock Amount shall be reduced to 0.1198, or (2) is less than 0.0885, the Stock Amount shall be increased to 0.0885 (such exchange ratio, as adjusted if applicable, is hereinafter referred to as the “Exchange Ratio”). For purposes hereof, the “Average Trading Price” of the Company Common Stock means the average of the average high and low sale price per share of the Company Common Stock on the New York Stock Exchange (the “NYSE”) for the ten (10) trading days ending on and including the third trading day preceding the Effective Time (as reported in an authoritative source).

(e) No fractional shares of Company Common Stock shall be issued in the Merger. In lieu of a fractional share of Company Common Stock, the holder of any Shares who would otherwise be entitled to receive such fractional share (after taking into account all Shares delivered by such holder) shall be entitled to receive a cash payment, without interest and rounded up to the nearest whole cent, in an amount determined by multiplying the Average Trading Price by the fraction of a share of Company Common Stock to which the holder would otherwise have been entitled. As promptly as practicable after the determination of the amount of cash, if any, to be paid to holders of fractional share interests, the bank or trust company designated by the Company as the exchange agent (the “Exchange Agent”) shall so notify the Company, and the Company shall deposit that amount with the Exchange Agent and shall cause the Exchange Agent to forward payments to the holders of fractional share interests, subject to and in accordance with the terms of this Section 1.6.

(f) Notwithstanding anything in this Agreement to the contrary, shares of Seller Common Stock which are issued and outstanding immediately prior to the Effective Time and which are held by stockholders who have validly exercised dissenter’s rights available under Sections 302A.471 and 302A.473 of the MBCA (the “Dissenting Shares”) shall not be converted into or be exchangeable for the right to receive the Per Share Consideration in accordance with this Section 1.6, unless and until such holders shall have failed to perfect or shall have effectively withdrawn or lost their dissenter’s rights under the MBCA. Dissenting Shares shall be treated in accordance with Sections 302A.471 and 302A.473 of the MBCA, if and to the extent applicable. If any such holder shall have failed to perfect or shall have effectively withdrawn or lost such dissenter’s rights, such holder’s shares of Seller Common Stock shall thereupon be converted into and become exchangeable only for the right to receive, as of the Effective Time, the Per Share Consideration in accordance with this Section 1.6. The Seller shall give the Company (a) prompt notice of each and every notice of a stockholder’s intent to demand payment for the stockholder’s shares of Seller Common Stock, attempted withdrawals of such demands, and any other instruments served pursuant to the MBCA and received by the Seller relating to rights to be paid the “fair value” of Dissenting Shares, as provided in Sections 302A.471 and 302A.473 of the MBCA and (b) the opportunity to direct all negotiations and Proceedings with respect to demands for appraisal under the MBCA. The Seller shall not, except with the prior written consent of the Company, voluntarily make any payment with respect to, offer to settle or settle, or approve any withdrawal of any demands for “fair value” under Sections 302A.471 and 302A.473 of the MBCA.

(g) If counsel to the Company shall determine at any time prior to the Effective Time that the Merger may not be treated as a taxable transaction, the Company shall have the right to reduce the Stock Amount and correspondingly increase the Cash Amount to the minimum extent necessary to ensure that the Merger is treated as a taxable transaction, provided that the Per Share Consideration, as calculated and determined pursuant to this Section 1.6, is the same.

1.7 Exchange of Certificates.

(a) Exchange Agent. The Company shall deposit, or shall cause to be deposited, from time to time, with the Exchange Agent, for the benefit of the holders of Shares, for exchange in accordance with this Article I, through the Exchange Agent, the Per Share Consideration, together with any dividends or distributions with respect thereto, if any, to be paid and issued in exchange for Shares pursuant to this Article I (the “Exchange Fund”). Such deposits shall be made after the Effective Time as requested by the Exchange Agent in order for the Exchange Agent to promptly deliver the Per Share Consideration.

(b) Exchange Procedures. As soon as reasonably practicable after the Effective Time but in any event no more than ten (10) Business Days thereafter, the Exchange Agent shall mail to each holder of record of a certificate representing ownership of Shares (a “Certificate” or “Certificates”) whose Shares were converted into the right to receive the Per Share Consideration pursuant to Section 1.6, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as the Company may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Per Share Consideration. Upon surrender of a Certificate for cancellation to the Exchange Agent together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor the Per Share Consideration and any unpaid dividends and distributions thereon as provided in this Article I, which such holder has the right to receive in respect of the Certificate surrendered pursuant to the provisions of this Article I (after taking into account all Shares then held by such holder), and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Shares which is not registered in the transfer records of the Seller, a transferee may exchange the Certificate representing such Shares for the Per Share Consideration and any unpaid dividends and distributions thereon as provided in this Article I if the Certificate representing such Shares is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer, and by evidence that any applicable stock transfer taxes have been paid. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and the posting by such Person of a bond in such amount as the Company may direct as indemnity against any claim that may be made against it or the Exchange Agent with respect to such Certificate, the Exchange Agent will pay and issue in exchange for such lost, stolen or destroyed Certificate the Per Share Consideration and any unpaid dividends and distributions thereon as provided in this Article I, which such holder would have had the right to receive in respect of such lost, stolen or destroyed Certificate. Until surrendered as contemplated by this Section 1.7, each Certificate (other than Certificates representing Shares owned by the Company or any Company Subsidiary and Certificates representing Dissenting Shares) shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Per Share Consideration and any unpaid dividends and distributions thereon as provided in this Article I.

(c) Dividends and Distributions with Respect to Unexchanged Shares. No dividends or other distributions declared or made after the Effective Time with respect to Company Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Company Common Stock represented thereby, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 1.6(e), until the holder of such Certificate shall surrender such Certificate. Subject to the effect of applicable Laws, following surrender of any such Certificate, there shall be paid to the holder of the certificates representing whole shares of Company Common Stock issued in exchange therefor, without interest, (i) promptly, the amount of any cash payable with respect to a fractional share of Company Common Stock to which such holder is entitled pursuant to Section 1.6(e) and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Company Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions, with a record date after the Effective Time but prior to surrender and a payment date occurring after surrender, payable with respect to such whole shares of Company Common Stock.

(d) No Further Rights in the Shares. The Per Share Consideration issued and paid upon conversion of the Shares in accordance with the terms hereof shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to such Shares.

(e) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the former stockholders of the Seller for six (6) months after the Effective Time shall be delivered to the Company, upon demand, and any former stockholders of the Seller who have not theretofore complied with this Article I shall thereafter look only to the Company to claim the Per Share Consideration, any cash in lieu of fractional shares of Company Common Stock and any dividends or distributions with respect to Company Common Stock, in each case without interest thereon, and subject to Section 1.7(g). Any portion of the Exchange Fund remaining unclaimed by holders of Shares as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any United States federal, state or local or any foreign government, or political subdivision thereof, or any multinational organization or authority or any authority, agency or commission entitled to exercise any administrative, executive, judicial, legislative, police, regulatory (including, without limitation, any Regulatory Authority) or taxing authority or power, any court or tribunal (or any department, bureau or division thereof), or any arbitrator or arbitral body (each a “Governmental Authority”), shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation free and clear of any claims or interest of any Person previously entitled thereto.

(f) No Liability. None of the Company, the Merger Sub, the Surviving Corporation or the Seller shall be liable to any former holder of Shares for any such Shares (or dividends or distributions with respect thereto) or cash or other payment delivered to a Governmental Authority pursuant to any abandoned property, escheat or similar Laws.

(g) Withholding Rights. Each of the Company, the Surviving Corporation and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any former holder of Shares such amounts as it is required to deduct and withhold with respect to the making of such payment under any Laws relating to Taxes and pay such withholding amount over to the appropriate Governmental Authority. To the extent that amounts are so withheld by the Company, the Surviving Corporation or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the former holder of the Shares in respect of which such deduction and withholding was made by the Company, the Surviving Corporation or the Exchange Agent, as the case may be.

1.8 Stock Transfer Books. At the Effective Time, the stock transfer books of the Seller shall be closed and there shall be no further registration of transfers of shares of the Seller Common Stock thereafter on the records of the Seller. From and after the Effective Time, the holders of Certificates outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares except as otherwise provided herein or by Law. On or after the Effective Time, any Certificates presented to the Exchange Agent or the Company for any reason shall be converted into the Per Share Consideration in accordance with this Article I, subject to applicable Law in the case of Dissenting Shares.

1.9 Company Common Stock. The shares of Company Common Stock issued and outstanding immediately prior to the Effective Time shall be unaffected by the Merger and at the Effective Time, such shares shall remain issued and outstanding.

1.10 Adjustments for Dilution and Other Matters. If prior to the Effective Time the Company shall declare a stock dividend or other distribution in property other than cash upon, or subdivide, split-up, reclassify or combine, Company Common Stock or declare a dividend or make a distribution on Company Common Stock in any security convertible into Company Common Stock, an appropriate adjustment or adjustments will be made to the Per Share Consideration to be issued for each of the Shares to be converted pursuant to Section 1.6. For the avoidance of doubt, no adjustment or adjustments will be made to the Per Share Consideration as a result of any cash dividends or cash distributions declared or paid by the Company.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF SELLER

Except as disclosed in the disclosure schedule delivered by the Seller to the Company and the Merger Sub prior to the execution of this Agreement (the “Seller Disclosure Schedule”), which shall set forth items of disclosure with specific reference to the particular Section or subsection of this Agreement to which the information in the Seller Disclosure Schedule relates, the Seller hereby represents and warrants to the Company as follows:

2.1 Organization and Qualification; Subsidiaries.

(a) The Seller is a corporation duly organized, validly existing and in good standing under the Laws of the State of Minnesota and a registered bank holding company under the Bank Holding Company Act of 1956 and the regulations promulgated thereunder, as amended (the “BHCA”). The Seller is subject to regulation by the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”). The Seller is not a financial holding company under the Graham-Leach-Bliley Act of 1999 and the regulations promulgated thereunder, as amended (the “GLB Act”). Each subsidiary of the Seller (a “Seller Subsidiary,” or collectively the “Seller Subsidiaries”) is a state banking corporation, limited liability company, limited partnership or trust duly organized, validly existing and in good standing under the Laws of the state of its incorporation or organization. Each of the Seller and the Seller Subsidiaries has the requisite power and authority to own, lease and operate the properties it now owns or holds under lease and to carry on its business as it is now being conducted, is duly qualified or licensed as a foreign business entity to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such jurisdictions in which the failure to be so qualified or licensed would not have a Seller Material Adverse Effect.

(b) Each of the Seller and the Seller Subsidiaries has all Consents and Orders (“Seller Approvals”) necessary to own, lease and operate its properties and to carry on its business as it is now being conducted, including all required authorizations from the Federal Reserve Board, the Federal Deposit Insurance Corporation (the “FDIC”), the Minnesota Secretary of State and the Minnesota Department of Commerce, and neither the Seller nor any Seller Subsidiary has received any notice of any Proceedings relating to the revocation or modification of any Seller Approvals. Neither the Seller nor any of the Seller Subsidiaries has, nor does the Seller or any of the Seller Subsidiaries require, any authorizations from the United States Small Business Administration which are necessary to carry on its business as it is now being conducted.

(c) A true and complete list of the Seller Subsidiaries, together with (i) the Seller’s percentage ownership of each Seller Subsidiary and (ii) Laws under which the Seller Subsidiary is incorporated or organized, is set forth in the Seller Disclosure Schedule. The Seller or one or more of the Seller Subsidiaries owns beneficially and of record all of the outstanding shares of capital stock or other equity interests of each of the Seller Subsidiaries. Except for the Seller Subsidiaries, the Seller does not directly or indirectly own any capital stock or equity interest in, or any interests convertible into or exchangeable or exercisable for any capital stock or equity interest in, any corporation, partnership, joint venture or other business association or other Person, other than in the ordinary course of business and in no event in excess of 5% of the outstanding equity securities of such Person.

(d) As used in this Agreement, the term “Seller Material Adverse Effect” means any effect, change, event, fact, condition, occurrence or development (each an “Effect”) that, individually or in the aggregate with other Effects, (i) is material and adverse to the business, assets, liabilities, results of operations or financial condition of the Seller and the Seller Subsidiaries taken as a whole, and/or (ii) materially impairs the ability of the Seller to consummate the transactions contemplated hereby; provided, however, that the term “Seller Material Adverse Effect” shall not be deemed to include the impact of: (a) any Effect to the extent resulting from the announcement of this Agreement or the transactions contemplated hereby, (b) any action taken or not taken by the Seller or the Seller Subsidiaries in accordance with the terms and covenants contained in this Agreement,

(c) any changes in Laws or interpretations thereof that are generally applicable to the banking industry, (d) changes in GAAP that are generally applicable to the banking industry, (e) expenses reasonably incurred in connection with the transactions contemplated hereby, (f) changes attributable to or resulting from changes in general economic conditions affecting the banking industry generally, or (g) the payment of any amounts due to, or the provision of any other benefits to, any officers or employees under employment Contracts, non-competition agreements, employee benefit plans, severance agreements or other arrangements in existence as of the date of or contemplated by this Agreement, in each case only if disclosed in Section 2.1(d) of the Seller Disclosure Schedule, provided that the payment of any such amounts or the provision of any such benefits shall be made in the ordinary course consistent with past practices or paid in accordance with such Contracts, agreements, plans or arrangements.

(e) The minute books of the Seller and each of the Seller Subsidiaries contain true, complete and accurate records of all meetings and other corporate actions held or taken since January 1, 2001, of their respective stockholders and Boards of Directors (including committees of their respective Boards of Directors).

2.2 Articles of Incorporation and By-Laws. The Seller has heretofore furnished or made available to the Company a complete and correct copy of the Seller’s Articles of Incorporation and the Seller’s By-Laws, each as amended or restated (the “Seller Articles” and the “Seller By-Laws,” respectively), and the Articles of Incorporation and the By-Laws, or other organizational documents, as the case may be, of each Seller Subsidiary, each as amended or restated (the “Subsidiary Organizational Documents”). The Seller Articles, the Seller By-Laws and the Subsidiary Organizational Documents are in full force and effect. Neither the Seller nor any Seller Subsidiary is in breach of any of the provisions of the Seller Articles, the Seller By-Laws or the Subsidiary Organizational Documents.

2.3 Capitalization. The authorized capital stock of the Seller consists of 50,000,000 shares of Seller Common Stock and 5,000,000 undesignated shares. As of the date of this Agreement, (i) 7,238,996 shares of Seller Common Stock are issued and outstanding, all of which are duly authorized, validly issued, fully paid and non-assessable, and not issued in violation of any preemptive right of any Seller stockholder, (ii) no shares of Seller Common Stock have been acquired by the Seller and pledged to secure future payment of the purchase price of such shares, (iii) 609,000 shares of Seller Common Stock are subject to outstanding options to acquire shares of Seller Common Stock (the “Options”) issued pursuant to the Excel Bank Corporation 1998 Equity Incentive Plan and the Excel Bank Corporation 2005 Equity Incentive Plan (collectively, the “Option Plans”), and (iv) no undesignated shares are outstanding. Attached to the Seller Disclosure Schedule is a true and complete list of the holders of record of the Seller Common Stock and the number of shares of Seller Common Stock held by each such holder of record. The authorized capital stock of Excel Bank Minnesota consists of 10,000 shares of common stock, par value $100 per share. As of the date of this Agreement, all of such issued and outstanding shares of common stock are duly authorized, validly issued, fully paid and non-assessable and owned beneficially and of record by the Seller. The authorized capital stock of EBC Statutory Trust I consists of 10,000 capital securities, stated liquidation amount of $1,000 per security, and 310 common securities, stated liquidation amount of $1,000 per security. The authorized capital stock of EBC Statutory Trust II consists of 5,000 capital securities, stated liquidation amount of $1,000 per security, and 155 common securities, stated liquidation amount of $1,000 per security. As of the date of this Agreement, all of such capital and common securities of EBC Statutory Trust I and EBC Statutory Trust II are duly authorized, validly issued, fully paid and non-assessable and owned beneficially and of record by The Bank of New York, as indenture trustee, and Hare & Co., as indenture trustee, respectively, in the case of the capital securities, and the Seller, in the case of the common securities. Except as set forth above in this Section 2.3 and in Section 2.3 of the Seller Disclosure Schedule, there are no securities of the Seller or any Seller Subsidiary (debt, equity or otherwise) authorized, issued or outstanding. All of the issued and outstanding shares of capital stock of the Seller and the Seller Subsidiaries have been issued in compliance with all applicable federal and state securities laws or in accordance with exemptions therefrom. Except as set forth in clause (iii), above, there are no outstanding Rights relating to the issued or unissued capital stock of the Seller, any Seller Subsidiary or obligating the Seller or any Seller Subsidiary to issue or sell any shares of capital stock or other securities of or in the Seller or any Seller

Subsidiary. Each Option (a) was granted in compliance with all applicable Laws and all of the terms and conditions of the Option Plan pursuant to which it was issued, (b) has an exercise price per share of Seller Common Stock equal to or greater than the fair market value of such share at the close of business on the date of such grant, (c) has a grant date identical to the date on which the Seller’s Board of Directors or any committee thereof actually awarded such Option, and (d) qualifies for the tax and accounting treatment afforded to such Option as reflected in the Seller’s Tax Returns and the Seller’s financial statements. There are no obligations, contingent or otherwise, of the Seller or any Seller Subsidiary to repurchase, redeem or otherwise acquire any shares of Seller Common Stock or the capital stock or other equity interests of any Seller Subsidiary or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any Seller Subsidiary or any other Person, except for loan commitments and other funding obligations entered into in the ordinary course of business. Neither the Seller nor any Seller Subsidiary has repurchased, redeemed or otherwise acquired any of its shares of capital stock or other equity interests since December 31, 2005. Each of the outstanding shares of capital stock or other equity interests of each Seller Subsidiary is duly authorized, validly issued, fully paid and non-assessable, and not issued in violation of any preemptive rights of any Seller Subsidiary stockholder or other equity holder, and such shares owned by the Seller are owned free and clear of all limitations of the Seller’s voting rights and Liens whatsoever.

2.4 Authority. The Seller has the requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby (other than, with respect to the Merger, the approval and adoption of this Agreement by the Seller’s stockholders in accordance with the MBCA, the Seller Articles and the Seller By-Laws). The execution and delivery of this Agreement by the Seller and the consummation by the Seller of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the Seller, including, without limitation, the Seller’s Board of Directors (other than, with respect to the Merger, the approval and adoption of this Agreement by the Seller’s stockholders in accordance with the MBCA, the Seller Articles and the Seller By-Laws). As of the date of this Agreement, the Seller’s Board of Directors, at a meeting duly called, constituted and held in accordance with the MBCA and the provisions of the Seller Articles and the Seller By-Laws, has by the unanimous vote of all of the members of the Seller’s Board of Directors determined (a) that this Agreement and the transactions contemplated hereby, including the Merger, are advisable to, fair to and in the best interests of the Seller and its stockholders, (b) to submit this Agreement for approval and adoption by the stockholders of the Seller and to declare the advisability of this Agreement, and (c) to recommend that the stockholders of the Seller adopt and approve this Agreement and the transactions contemplated hereby, including the Merger, and direct that this Agreement and the Merger be submitted for consideration by the stockholders of the Seller at the Seller Stockholders’ Meeting (collectively, the “Seller’s Board of Directors Recommendation”). No other corporate proceedings on the part of the Seller are necessary to authorize this Agreement or to consummate the transactions contemplated hereby (other than, with respect to the Merger, the approval and adoption of this Agreement by the Seller’s stockholders in accordance with the MBCA, the Seller Articles and the Seller By-Laws). This Agreement has been duly and validly executed and delivered by, and constitutes a valid and binding obligation of, the Seller and, assuming due authorization, execution and delivery by the Company and the Merger Sub, is enforceable against the Seller in accordance with its terms, except as enforcement may be limited by Laws affecting insured depository institutions, general principles of equity, whether applied in a court of law or a court of equity, and by bankruptcy, insolvency and similar Laws affecting creditors’ rights and remedies generally.

2.5 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by the Seller do not, and the performance of this Agreement and the consummation of the transactions contemplated hereby by the Seller will not, (i) conflict with or violate the Seller Articles, the Seller By-Laws or the Subsidiary Organizational Documents, (ii) conflict with or violate any Laws or Orders applicable to the Seller or any Seller Subsidiary or by which its or any of their respective properties is bound or affected, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the properties or assets of the Seller or any Seller Subsidiary pursuant to, any note, bond, mortgage, indenture, lease, license, permit, franchise or other Contract to which the Seller or any Seller Subsidiary is a party or by which the Seller or any Seller Subsidiary or its or any of their respective properties is bound or affected. Sections 302A.671, 302A.673 and 302A.675 of the MBCA are inapplicable to the execution, delivery or performance of this Agreement and the transactions contemplated hereby, including the Merger. Without limiting the generality of the foregoing, the Seller is not an “issuing public corporation,” as such term is defined in Section 302A.011 Subd. 39 of the MBCA. No other “business combination,” “control share acquisition,” “fair price” (other than Sections 302A.471 and 302A.473 of the MBCA) or other anti-takeover laws or regulations enacted under Minnesota state law or regulations purport to apply to the execution, delivery or performance of this Agreement or any of the transactions contemplated hereby, including the Merger.

(b) The execution and delivery of this Agreement by the Seller do not, and the performance of this Agreement and the consummation of the transactions contemplated hereby by the Seller will not, require any Consent from, or filing with or notification to, any Governmental Authority, except for applicable requirements, if any, of the Securities Act of 1933 and the regulations promulgated thereunder, as amended (the “Securities Act”), the Securities Exchange Act of 1934 and the regulations promulgated thereunder, as amended (the “Exchange Act”), state securities or blue sky laws and the regulations promulgated thereunder, each as amended (“Blue Sky Laws”), the BHCA, the banking laws of the State of Minnesota and the regulations promulgated thereunder, as amended, the filing and recordation of appropriate merger or other documents as required by the MBCA and the WBCL, and prior notification filings with the Department of Justice under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the regulations promulgated thereunder, as amended (the “HSR Act”). Neither the Seller nor any Seller Subsidiary is subject to any foreign Governmental Authority or foreign Law.

2.6 Compliance; Permits. Neither the Seller nor any Seller Subsidiary is in conflict with, or in default under or violation of, as applicable, (i) any Law applicable to the Seller or any Seller Subsidiary or by which its or any of their respective properties is bound or affected, or (ii) any note, bond, mortgage, indenture, lease, license, permit, franchise or other Contract to which the Seller or any Seller Subsidiary is a party or by which the Seller or any Seller Subsidiary or its or any of their respective properties is bound or affected, except for any such conflicts, defaults or violations which would not have a Seller Material Adverse Effect.

2.7 Banking Reports; Financial Statements.

(a) The Seller and each Seller Subsidiary have filed all forms, reports and documents required to be filed with the Federal Reserve Board, the FDIC, the Minnesota Department of Commerce and any other applicable federal or state securities or banking authorities (all such reports and statements are collectively referred to as the “Seller Reports”). The Seller Reports (i) were prepared in all material respects in accordance with the requirements of applicable Law and (ii) did not at the time they were filed, after giving effect to any amendment thereto filed prior to the date hereof, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except that information as of a later date (but before the date of this Agreement) will be deemed to modify information as of an earlier date.

(b) Each of the Seller Financial Statements (including, if applicable, any related notes thereto) has been prepared in accordance with generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or required by reason of a concurrent change to GAAP) and each fairly presents in all material respects the consolidated financial position of the Seller and the Seller Subsidiaries as of the respective dates thereof and the consolidated results of its operations and cash flows and changes in financial position for the periods indicated, except that any unaudited interim financial statements do not contain the footnotes required by GAAP and were or are subject to normal and recurring year end adjustments, which were not or are not expected to be material in amount, either individually or in the aggregate. The Seller has not had any dispute with any of its auditors regarding accounting matters or policies during any of its past three (3) full fiscal years or during the current fiscal year to date. To the Seller’s Knowledge, the Seller’s auditors will deliver to the Seller an unqualified audit opinion with respect to the Seller’s financial statements as of and for the year ended December 31, 2006. As used in this Agreement, “Seller Financial Statements” means (i) the unaudited consolidated balance sheet as of September 30, 2006 and the audited consolidated balance sheets as of December 31, 2003, 2004 and 2005, respectively (including related notes and schedules, if any), of the Seller; (ii) the unaudited consolidated statements of income, cash flows and stockholders’ equity for the period ended September 30, 2006 and the audited consolidated statements of income, cash flows and stockholders’ equity for the years ended December 31, 2003, 2004 and 2005, respectively (including related notes and schedules, if any), of the Seller; and (iii) all bank financial reports, including any amendments thereto, filed with any Governmental Authorities by each bank subsidiary for the year ended December 31, 2005 and the nine (9) month period ended September 30, 2006, and all bank financial reports to be filed after the date hereof until the Closing, together with any correspondence between each Seller Subsidiary and any Governmental Authority concerning any of the foregoing financial statements or the financial position of any Seller Subsidiary.

(c) The Seller has in place a process designed by, or under the supervision of, the Seller’s Chief Executive Officer or Chief Financial Officer, or individuals performing similar functions, and effected by the Seller’s Board of Directors, management and other personnel, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP and includes those policies and procedures that: (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Seller, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of the Seller are being made only in accordance with authorizations of management and directors of the Seller, and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Seller’s assets that could have a material effect on the financial statements.

(d) There are no outstanding loans made by the Seller or any Seller Subsidiary to any executive officer or director of the Seller, other than loans that are subject to and that were made and continue to be in compliance with Regulation O under the Federal Reserve Act.

(e) Except (i) for those liabilities that are reflected or fully reserved against on the consolidated balance sheet of the Seller as of September 30, 2006, and (ii) for liabilities incurred in the ordinary course of business consistent with past practice since September 30, 2006, neither the Seller nor any Seller Subsidiary has incurred any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due) that is required to be disclosed on a balance sheet prepared in accordance with GAAP that has had, or would reasonably be expected to have, a Seller Material Adverse Effect.

(f) The Seller has not been notified by its independent public accounting firm that such accounting firm is of the view that any of the Seller Financial Statements should be restated which has not been restated in subsequent Seller Financial Statements or that the Seller should modify its accounting in future periods in a manner that would have a Seller Material Adverse Effect.

(g) Since January 1, 2006, none of the Seller, the Seller Subsidiaries, any director, officer or employee of the Seller or the Seller Subsidiaries or, to the Seller’s Knowledge, any auditor, accountant or representative of the Seller or the Seller Subsidiaries, has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Seller or the Seller Subsidiaries or their respective internal accounting controls, including any complaint, allegation, assertion or claim that the Seller or any Seller Subsidiary has engaged in questionable accounting or auditing practices. No attorney representing the Seller or the Seller Subsidiaries, whether or not employed by the Seller or the Seller Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by the Seller, any Seller Subsidiary or any of their officers, directors, employees or agents to the Seller’s or any Seller Subsidiary’s Board of Directors or any committee thereof or to any director or officer of the Seller or any Seller Subsidiary. Since January 1, 2006, there have been no internal investigations regarding accounting or revenue recognition discussed with, reviewed by or initiated at the direction of the Chief Executive Officer, Chief Financial Officer, individuals performing similar functions, the Seller’s or any Seller Subsidiary’s Board of Directors or any committee thereof.

2.8 Absence of Certain Changes or Events.

(a) Since December 31, 2005 to the date hereof, the Seller and the Seller Subsidiaries have conducted their businesses only in the ordinary course and in a manner consistent with past practice and, since December 31, 2005, there has not been (i) any change in the financial condition, results of operations or business of the Seller or any of the Seller Subsidiaries which has had, or would be reasonably expected to have, a Seller Material Adverse Effect, (ii) any damage, destruction or loss (whether or not covered by insurance) with respect to any assets of the Seller or any of the Seller Subsidiaries which has had, or would be reasonably expected to have, a Seller Material Adverse Effect, (iii) any change by the Seller in its accounting methods, principles or practices, (iv) any revaluation by the Seller of any of its assets in any material respect, (v) except for distributions made on the Seller Common Stock described in Section 2.8(a) of the Seller Disclosure Schedule and as permitted by Section 4.2(b), below, any declaration, setting aside or payment of any dividends or distributions in respect of shares of Seller Common Stock or any redemption, repurchase or other acquisition of any of its securities or any of the securities of any Seller Subsidiary, (vi) any increase in the wages, salaries, bonuses, compensation, pension or other fringe benefits or perquisites payable to any executive officer, employee or director of the Seller or any Seller Subsidiary or any grant of any severance or termination pay, except in the ordinary course of business consistent with past practices, (vii) any strike, work stoppage, slow-down or other labor disturbance, (viii) the execution of any collective bargaining agreement or other Contract with a labor union or organization, or (ix) any union organizing activities.

(b) To the Seller’s Knowledge, no third Person has used, with or without permission, the corporate name, trademarks, trade names, service marks, logos, symbols or similar intellectual property of the Seller or any Seller Subsidiary in connection with the marketing, advertising, promotion or sale of such third Person’s products or services. Neither the Seller nor any Seller Subsidiary is a party to any joint marketing or other affinity marketing program with any third Person.

2.9 Absence of Proceedings and Orders.

(a) There is no Proceeding pending or, to the Seller’s Knowledge, threatened against the Seller or any Seller Subsidiary or any of their properties or assets or challenging the validity or propriety of the transactions contemplated by this Agreement.

(b) There is no Order imposed upon the Seller, any of the Seller Subsidiaries or the assets of the Seller or any of the Seller Subsidiaries, including, without limitation, any Order relating to any of the transactions contemplated by this Agreement.

(c) Neither the Seller nor any of the Seller Subsidiaries is subject to and, to the Seller’s Knowledge, there are no facts and/or circumstances in existence that will result in the Seller or any of the Seller Subsidiaries becoming subject to, any written Order, agreement (including an agreement under Section 4(m) of the BHCA), memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, or has adopted any extraordinary board resolutions at the request of, any Governmental Authority charged with the supervision or regulation of financial institutions or issuers of securities or engaged in the insurance of deposits or the supervision or regulation of it or any of the Seller Subsidiaries, nor has any Governmental Authority advised it in writing or, to the Seller’s Knowledge, otherwise advised that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such Order, agreement, memorandum of understanding or extraordinary supervisory letter or any such board resolutions, nor, to the Seller’s Knowledge, has any Governmental Authority commenced an investigation in connection therewith.

(d) The Seller is not aware of, has not been advised of, and has no reason to believe that any facts or circumstances exist which would cause it or any of the Seller Subsidiaries to be deemed to be (i) operating in violation of The Currency and Foreign Transactions Reporting Act and the regulations promulgated thereunder, as amended (the “Bank Secrecy Act”), the USA Patriot Act of 2001 and the regulations promulgated thereunder, as amended (the “Patriot Act”), the laws and regulations promulgated and administered by the Office of Foreign Asset Control (“OFAC”), any Order issued with respect to anti-money laundering by the United States Department of Justice or the United States Department of Treasury’s Financial Crimes Enforcement Network (“FinCEN”), any Order issued by OFAC, or any other applicable anti-money laundering Laws; or (ii) not in satisfactory compliance with the applicable privacy and customer information requirements contained in any privacy, data protection or security breach notification Laws, including, without limitation, Title V of the GLB Act and the provisions of the information security program adopted pursuant to 12 C.F.R Part 40. The Seller is not aware of any facts or circumstances which would cause it to believe that any non-public customer information has been disclosed to or accessed by an unauthorized third Person in a manner which would cause it or any of the Seller Subsidiaries to undertake any remedial action. The Seller (or where appropriate the Seller Subsidiary) has adopted and implemented an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that comply with Section 326 of the Patriot Act and such anti-money laundering program meets the requirements in all material respects of Section 352 of the Patriot Act and it (or such other of the Seller Subsidiaries) has complied in all respects with any requirements to file reports and other necessary documents as required by the Patriot Act, the Bank Secrecy Act or any other anti-money laundering Laws.

2.10 Employee Benefit Plans.

(a) Current Plans. The Seller Disclosure Schedule lists all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 and the regulations promulgated thereunder, as amended (“ERISA”)), and all bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other benefit plans, programs or arrangements, and all employment, termination, severance and other employment Contracts or employment arrangements, with respect to which the Seller or any Seller Subsidiary has any obligation, whether absolute, accrued, contingent or otherwise and whether due or to become due (collectively, the “Plans”). The Seller has furnished or made available to the Company a complete and accurate copy of each Plan (or a description of the Plans, if the Plans are not in writing) and a complete and accurate copy of each material document prepared in connection with each such Plan, including, without limitation, and where applicable, a copy of (i) each trust or other funding arrangement, (ii) each summary plan description and summary of material modifications, (iii) the three (3) most recently filed United States Internal Revenue Service (“IRS”) Forms 5500 and related schedules, (iv) the most recently issued determination letter from the IRS for each such Plan and the materials submitted to obtain such letter and (v) the three (3) most recently prepared actuarial and financial statements with respect to each such Plan.

(b) Absence of Certain Types of Plans. No member of the Seller’s “controlled group,” within the meaning of Section 4001(a)(14) of ERISA, maintains or contributes to, or within the five (5) years preceding the Effective Time has maintained or contributed to, an employee pension benefit plan subject to Title IV of ERISA (“Title IV Plan”), including, without limitation, any “multiemployer pension plan” as defined in Section 3(37) of ERISA. Except as provided in the written employment Contracts or written arrangements identified in Section 2.10(b) of the Seller Disclosure Schedule, none of the Plans obligates the Seller or any of the Seller Subsidiaries to pay separation, severance, termination or similar benefits solely as a result of any transaction contemplated by this Agreement or as a result of a “change in control,” within the meaning of such term under Section 280G of the Code. Except as provided in the employment Contracts or arrangements identified in Section 2.10(b) of the Seller Disclosure Schedule, or as required by the Consolidated Omnibus Budget Reconciliation Act of 1986, as amended, none of the Plans provides for or promises retiree medical, disability or life insurance benefits to any current or former employee, officer or director of the Seller or any of the Seller Subsidiaries. Each of the Plans is subject only to the Laws of the United States or a political subdivision thereof.

(c) Compliance with Applicable Law. Each Plan has been operated in all respects in accordance with the requirements of all applicable Law and all Persons who participate in the operation of such Plans and all Plan “fiduciaries” (within the meaning of Section 3(21) of ERISA) have acted in accordance with the provisions of all applicable Law, except where such operations or violations of applicable Law would not have a Seller Material Adverse Effect. The Seller and the Seller Subsidiaries have performed all obligations required to be performed by any of them under, are not in any respect in default under or in violation of, and the Seller and the Seller Subsidiaries have no Knowledge of any default or violation by any party to, any Plan, except where such failures, defaults or violations would not have a Seller Material Adverse Effect. No Proceeding is pending or, to the Knowledge of the Seller or the Seller Subsidiaries, threatened with respect to any Plan (other than claims for benefits in the ordinary course) and, to the Knowledge of the Seller or the Seller Subsidiaries, no fact or event exists that could give rise to any such Proceeding. Neither the Seller nor any Seller Subsidiary has incurred any liability under Section 302 of ERISA or Section 412 of the Code that has not been satisfied in full and no condition exists that presents a material risk of incurring any such liability.

(d) Qualification of Certain Plans. Each Plan that is intended to be qualified under Section 401(a) of the Code or Section 401(k) of the Code (including each trust established in connection with such a Plan that is intended to be exempt from federal income taxation under Section 501(a) of the Code) has received a favorable determination letter from the IRS that it is so qualified or is entitled to rely on a favorable opinion or advisory letter issued to the sponsor of a master or prototype plan, and, to the Seller’s Knowledge, there is no fact or event that could adversely affect the qualified status of any such Plan. No trust maintained or contributed to by the Seller or any of the Seller Subsidiaries is intended to be qualified as a voluntary employees’ beneficiary association or is intended to be exempt from federal income taxation under Section 501(c)(9) of the Code.

(e) Non-Qualified Deferred Compensation Plans. No Plan that is a non-qualified deferred compensation plan subject to Section 409A of the Code and the related guidance issued thereunder, as amended (“Section 409A”) has been modified (as defined under Section 409A) on or after October 3, 2004 and all such non-qualified deferred compensation plans have been operated and administered by the Seller and the Seller Subsidiaries in good faith compliance with Section 409A from the period beginning January 1, 2005 through the date hereof.

(f) Absence of Certain Liabilities and Events. There has been no non-exempt prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) with respect to any Plan. Neither the Seller nor any Seller Subsidiary has incurred any liability for any excise tax arising under Sections 4971 through 4980G of the Code that would have a Seller Material Adverse Effect and, to the Seller’s Knowledge, no fact or event exists that could give rise to any such liability.

(g) Plan Contributions. All contributions, premiums or payments required to be made with respect to any Plan by the Seller and the Seller Subsidiaries have been made on or before their due dates or within the applicable grace period for payment without default.

(h) Employment Contracts. Neither the Seller nor any Seller Subsidiary is a party to any Contracts for employment, severance, consulting or other similar agreements with any employees, consultants, officers or directors of the Seller or any of the Seller Subsidiaries, except as set forth on Section 2.10(h) of the Seller Disclosure Schedule. Neither the Seller nor any Seller Subsidiary is a party to any collective bargaining agreements.

(i) Effect of Agreement. The consummation of the transactions contemplated by this Agreement will not, either alone or in conjunction with another event, entitle any current or former employee of the Seller or any Seller Subsidiary to severance pay, unemployment compensation or any other payment, including payments constituting “excess parachute payments” within the meaning of Section 280G of the Code or accelerate the time of payment or vesting or increase the compensation due any such employee or former employee.

2.11 Registration Statement; Proxy Statement/Prospectus. The information supplied by the Seller for inclusion in the Registration Statement will not, at the time the Registration Statement (including any amendments or supplements thereto) is declared effective by the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The information supplied by the Seller for inclusion in the proxy statement/prospectus to be sent to the stockholders of the Seller in connection with the meeting of the Seller’s stockholders to consider the Merger (the “Seller Stockholders’ Meeting”) (such proxy statement/prospectus as amended or supplemented is referred to herein as the “Proxy Statement/Prospectus”) will not, at the date the Proxy Statement/Prospectus (or any amendment thereof or supplement thereto) is first mailed to stockholders, at the time of the Seller Stockholders’ Meeting and at the Effective Time, be false or misleading with respect to any material fact required to be stated therein, or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time any event relating to the Seller, the Seller Subsidiaries or any of its or their Affiliates, officers or directors is discovered by the Seller which should be set forth in an amendment or supplement to the Registration Statement or an amendment or supplement to the Proxy Statement/Prospectus, the Seller shall promptly inform the Company. The Proxy Statement/Prospectus will comply in all material respects as to form with the requirements of the Securities Act and the Exchange Act (to the extent applicable). Notwithstanding the foregoing, the Seller makes no representation or warranty with respect to any information about, or supplied or omitted by, the Company or the Merger Sub which is contained in any of the foregoing documents.

2.12 Title to Property. The Seller Disclosure Schedule identifies all real property owned by the Seller or any of the Seller Subsidiaries and identifies, to the Seller’s Knowledge, all real property leases pursuant to which the Seller or any of the Seller Subsidiaries is a party, either as a lessor or lessee. The Seller and each of the Seller Subsidiaries has good and marketable title to all of their respective properties and assets, real and personal, free and clear of all Liens, except liens for Taxes not yet due and payable, pledges to secure deposits and such minor imperfections of title, if any, as do not materially detract from the value of or interfere with the present use of the property affected thereby and which would not have a Seller Material Adverse Effect; and all leases and licenses pursuant to which the Seller or any of the Seller Subsidiaries lease or license from other Persons any real or material amounts of personal property are in good standing, valid and effective in accordance with their respective terms, and there is not, under any of such leases and licenses, any existing material default or event of default (or event which with notice or lapse of time, or both, would constitute a material default and in respect of which the Seller or such Seller Subsidiary has not taken adequate steps to prevent such a default from occurring). All of the Seller’s and each of the Seller’s Subsidiaries’ buildings and equipment in regular use have been reasonably maintained and are in good and serviceable condition, reasonable wear and tear excepted.

2.13 Environmental Matters. To the Seller’s Knowledge: (i) each of the Seller, the Seller Subsidiaries, properties owned or operated by the Seller or the Seller Subsidiaries, the Participation Facilities and the Loan Properties are and at all times since they became properties owned or operated by the Seller or the Seller Subsidiaries or, in the case of Participation Facilities or Loan Properties, since they became Participation Facilities or Loan Properties, as the case may be, have been in compliance with all applicable Laws, Orders and Contractual obligations relating to the environment, health, safety, natural resources, wildlife or “Hazardous Materials” which are hereinafter defined as chemicals, pollutants, contaminants, wastes, toxic substances, compounds, products, solid, liquid, gas, petroleum or other regulated substances or materials which are hazardous, toxic or otherwise harmful to health, safety, natural resources or the environment (“Environmental Laws”), except for violations which would not have a Seller Material Adverse Effect; (ii) during and prior to the period of (a) the Seller’s or any of the Seller Subsidiaries’ ownership or operation of any of their respective current properties, (b) the Seller’s or any of the Seller Subsidiaries’ participation in the management of any Participation Facility or (c) the Seller’s or any of the Seller Subsidiaries’ holding of a security interest in a Loan Property, Hazardous Materials have not been generated, treated, stored, transported, released or disposed of in, on, under, above, from or affecting any such property, except where such release, generation, treatment, storage, transportation or disposal would not have a Seller Material Adverse Effect; (iii) there is no asbestos or any material amount of ureaformaldehyde materials in or on any property owned or operated by the Seller or any Seller Subsidiary or any Loan Property or Participation Facility and no electrical transformers or capacitors, other than those owned by public utility companies, on any such properties contain any polychlorinated biphenyls, which, in either case, would have a Seller Material Adverse Effect; (iv) there are no underground or aboveground storage tanks and there have never been any underground or aboveground storage tanks located on, in or under any properties currently or formerly owned or operated by the Seller or any Seller Subsidiary or any Loan Property or Participation Facility, which, in either case, would have a Seller Material Adverse Effect; (v) neither the Seller nor any Seller Subsidiary has received any notice from any Governmental Authority or third Person notifying the Seller or any Seller Subsidiary of any Environmental Claim; and (vi) there are no circumstances with respect to any properties currently owned or operated by the Seller or any Seller Subsidiary or any Loan Property or Participation Facility that could reasonably be anticipated (a) to form the basis for an Environmental Claim against the Seller or any Seller Subsidiary or any properties currently or formerly owned or operated by the Seller or any Seller Subsidiary or any Loan Property or Participation Facility or (b) to cause any properties currently owned or operated by the Seller or any Seller Subsidiary or any Loan Property or Participation Facility to be subject to any restrictions on ownership, occupancy, use or transferability under any applicable Environmental Law or require notification to or Consent of any Governmental Authority or third Person pursuant to any Environmental Law.

The following definitions apply for purposes of this Section 2.13: (a) “Loan Property” means any real property in which the Seller or any Seller Subsidiary holds a security interest and which has a fair market value greater than or equal to $1,000,000 (based on the most recent appraisal or other information available to the Seller or any Seller Subsidiary) and, where required by the context, said term means the owner or operator of such property; (b) “Participation Facility” means any facility in which the Seller or any Seller Subsidiary participates in the management and, where required by the context, said term means the owner or operator of such property; and (c) “Environmental Claims” shall mean any and all administrative, regulatory, judicial or private Proceedings relating in any way to (i) any Environmental Law; (ii) any Hazardous Material including, without limitation, any abatements, removal, remedial, corrective or other response action in connection with any Hazardous Material, Environmental Law or Order of a Governmental Authority; or (iii) any actual or alleged damage, injury, threat or harm to health, safety, natural resources, wildlife or the environment which would have a Seller Material Adverse Effect.

2.14 Absence of Agreements. Neither the Seller nor any Seller Subsidiary is a party to any Contract or Order which restricts the conduct of its business (including any Contract containing covenants which limit the ability of the Seller or of any Seller Subsidiary to compete in any line of business or with any Person or which involve any restriction of the geographical area in which, or method by which, the Seller or any Seller Subsidiary may carry on its business (other than as may be required by applicable Law or Governmental Authorities)), or in any manner relates to its capital adequacy, credit policies or management, nor has the Seller been advised that any Governmental Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such Contract or Order.

2.15 Taxes. The Seller and the Seller Subsidiaries have timely filed all Tax Returns required to be filed by them on or prior to the date of this Agreement (all such Tax Returns being accurate and complete in all material respects), and the Seller and the Seller Subsidiaries have timely paid and discharged all Taxes due in connection with or with respect to the filing of such Tax Returns, except such as are not yet due or are being contested in good faith by appropriate Proceedings and with respect to which the Seller is maintaining reserves adequate for their payment. For purposes of this Agreement, “Tax” or “Taxes” shall mean taxes, charges, fees, levies and other governmental assessments and impositions of any kind payable to any Governmental Authority, including, without limitation, (i) income, franchise, profits, gross receipts, estimated, ad valorem, value-added, sales, use, service, real or personal property, capital stock, license, payroll, withholding, disability, employment, social security, worker’s compensation, unemployment compensation, utility, severance, production, excise, stamp, occupation, premiums, windfall profits, transfer and gains taxes, (ii) customs duties, imposts, charges, levies or other similar assessments of any kind, and (iii) interest, penalties and additions to tax imposed with respect thereto; and “Tax Returns” shall mean returns, reports and information statements with respect to Taxes required to be filed with the IRS or any other Governmental Authority, including, without limitation, consolidated, combined and unitary tax returns. The Seller has made a valid and timely election under Subchapter S of the Code to be treated as an “S Corporation” and to have each of the Seller Subsidiaries to be treated as a “qualified Subchapter S Subsidiary,” which election was accomplished in compliance with all applicable federal and state Laws, has been effective since January 1, 1997, remains in effect as of the date of this Agreement and will remain in effect through the Effective Time. For purposes of this Section 2.15, references to the Seller and the Seller Subsidiaries include former subsidiaries of the Seller for the periods during which any such Persons were owned, directly or indirectly, by the Seller. Neither the IRS nor any other Governmental Authority is now asserting, either through audits, administrative Proceedings or court Proceedings, any deficiency or claim for additional Taxes from the Seller or the Seller Subsidiaries. Neither the Seller nor any of the Seller Subsidiaries has granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any Tax. Except for statutory liens for current Taxes not yet due, there are no material Tax Liens on any assets of the Seller or any of the Seller Subsidiaries. Neither the Seller nor any of the Seller Subsidiaries has received a ruling or entered into an agreement with the IRS or any other Governmental Authority with respect to Taxes that would have a Seller Material Adverse Effect. No agreements relating to allocating or sharing of Taxes exist among the Seller and the Seller Subsidiaries and no Tax indemnities given by the Seller or the Seller Subsidiaries in connection with a sale of stock or assets remain in effect. Neither the Seller nor any of the Seller Subsidiaries is required to include in income either (i) any amount in respect of any adjustment under Section 481 of the Code or (ii) any installment sale gain. Neither the Seller nor any of the Seller Subsidiaries has made an election under Section 341(f) of the Code. Neither the Seller nor any of the Seller Subsidiaries (i) is a member of an affiliated, consolidated, combined or unitary group, other than one of which the Seller was the common parent, or (ii) has any liability for the Taxes of any Person (other than the Seller and the Seller Subsidiaries) under Treasury Regulation Section 1-1502-6 (or any similar provision of state or local Law) as a transferee or successor, by Contract or otherwise. Neither the Seller nor any Seller Subsidiary shall be liable for any Tax under Section 1374 of the Code in connection with the deemed sale of the Seller’s assets resulting from the Section 338(h)(10) Election. Since January 1, 1997, neither the Seller nor any Seller Subsidiary has (a) acquired assets from a third Person in a transaction in which the Seller’s or any Seller Subsidiary’s Tax basis for the acquired assets was determined, in whole or in part, by reference to the Tax basis of such acquired assets (or any other property) in the hands of such third Person, or (b) acquired any shares of capital stock of any corporation that is a “qualified Subchapter S Subsidiary” under Subchapter S of the Code.

2.16 Insurance. The Seller Disclosure Schedule lists all policies of insurance of the Seller and the Seller Subsidiaries currently in effect. Neither the Seller nor any of the Seller Subsidiaries has any liability for unpaid premiums or premium adjustments not properly reflected on the Seller’s financial statements for the nine (9) months ended September 30, 2006.

2.17 Brokers. No broker, finder or investment banker (other than Keefe, Bruyette & Woods, Inc.) is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Seller. Prior to the date of this Agreement, the Seller has furnished to the Company a complete and correct copy of all agreements between the Seller and Keefe, Bruyette & Woods, Inc. pursuant to which such firm would be entitled to any payment relating to the transactions contemplated hereunder.

2.18 Seller Material Adverse Effect. Since December 31, 2005, there has not been any Effect that has had, or would be reasonably expected to have, a Seller Material Adverse Effect.

2.19 Material Contracts. Except for loan or credit agreements entered into by the Seller or any Seller Subsidiary as lender in the ordinary course of business consistent with past practice and as disclosed in Section 2.19 of the Seller Disclosure Schedule (which may reference other Sections of such Schedule), neither the Seller nor any Seller Subsidiary is a party to or obligated under any Contract which is not terminable by the

Seller or the Seller Subsidiary without additional payment or penalty within sixty (60) days of delivery of notice of such termination and obligates the Seller or any Seller Subsidiary for payments or other consideration with a value in excess of $25,000 in aggregate annual payments over the term of such Contract.

2.20 Opinion of Financial Advisor. The Seller has received the written opinion of Keefe, Bruyette & Woods, Inc. on the date of this Agreement to the effect that, as of the date of this Agreement, the Per Share Consideration to be received in the Merger by the Seller’s stockholders is fair to the Seller’s stockholders from a financial point of view, and the Seller will promptly, after the date of this Agreement, deliver a copy of such opinion to the Company.

2.21 Vote Required. The affirmative vote of a majority of the votes that holders of the outstanding shares of Seller Common Stock are entitled to cast is the only vote of the holders of any class or series of the Seller’s capital stock necessary to approve this Agreement and the transactions contemplated hereby, including the Merger.

2.22 Stock Options. The assumption of the Option Plans and the Options issued thereunder as provided in Section 5.6 of this Agreement by the Company are permitted by and consistent with the terms of the Option Plans, the agreements under which the Options were issued and applicable Law.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE MERGER SUB

Except as disclosed in the Company SEC Reports or in the disclosure schedule delivered by the Company and the Merger Sub to the Seller prior to the execution of this Agreement (the “Company Disclosure Schedule”), which shall set forth items of disclosure with specific reference to the particular Section or subsection to which the information in the Company Disclosure Schedule relates, the Company and the Merger Sub, jointly and severally, hereby represent and warrant to the Seller as follows:

3.1 Organization and Qualification; Subsidiaries.

(a) The Company is a corporation duly organized, validly existing and in active status under the Laws of the State of Wisconsin, a registered bank holding company under the BHCA and a financial holding company under the GLB Act. The Merger Sub is a corporation duly organized, validly existing and in active status under the Laws of the State of Wisconsin. Each subsidiary of the Company (a “Company Subsidiary,” or collectively the “Company Subsidiaries”) is a bank, corporation, limited liability company or other form of business entity duly organized, validly existing and in good standing under the Laws of the state of its incorporation or organization or the United States of America. Each of the Company, the Merger Sub and the other Company Subsidiaries have the requisite power and authority and is in possession of all Consents and Orders (“Company Approvals”) necessary to own, lease and operate its properties and to carry on its business as it is now being conducted, including appropriate authorizations from the Federal Reserve Board, the FDIC, the DFI, the Office of Thrift Supervision (the “OTS”) and the Office of Comptroller of the Currency (“OCC”), and none of the Company, the Merger Sub nor any other Company Subsidiary has received any notice of Proceedings relating to the revocation or modification of any Company Approvals, except in each case where the revocations or modifications, the failure to be so organized, existing and in good standing or to have such power, authority or Company Approvals would not have a Company Material Adverse Effect.

(b) The Company, the Merger Sub and each other Company Subsidiary is duly qualified or licensed as a foreign business entity to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such jurisdictions in which the failure to be so qualified or licensed would not have a Company Material Adverse Effect.

(c) As used in this Agreement, the term “Company Material Adverse Effect” means any Effect that, individually or in the aggregate with other Effects, (i) is material and adverse to the business, assets, liabilities, results of operations or financial condition of the Company and the Company Subsidiaries (including the Merger Sub) taken as a whole, and/or (ii) materially impairs the ability of the Company or the Merger Sub to consummate the transactions contemplated hereby; provided, however, that the term “Company Material Adverse Effect” shall not be deemed to include: (a) any Effect to the extent resulting from the announcement of this Agreement or the transactions contemplated hereby, (b) any Effect resulting from compliance with the terms and conditions of this Agreement, (c) any decrease in the price or trading volume of the Company Common Stock (but not excluding any Effect underlying such decrease to the extent such Effect would constitute a Company Material Adverse Effect), (d) any Effect to the extent resulting from changes in Laws generally applicable to the banking industry, (e) any Effect to the extent resulting from changes in GAAP which the Company or any of the Company Subsidiaries (including the Merger Sub) is required to adopt, (f) changes attributable to or resulting from changes in general economic conditions affecting the banking industry generally (unless such Effect would reasonably be expected to have a materially disproportionate impact on the business, assets, liabilities, results of operations or financial condition of the Company and the Company Subsidiaries (including the Merger Sub) taken as a whole relative to other banking industry participants), or (g) actions contemplated and permitted by this Agreement.

3.2 Articles of Incorporation and By-Laws. The Company or the Merger Sub, as applicable, has heretofore furnished or made available to the Seller a complete and correct copy of the Company’s Articles of Incorporation, as amended or restated (the “Company Articles”), the Company’s By-Laws, as amended or restated (the “Company By-Laws”), the Merger Sub Articles and the Merger Sub By-Laws. The Company Articles, the Company By-Laws, the Merger Sub Articles and the Merger Sub By-Laws are in full force and effect. The Company is not in breach of any of the provisions of the Company Articles or the Company By-Laws. The Merger Sub is not in breach of any of the provisions of the Merger Sub Articles or the Merger Sub By-Laws.

3.3 Capitalization.

(a) The authorized capital stock of the Company consists of 700,000,000 shares of Company Common Stock. As of December 31, 2006, (i) 261,972,424 shares of the Company Common Stock were issued and outstanding, all of which were duly authorized, validly issued, fully paid and non-assessable, subject to the personal liability which may be imposed on stockholders by former Section 180.0622(2)(b) of the WBCL (such Section, including judicial interpretation thereof, and Section 180.40(6), its predecessor statute, are referred to herein collectively as “Section 180.0622(2)(b) of the WBCL”), for debts incurred prior to June 14, 2006 (for debts incurred on or after such date, Section 180.0622(2)(b) of the WBCL has been repealed) owing to employees for services performed, but not exceeding six (6) months service in any one case, and not issued in violation of any preemptive right of any Company stockholder, (ii) 6,502,732 shares of the Company Common Stock were held as treasury shares by the Company, (iii) no shares of the Company’s $1.00 par value Series A Convertible Preferred Stock were issued and outstanding, and (iv) 26,921,656 shares of the Company Common Stock were subject to outstanding stock options issued pursuant to the Company’s stock option plans. Except as set forth in clause (iv), above, there are no outstanding Rights relating to the issued or unissued capital stock or other equity interests of the Company or obligating the Company to issue or sell any shares of capital stock or other equity interests of, or other equity interests in, the Company.

(b) The authorized capital stock of the Merger Sub consists of 10,000 shares of Merger Sub Common Stock. As of the date of this Agreement, 100 shares of Merger Sub Common Stock are issued and outstanding, all of which are duly authorized, validly issued, fully paid and non-assessable and owned beneficially and of record by the Company. There are no outstanding Rights relating to the issued or unissued capital stock or other equity interests of the Merger Sub or obligating the Merger Sub to issue or sell any shares of capital stock or other equity interests of, or other equity interests in, the Merger Sub.

(c) The shares of Company Common Stock to be issued pursuant to the Merger will, upon issuance in accordance with the provisions of this Agreement, be duly authorized, validly issued, fully paid and non-assessable, subject to the personal liability which may be imposed on stockholders by Section 180.0622(2)(b) of the WBCL.

3.4 Authority. Each of the Company and the Merger Sub has the requisite corporate power and authority to execute and deliver this Agreement, and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the Merger Sub and the consummation by the Company and the Merger Sub of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the Company and the Merger Sub, including, without limitation, the Company’s Board of Directors and the Merger Sub’s Board of Directors, and no other corporate proceedings on the part of the Company or the Merger Sub are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by, and constitutes a valid and binding obligation of, each of the Company and the Merger Sub and, assuming the due authorization, execution and delivery of this Agreement by the Seller, is enforceable against the Company and the Merger Sub in accordance with its terms, except as enforcement may be limited by Laws affecting insured depository institutions, general principles of equity, whether applied in a court of law or a court of equity, and by bankruptcy, insolvency and similar Laws affecting creditors’ rights and remedies generally.

3.5 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by the Company and the Merger Sub do not, and the performance of this Agreement and the transactions contemplated hereby by the Company and the Merger Sub will not, (i) conflict with or violate the Company Articles, the Company By-Laws, the Merger Sub Articles, the Merger Sub By-Laws or the Articles of Incorporation, By-Laws or other organizational documents, as the case may be, of any other Company Subsidiary, (ii) conflict with or violate any Laws or Orders applicable to the Company, the Merger Sub or any other Company Subsidiary or by which any of their respective properties is bound or affected, except in the case of clauses (i) and (ii), above, for any such conflicts, violations, breaches, defaults or other occurrences that would not have a Company Material Adverse Effect.

(b) The execution and delivery of this Agreement by the Company and the Merger Sub do not, and the performance of this Agreement and the consummation of the transactions contemplated hereby by the Company and the Merger Sub will not, require any Consent from, or filing with or notification to, any Governmental Authority, except (i) for applicable requirements, if any, of the Securities Act, the Exchange Act, Blue Sky Laws, the BHCA, applicable state banking laws and regulations, the filing and recordation of appropriate merger or other documents as required by the MBCA and WBCL, and prior notification filings with the Department of Justice under the HSR Act and (ii) where the failure to obtain such Consents or to make such filings or notifications would not prevent or delay consummation of the Merger, or otherwise would not prevent or delay consummation of the Merger, or otherwise prevent the Company or the Merger Sub from performing its obligations under this Agreement, and would not have, or be reasonably expected to have, a Company Material Adverse Effect.

3.6 Compliance; Permits. None of the Company, the Merger Sub nor any other Company Subsidiary is in conflict with, or in default under or violation of, as applicable, (i) any Law applicable to the Company, the Merger Sub or any other Company Subsidiary or by which any of their respective properties is bound or affected, or (ii) any note, bond, mortgage, indenture, lease, license, permit, franchise or other Contract to which the Company, the Merger Sub or any other Company Subsidiary is a party or by which the Company, the Merger Sub or any other Company Subsidiary or any of their respective properties is bound or affected, except for any such conflicts, defaults or violations which would not have a Company Material Adverse Effect.

3.7 Securities and Banking Reports; Financial Statements.

(a) The Company and each Company Subsidiary have filed all forms, reports and documents required to be filed with (x) the Securities and Exchange Commission (the “SEC”) since December 31, 2003, and as of the date of this Agreement have delivered or made available to the Seller, in the form filed with the SEC, (i) its Annual Reports on Form 10-K for the fiscal years ended December 31, 2003, 2004 and 2005, (ii) all proxy statements relating to the Company’s meetings of stockholders (whether annual or special) held since December 31, 2003, (iii) all Quarterly Reports on Form 10-Q filed by the Company with the SEC since December 31, 2003, (iv) all reports on Form 8-K filed by the Company with the SEC since December 31, 2003, (v) all other reports or registration statements filed by the Company with the SEC since December 31, 2003, and (vi) all amendments and supplements to all such reports and registration statements filed by the Company with the SEC since December 31, 2003 (collectively, the “Company SEC Reports”) and (y) the FDIC, the OCC, the Federal Reserve Board, the OTS, the DFI and any other applicable federal or state securities or banking authorities (all such reports and statements are collectively referred to with the Company SEC Reports as the “Company Reports”). The Company Reports (i) were prepared in all material respects in accordance with the requirements of applicable Law and (ii) did not at the time they were filed, after giving effect to any amendment thereto filed prior to the date hereof, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that information as of a later date (but before the date of this Agreement) will be deemed to modify information as of an earlier date. The parties agree that failure of the Company’s Chief Executive Officer or Chief Financial Officer, or individuals performing similar functions, to provide any certification required to be filed with any document filed with the SEC shall constitute an event that has a Company Material Adverse Effect.

(b) To the Company’s Knowledge, the Company and each of its officers and directors are in compliance with and have complied in all material respects with (A) the applicable provisions of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated thereunder, as amended (“Sarbanes-Oxley”) and (B) the applicable listing and corporate governance rules and regulations of the NYSE. With respect to each report on Form 10-K and Form 10-Q and each amendment of any such report filed by the Company with the SEC since December 31, 2003, the Chief Executive Officer and Chief Financial Officer of the Company, or individuals performing similar functions, have made all certifications required by Sarbanes-Oxley at the time of such filing, and to the Company’s Knowledge, the statements contained in each such certification were true and correct when made. Further, the Company has established and maintains “disclosure controls and procedures” (as defined in Rule 13a-15(e) promulgated under the Exchange Act) that are reasonably designed to ensure that material information (both financial and non-financial) relating to the Company and the Company Subsidiaries required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that such information is accumulated and communicated to the Company’s principal executive officer and principal financial officer, or individuals performing similar functions, as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the principal executive officer and the principal financial officer of the Company required by Section 302 of Sarbanes-Oxley with respect to such reports.

(c) The Company has established and maintains a system of “internal control over financial reporting” (as defined in Rule 13a-15(f) promulgated under the Exchange Act) (“internal controls”). To the Company’s Knowledge, based on its evaluation of internal controls prior to the date hereof, such internal controls are sufficient to provide reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of the Company’s financial statements for external purposes in accordance with GAAP. The Company has disclosed, based on its most recent evaluation of internal controls prior to the date hereof, to the Company’s auditors and audit committee (i) any significant deficiencies and material weaknesses known to the Company in the design or operation of internal controls which are reasonably likely to adversely affect in a material respect the Company’s ability to record, process, summarize and report financial information and (ii) any material fraud known to the Company that involves management or other employees who have a significant role in internal controls.

(d) There are no outstanding loans made by the Company, the Merger Sub or any other Company Subsidiary to any executive officer (as defined in Rule 3b-7 promulgated under the Exchange Act) or director of the Company or the Merger Sub, other than loans that are subject to and that were made and continue to be in compliance with Regulation O under the Federal Reserve Act.

(e) Except (i) for those liabilities that are fully reflected or reserved against on the consolidated balance sheet of the Company included in the Company’s Quarterly Report on Form 10-Q for the period ended September 30, 2006, and (ii) for the liabilities incurred in the ordinary course of business consistent with past practice since September 30, 2006, neither the Company nor any Company Subsidiary has incurred any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due) that is required to be disclosed on a balance sheet prepared in accordance with GAAP that has had, or would reasonably be expected to have, a Company Material Adverse Effect.

(f) The Company has not been notified by its independent public accounting firm or by the staff of the SEC that such accounting firm or the staff of the SEC, as the case may be, is of the view that any financial statement included in any registration statement filed by the Company under the Securities Act or any periodic or current report filed by the Company under the Exchange Act should be restated which has not been restated in subsequent financial statements or that the Company should modify its accounting in future periods in a manner that would have a Company Material Adverse Effect.

(g) Since January 1, 2006, none of the Company, the Company Subsidiaries, any director, officer or employee of the Company or the Company Subsidiaries or, to the Company’s Knowledge, any auditor, accountant or representative of the Company or the Company Subsidiaries, has received any complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or the Company Subsidiaries or their respective internal accounting controls, including any complaint, allegation, assertion or claim that the Company or the Company Subsidiaries has engaged in questionable accounting or auditing practices. No attorney representing the Company or the Company Subsidiaries, whether or not employed by the Company or the Company Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by the Company, any Company Subsidiary or any of their officers, directors, employees or agents to the Company’s or any Company Subsidiary’s Board of Directors or any committee thereof or to any director or officer of the Company or any Company Subsidiary. Since January 1, 2006, there have been no internal investigations regarding accounting or revenue recognition discussed with, reviewed by or initiated at the direction of the Chief Executive Officer, Chief Financial Officer, general counsel, the Company’s or any Company Subsidiary’s Board of Directors or any committee thereof.

3.8 Absence of Certain Changes or Events. Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement, since December 31, 2005 to the date hereof, the Company and the Company Subsidiaries have conducted their businesses only in the ordinary course and in a manner consistent with past practice and, since December 31, 2005, there has not been (i) any change in the financial condition, results of operations or business of the Company or any of the Company Subsidiaries which has had, or to the Company’s Knowledge, would reasonably be expected to have, a Company Material Adverse Effect, (ii) any damage, destruction or loss (whether or not covered by insurance) with respect to any assets of the Company or any of the Company Subsidiaries which has had, or to the Company’s Knowledge, would reasonably be expected to have, a Company Material Adverse Effect, (iii) any change by the Company in its accounting methods, principles or practices, (iv) any revaluation by the Company of any of its assets in any material respect, (v) any strike, work stoppage, slow-down or other labor disturbance, (vi) the execution of any collective bargaining agreement or other Contract with a labor union or organization, or (vii) to the Company’s Knowledge, any union organizing activities.

3.9 Absence of Proceedings and Orders.

(a) There is no Proceeding pending or, to the Company’s Knowledge, threatened against the Company, the Merger Sub or any other Company Subsidiary or any of their properties or assets or challenging the validity or propriety of the transactions contemplated by this Agreement, as to which there is a reasonable probability of an adverse determination and which, if adversely determined, would have a Company Material Adverse Effect.

(b) There is no Order imposed upon the Company, the Merger Sub, any of the other Company Subsidiaries or the assets of the Company, the Merger Sub or any of the other Company Subsidiaries, including, without limitation, any Order relating to any of the transactions contemplated by this Agreement, which has had, or which would reasonably be expected to have, a Company Material Adverse Effect.

(c) The Company is not aware of, has not been advised of, and has no reason to believe that any facts or circumstances exist which would cause it or any of the Company Subsidiaries to be deemed to be (i) operating in violation of the Bank Secrecy Act, the Patriot Act, the laws and regulations promulgated and administered by OFAC, any Order issued with respect to anti-money laundering by the United States Department of Justice or FinCEN, any Order issued by OFAC, or any other applicable anti-money laundering Laws, except where any such violation would not have a Company Material Adverse Effect; or (ii) not in satisfactory compliance with the applicable privacy and customer information requirements contained in any privacy, data protection or security breach notification Laws, including, without limitation, Title V of the GLB Act and the provisions of the information security program adopted pursuant to 12 C.F.R. Part 40, except where the failure to so comply would not have a Company Material Adverse Effect. The Company (or where appropriate the Company Subsidiary) has adopted and implemented an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that comply with Section 326 of the Patriot Act and such anti-money laundering program meets the requirements in all material respects of Section 352 of the Patriot Act and it (or such other of the Company Subsidiaries) has complied in all respects, except where the failure to comply would not have a Company Material Adverse Effect, with any requirements to file reports and other necessary documents as required by the Patriot Act, the Bank Secrecy Act or any other anti-money laundering Laws.

3.10 Registration Statement; Proxy Statement/Prospectus. The information supplied by the Company and the Merger Sub for inclusion or incorporation by reference in the registration statement of the Company (the “Registration Statement”) pursuant to which the shares of Company Common Stock to be issued in the Merger will be registered with the SEC will not, at the time the Registration Statement (including any amendments or supplements thereto) is declared effective by the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The information supplied by the Company and the Merger Sub for inclusion or incorporation by reference in the Proxy Statement/Prospectus will not, at the date the Proxy Statement/Prospectus (or any amendment thereof or supplement thereto) is first mailed to stockholders, at the time of the Seller Stockholders’ Meeting and at the Effective Time, be false or misleading with respect to any material fact required to be stated therein, or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time any event relating to the Company, the Merger Sub, any other Company Subsidiary or any of their Affiliates, officers or directors is discovered by the Company which should be set forth in an amendment or supplement to the Registration Statement or an amendment or supplement to the Proxy Statement/Prospectus, the Company shall promptly inform the Seller. The Registration Statement and the Proxy Statement/Prospectus will comply in all material respects as to form with the requirements of the Securities Act and the Exchange Act (to the extent applicable). Notwithstanding the foregoing, neither the Company nor the Merger Sub makes any representation or warranty with respect to any information about, or supplied or omitted by, the Seller which is contained in any of the foregoing documents.

3.11 Title to Property. The Company and each of the Company Subsidiaries has good and marketable title to all of their respective properties and assets, real and personal, free and clear of all Liens, except liens for Taxes not yet due and payable, pledges to secure deposits and such minor imperfections of title, if any, as do not materially detract from the value of or interfere with the present use of the property affected thereby and which would not have a Company Material Adverse Effect; and all leases and licenses pursuant to which the Company or any of the Company Subsidiaries lease or license from other Persons material amounts of real or personal property are in good standing, valid and effective in accordance with their respective terms, and there is not, under any of such leases and licenses, any existing material default or event of default (or event which with notice or lapse of time, or both, would constitute a material default and in respect of which the Company or such Company Subsidiary has not taken adequate steps to prevent such a default from occurring). All of the Company’s and each of the Company Subsidiaries’ buildings and equipment in regular use have been reasonably maintained and are in good and serviceable condition, reasonable wear and tear excepted.

3.12 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or the Merger Sub.

3.13 Company Material Adverse Effect. Since December 31, 2005, there has not been any Effect that has had, or to the Company’s Knowledge, would be reasonably expected to have, a Company Material Adverse Effect.

ARTICLE IV

COVENANTS OF SELLER

4.1 Affirmative Covenants. The Seller hereby covenants and agrees with the Company and the Merger Sub that, except (i) as permitted by this Agreement, (ii) as disclosed in the Seller Disclosure Schedule, (iii) as required by Law or a Governmental Authority of competent jurisdiction, provided, that prior to failing to take any such action, the Seller notifies the Company thereof and to the extent required by the Company, uses its commercially reasonable best efforts to take any such action otherwise subject to such Law or Governmental Authority, or (iv) as otherwise consented to in writing by the Company, during the period from the date hereof to the earlier of the Effective Time or the termination of this Agreement pursuant to Article VIII, the Seller will, and the Seller will cause each Seller Subsidiary, to:

(a) operate its business only in the usual, regular and ordinary course consistent with past practices and use its commercially reasonable best efforts to achieve the balance sheet and earnings growth as reflected in financial projections for fiscal 2007 provided to the Company;

(b) use its commercially reasonable best efforts to preserve intact its business organization and assets, maintain its rights and franchises, retain the services of its officers and key employees and maintain its relationships with customers;

(c) use its commercially reasonable best efforts to maintain and keep its properties in good repair and condition as at present, ordinary wear and tear excepted;

(d) cooperate with the Company in its efforts to obtain information and title insurance with respect to real property owned or leased by the Seller or any of the Seller Subsidiaries, including, without limitation, efforts to communicate with and obtain Consents and/or estoppels from landlords and tenants, and the execution and delivery as of the Effective Time of standard title affidavits, deeds and other documents as may be reasonably necessary to reflect the transaction in the real estate records of the states in which real property is located and/or to obtain title insurance;

(e) use its commercially reasonable best efforts to keep in full force and effect director and officer liability insurance comparable in amount and scope of coverage to that now maintained by it (the “Existing D&O Policy”);

(f) perform in all material respects all obligations required to be performed by it under all material Contracts relating to or affecting its assets, properties and business;

(g) comply with and perform in all material respects all obligations and duties imposed upon it by all applicable Laws; and

(h) not to take any action or fail to take any action which can be expected to have a Seller Material Adverse Effect.

4.2 Negative Covenants. Except (i) as permitted by or provided in this Agreement, (ii) as disclosed in the Seller Disclosure Schedule, (iii) as required by Law or a Governmental Authority of competent jurisdiction, provided that prior to taking any such action, the Seller notifies the Company thereof and to the extent required by the Company, uses its commercially reasonable best efforts to avoid having to take such action required by such Law or Governmental Authority, or (iv) as otherwise consented to in writing by the Company, during the period from the date hereof to the earlier of the Effective Time or the termination of this Agreement pursuant to Article VIII, the Seller shall not do, or permit any Seller Subsidiary to do, any of the following:

(a) (i) except to maintain qualification pursuant to the Code or as contemplated in Annex A, adopt, amend, renew or terminate any Plan or any other agreement, arrangement, plan or policy between the Seller or any Seller Subsidiary and one or more of its current or former directors, officers or employees, or (ii) except for increases specifically permitted by Annex A, increase in any manner the base salary, bonus, incentive compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any Plan or other agreement as in effect as of the date hereof (including, without limitation, the granting of stock options, stock appreciation rights, restricted stock, restricted stock units or performance units or shares);

(b) declare or pay any dividend on, or make any other distribution in respect of, its outstanding shares of capital stock or other equity interests, except for (A) cash dividends and tax distributions in an aggregate amount not to exceed $5,000,000, (B) additional cash dividends in the amount received (but not to exceed $2,000,000 in the aggregate less the Delayed Bonus Amount (as defined in the Seller Disclosure Schedule)) in connection with any recovery on the Subject Loan (as defined in the Seller Disclosure Schedule) which is received in cash prior to the Effective Time (and if a recovery in the amount of at least $2,000,000 is not received in cash with respect to the Subject Loan prior to the Effective Time, distribution by the Seller of all right, title and interest in and to the remaining balance of all claims relating to the Subject Loan to the Seller’s stockholders or a collection agent for their benefit, designated by a majority of the Seller’s stockholders in writing in a form reasonably acceptable to the Company), and (C) dividends by a Seller Subsidiary either to the Seller or another Seller Subsidiary; provided, however, that no such dividends shall be paid or distributions made as contemplated in clauses (A) and (B), above, if after giving effect to such dividend or distribution, the Seller will no longer be “well capitalized” in accordance with the capital adequacy guidelines of the Federal Reserve Board as applicable to the Seller and as certified by the Seller to the Company as provided in Section 7.2(l), below, or if the Seller shall have failed to comply with Section 4.1(a), above; and provided further, that if the holders of Seller Common Stock receive any payments of cash dividends on their shares of Seller Common Stock in or with respect to the quarter in which the Effective Time shall occur and in which the stockholders of Seller Common Stock are entitled to receive dividends on the shares of Company Common Stock into which the shares of Seller Common Stock have been converted then the holders of Seller Common Stock will not be entitled to receive the payment of cash dividends as the holders of shares of Company Common Stock received in exchange for the shares of Seller Common Stock pursuant to this Agreement for the calendar quarter during which the Effective Time shall occur, it being the intent of this Section 4.2(b) to provide that the holders of Seller Common Stock will not receive and will not become entitled to receive for the same calendar quarter both the payment of a cash dividend as stockholders of Seller Common Stock and the payment of a cash dividend as the holders of shares of Company Common Stock received in exchange for the shares of Seller Common Stock pursuant to this Agreement;

(c) except as contemplated by this Agreement, merge into any other Person, permit any other Person to merge into it or consolidate with any other Person, or effect any reorganization or recapitalization;

(d) purchase or otherwise acquire any substantial portion of the assets, or more than 5% of any class of stock or other equity interests, of any Person other than in the ordinary course of business;

(e) liquidate, sell, dispose of, or encumber any assets or acquire any assets outside of the ordinary course of business;

(f) repurchase, redeem or otherwise acquire, or issue, sell or deliver, split, reclassify, combine or otherwise adjust, or agree to issue, sell or deliver, split, reclassify, combine or otherwise adjust, any stock (except pursuant to exercise of the Options), bonds or other corporate securities of which the Seller or any of the Seller Subsidiaries is the issuer (whether authorized and unissued or held in treasury), or grant or issue, or agree to grant or issue, any options, warrants or other Rights (including convertible Securities) calling for issue thereof;

(g) propose or adopt any amendments to its articles of incorporation, by-laws, articles of organization or operating agreement, as the case may be;

(h) change any of its methods of accounting in effect at December 31, 2005 or change any of its methods of reporting income or deductions for federal income tax purposes from those employed in the preparation of the federal income tax returns for the taxable year ended December 31, 2005, except as may be required by GAAP; or

(i) change any lending, investment, liability management or other material policies concerning the business or operations of the Seller or any of the Seller Subsidiaries, except as required by Law or by a Regulatory Authority, including, without limitation:

(i) acquire or sell any Contracts for the purchase or sale of financial or other futures or any put or call options, or enter into any hedges or interest rate swaps relating to cash, securities or any commodities whatsoever or enter into any other derivative transaction, which would have gains or losses in excess of $25,000, or enter into, terminate or exchange a derivative instrument with a notional amount in excess of $25,000 or having a term of more than five (5) years;

(ii) sell, assign, transfer, pledge, mortgage or otherwise encumber, or permit any Liens to exist with respect to, any of its assets with a value in excess of $25,000 individually, except in the ordinary course of business consistent with past practice;

(iii) make any investment with a maturity of five (5) years or more;

(iv) incur any material liabilities or material obligations, whether directly or by way of guaranty, including any obligation for borrowed money (other than indebtedness of the Seller or the Seller Subsidiaries to each other) in excess of an aggregate of $25,000 (for the Seller and the Seller Subsidiaries on a consolidated basis) except in the ordinary course of business consistent with past practice;

(v) enter into any Contract with respect to any acquisition of a material amount of assets or securities or any discharge, waiver, satisfaction, release or relinquishment of any material Contract rights, Liens, debts or claims, not in the ordinary course of business and consistent with past practices (which shall include creation of deposit liabilities, purchases of federal funds, advances from the Federal Reserve Bank or Federal Home Loan Bank, and entry into repurchase agreements fully secured by United States government or agency securities), or impose, or suffer the imposition of, on any material asset of the Seller or any Seller Subsidiaries, any Lien or permit any such Lien to exist (other than in connection with deposits, repurchase agreements, bankers acceptances, “treasury tax and loan” accounts established in the ordinary course of business, the satisfaction of legal requirements in the exercise of trust powers, and Liens in effect as of the date hereof that are disclosed in the Seller Financial Statements) and in no event with a value in excess of $25,000 individually;

(vi) settle any Proceeding or controversy of any kind for any amount in excess of $25,000 or in any manner which would restrict in any material respect the operations or business of the Seller or any of the Seller Subsidiaries;

(vii) purchase any new financial product or instrument which involves entering into a Contract with a term of six (6) months or longer;

(viii) make any capital expenditure, except in the ordinary course and consistent with past practice and in no event in excess of $25,000 individually;

(ix) take any action or fail to take any action which would be reasonably expected to have a Seller Material Adverse Effect;

(x) take any action that would adversely affect or delay the ability of the Seller to perform any of its obligations on a timely basis under this Agreement or cause any of the conditions set forth in Article VII to not be satisfied; or

(xi) agree in writing or otherwise to do any of the foregoing.

4.3 Letter of Seller’s Accountants. If requested in writing by the Company, the Seller shall use its reasonable best efforts to cause to be delivered to the Company “comfort” letters of Ernst & Young, LLP, the Seller’s independent public accounting firm, dated the date on which the Registration Statement shall become effective and the Effective Time, respectively, and addressed to the Company, in a form reasonably satisfactory to the Company and reasonably customary in scope and substance for letters delivered by independent public accounting firms in connection with registration statements similar to the Registration Statement and transactions such as those contemplated by this Agreement.

4.4 No Solicitation of Transactions.

(a) From and after the date of this Agreement until the Effective Time or termination of this Agreement pursuant to Article VIII, the Seller and the Seller Subsidiaries will not, nor will they authorize or permit any of their respective officers, directors, Affiliates or employees or any investment banker, attorney or other advisor or representative retained by any of them to, directly or indirectly:

(i) solicit, initiate, encourage or induce the making, submission or announcement of any Acquisition Proposal;

(ii) participate in any discussions or negotiations regarding, or furnish to any Person any material non-public information with respect to, or take any other action to facilitate any inquiry or the making of any proposal that constitutes or may reasonably be expected to lead to, any Acquisition Proposal; or

(iii) enter into any Contract relating to any Acquisition Transaction; provided, however, this Section 4.4(a) shall not prohibit the Seller or the Seller’s Board of Directors from:

(A) furnishing material nonpublic information (other than information regarding the Company or the Merger Sub supplied to the Seller by the Company or the Merger Sub) regarding the Seller or the Seller Subsidiaries to, or entering into a customary confidentiality agreement with or entering or re-entering into discussions with, any Person in response to an Acquisition Proposal submitted by such Person (and not withdrawn) if (x) the Seller’s Board of Directors reasonably determines in good faith, after taking into consideration the advice of and consultation with an investment banking firm of national reputation (which includes the Seller’s current financial advisor), that such Acquisition

Proposal constitutes or is reasonably likely to result in a Superior Offer, and (y) the Seller’s Board of Directors concludes in good faith, after consultation with its outside legal counsel, that failure to take such action is reasonably likely to result in a breach by the Seller’s Board of Directors of its fiduciary obligations to the Seller’s stockholders under applicable Laws, provided that in any such case neither the Seller nor any representative of the Seller and the Seller Subsidiaries shall have violated any of the restrictions set forth in this Section 4.4(a), or

(B) taking the actions described in the proviso of subsection (c), below, as permitted thereby, provided that none of the Seller, the Seller Subsidiaries or any representatives of the Seller and the Seller Subsidiaries shall have violated any of the restrictions set forth in this Section 4.4(a).

At least ten (10) days prior to furnishing any material nonpublic information to, or entering into discussions or negotiations with, any Person, the Seller shall:

(i) give the Company written notice of the identity of such Person and of the Seller’s intention to furnish material nonpublic information to, or enter into discussions or negotiations with, such Person; and

(ii) receive from such Person an executed confidentiality agreement containing customary limitations on the use and disclosure of all written and oral nonpublic information furnished to such Person by or on behalf of the Seller, and contemporaneously with furnishing any such information to such Person, the Seller shall furnish such information to the Company (to the extent such information has not been previously furnished by the Seller to the Company).

The Seller and the Seller Subsidiaries will immediately cease, and will cause each of their officers, directors, employees, Affiliates, investment bankers, attorneys and other advisors or representatives to immediately cease, as of the date hereof, any and all existing activities, discussions or negotiations with any other Persons conducted heretofore with respect to any Acquisition Proposal, subject to the right to renew such activities, discussions or negotiations in accordance with this Section 4.4. Without limiting the generality of the foregoing, it is understood that any violation of the restrictions set forth in this Section 4.4 by any officer, director, employee or Affiliate of the Seller or any of the Seller Subsidiaries or any investment banker, attorney or other advisor or representative retained by any of them shall be deemed to be a breach of this Section 4.4 by the Seller.

For purposes of this Agreement, “Acquisition Proposal” shall mean any offer or proposal (other than an offer or proposal by the Company) relating to any Acquisition Transaction. For purposes of this Agreement, “Acquisition Transaction” shall mean any transaction or series of related transactions other than the transactions contemplated by this Agreement involving:

(i) any acquisition or purchase from the Seller by any Person of more than a 15% interest in the total outstanding voting securities of the Seller or any of the Seller Subsidiaries or any tender offer or exchange offer that if consummated would result in any Person beneficially owning 15% or more of the total outstanding voting securities of the Seller or any of the Seller Subsidiaries, or any merger, consolidation, business combination or similar transaction involving the Seller or any of the Seller Subsidiaries;

(ii) any sale, lease, exchange, transfer, license, acquisition or other disposition of more than 15% of the assets of the Seller or any of the Seller Subsidiaries; or

(iii) any liquidation or dissolution of the Seller or any of the Seller Subsidiaries.

(b) In addition to the obligations of the Seller set forth in Section 4.4(a), the Seller as promptly as practicable shall advise the Company orally and in writing of any request received by the Seller, any Seller Subsidiary or any of their officers, directors, employees, Affiliates, investment bankers, attorneys and other advisors or representatives after the date hereof for information which the Seller reasonably believes would lead to an Acquisition Proposal or of any Acquisition Proposal, or any inquiry received by the Seller, any Seller Subsidiary or any of their officers, directors, employees, Affiliates, investment bankers, attorneys and other advisors or representatives after the date hereof with respect to, or which the Seller reasonably believes would lead to, any Acquisition Proposal, the material terms and conditions of such request, Acquisition Proposal or inquiry, and the identity of the Person making any such request, Acquisition Proposal or inquiry. The Seller will keep the Company informed in all material respects of the status and details (including material amendments or proposed amendments) of any such request, Acquisition Proposal or inquiry.

(c) Except as provided hereinbelow: (i) the Seller’s Board of Directors shall recommend that the Seller’s stockholders vote in favor of and to adopt and approve this Agreement and the Merger at the Seller Stockholders’ Meeting; (ii) the Proxy Statement/Prospectus shall include a statement of the Seller’s Board of Directors Recommendation; and (iii) neither the Seller’s Board of Directors nor any committee thereof shall withhold, withdraw, amend or modify, or propose or resolve to withhold, withdraw, amend or modify, in a manner adverse to the Company (in either event, a “Change of Recommendation”), the Seller’s Board of Directors Recommendation; provided, however, that nothing in this Agreement shall prevent the Seller’s Board of Directors from (i) withholding, withdrawing, amending or modifying the Seller’s Board of Directors Recommendation or (ii) not including in the Proxy Statement/Prospectus the Seller’s Board of Directors Recommendation if, in either case, the Seller’s Board of Directors reasonably determines in good faith, after consultation with its outside legal counsel, that, due solely to facts or circumstances coming to the attention of the Seller’s Board of Directors after the date of this Agreement, the failure to take such action is reasonably likely to result in a breach by the Seller’s Board of Directors of its fiduciary obligations to Seller’s stockholders under applicable Law; and provided further, however, that neither the Seller nor the Seller’s Board of Directors may take any of the actions described in clauses (i) and (ii) of the immediately preceding proviso unless the Seller shall have received an Acquisition Proposal that has not been withdrawn as of the time of such action of the Seller’s Board of Directors and the Seller’s Board of Directors shall have reasonably determined in good faith, after taking into consideration the advice of and consultation with an investment banking firm of national reputation (which includes the Seller’s current financial advisor), that such Acquisition Proposal constitutes or is reasonably likely to result in a Superior Offer.

(d) Notwithstanding anything to the contrary contained in this Section 4.4, in the event that the Seller’s Board of Directors determines in good faith, after consultation with outside counsel, that in light of a Superior Offer it is necessary to do so in order to comply with its fiduciary duties to the Seller or the Seller’s stockholders under applicable Law, the Seller’s Board of Directors may terminate this Agreement in the manner contemplated by Section 8.1(h) solely in order to concurrently enter into a definitive agreement with respect to a Superior Offer, but only after the tenth (10th) day following the Company’s receipt of written notice advising the Company that the Seller’s Board of Directors is prepared to accept a Superior Offer, and only if, during such ten (10) day period, if the Company so elects, the Seller and its advisors shall have negotiated in good faith with the Company to make such adjustments in the terms and conditions of this Agreement as would enable the Seller to proceed with the transactions contemplated herein on such adjusted terms.

4.5 Update Disclosure; Breaches.

(a) From and after the date of this Agreement until the Effective Time, the Seller shall update the Seller Disclosure Schedule on a regular basis by written notice to the Company to reflect any matters which have occurred from and after the date of this Agreement which, if existing on the date of this Agreement, would have been required to be described therein; provided that (i) to the extent that any information that would be required to be included in an update under this Section 4.5(a) would have in the past been contained in internal reports prepared by the Seller or any Seller Subsidiary in the ordinary course, such update may occur by delivery of such internal reports prepared in accordance with past practice, with appropriate steps taken by the Seller to identify relevant information contained therein, and (ii) to the extent that updating required under this Section 4.5 is unduly burdensome to the Seller, the Seller and the Company will use their reasonable best efforts to develop alternate updating procedures using, wherever possible, existing reporting systems.

(b) The Seller shall, in the event it becomes aware of the impending or threatened occurrence of any event or condition which would cause or constitute a material breach (or would have caused or constituted a material breach had such event occurred or been known prior to the date of this Agreement) of any of its representations or agreements contained or referred to herein, give prompt written notice thereof to the Company and use its reasonable best efforts to prevent or promptly remedy the same.

4.6 Affiliates. Within thirty (30) days after the date of this Agreement (a) the Seller shall deliver to the Company a letter identifying all Persons who are then “affiliates” of the Seller, including, without limitation, all directors and executive officers of the Seller, for purposes of Rule 145 promulgated under the Securities Act and (b) the Seller shall advise the Persons identified in such letter of the resale restrictions imposed by applicable securities laws. The Seller shall use its reasonable best efforts to obtain from each Person identified in such letter a written agreement, substantially in the form attached hereto as Exhibit 4.6. The Seller shall use its reasonable best efforts to obtain from any Person who becomes an “affiliate” of the Seller after the Seller’s delivery of the letter referred to above, on or prior to the Effective Time, a written agreement, substantially in the form attached hereto as Exhibit 4.6 as soon as practicable after such Person attains such status.

4.7 Delivery of Stockholder List. The Seller shall arrange to have its transfer agent deliver to the Company or its designee, from time to time prior to the Effective Time, a true and complete list setting forth the names and addresses of the Seller stockholders, their holdings of stock as of the latest practicable date, and such other stockholder information as the Company may reasonably request.

4.8 Delivery of IRS Forms 8023; Transfers of Shares. On or before the date of the Seller Stockholders’ Meeting, the Seller shall deliver, or cause to be delivered, to the Company, duly executed copies of IRS Form 8023 signed by or on behalf of each of the Seller’s stockholders as required by the IRS in order to be an effective signature of such stockholder, subject to verification by the Company. The Seller agrees not to register the transfer of any shares (whether by reason of sale, gift, conveyance, involuntary transfer, death or disability of a stockholder or otherwise) or issue any shares upon the exercise of Options at any time after the record date for the Seller Stockholders’ Meeting and prior to the Effective Time unless, prior to such transfer or issuance, the transferee, or in the case of the exercise of an Option, the holder of the Option, executes and delivers to the Seller an IRS Form 8023 signed by or on behalf of such transferee or holder of the Option as required by the IRS in order to be an effective signature of such transferee or holder of the Option, subject to verification by the Company, and such other documents and instruments as the Company may reasonably request in connection with the Section 338(h)(10) Election (as defined in Section 6.4(a), below).

4.9 Loan and Investment Policies. The Seller agrees to maintain and to cause the Seller Subsidiaries to maintain their existing loan and investment policies and procedures designed to insure safe and sound banking practices, which shall remain in effect, except as otherwise agreed in writing by the Company, for the period from the date hereof until the earlier of the Effective Time or termination of this Agreement pursuant to Article VIII. To the extent permitted by applicable Law, such policies and procedures shall apply to, among other matters, the following: (i) making or renewing any commitments or loans, or purchase or renewals of any participations in loans, in excess of $1,000,000 for any commercial loan, $500,000 for any single-family residential loan or $250,000 for any consumer loan; (ii) making, committing to make or renewing any loan to any Affiliate of the Seller or the Seller Subsidiaries or any family member of such Affiliate or any entity in which such Affiliate has a material interest; (iii) making any investment or commitment to invest, or making any loan, in excess of $1,000,000 with respect to any commercial real estate development project; (iv) making multiple commercial real estate loans which are in the aggregate in excess of $1,500,000; or (v) entering into any Contract under which the Seller or any Seller Subsidiary will be bound to pay in excess of $50,000 over the life of such Contract or voluntarily committing any act or omission which constitutes a breach or default by the Seller or any Seller Subsidiary under any Contract to which the Seller or any Seller Subsidiary is a party or by which it or any of its properties are bound. To the extent permitted by applicable Law, the Company shall have the right to designate at least two (2) observers to attend all meetings of the Seller’s (i) senior credit committee, or similar committee at any Seller Subsidiary designated by the Company, and (ii) investment committee or similar committee at any Seller Subsidiary, and the Seller shall ensure that such representatives receive all information given by the Seller or its agents to the Seller’s members of said committees.

4.10 Access and Information. From the date hereof until the earlier of the Effective Time or the termination of this Agreement pursuant to Article VIII, the Seller will give the Company and its representatives, employees, counsel and accountants reasonable access to the properties, books and records of the Seller and the Seller Subsidiaries and any other information relating to the Seller and the Seller Subsidiaries that is reasonably requested by the Company for purpose of permitting the Company, among other things, to: (a) conduct its due diligence review, (b) review the financial statements of the Seller, (c) verify the accuracy of the representations and warranties of the Seller contained in this Agreement, (d) confirm compliance by the Seller with the terms of this Agreement, and (e) prepare for the consummation of the transactions contemplated by this Agreement. The parties hereto acknowledge and agree that any investigation by the Company pursuant to this Section 4.10 shall not unreasonably interfere with the business and operations of the Seller. The Company shall not, without the consent of the Seller (which consent shall not be unreasonably withheld), directly contact any customers or key employees of the Seller. General advertisements by the Company will not be deemed a violation of the preceding sentence.

4.11 Confidentiality Agreement. The Seller agrees that the Confidentiality Agreement dated November 22, 2006, between the Company and the Seller (the “Confidentiality Agreement”) shall remain in full force and effect and binding upon the Seller and shall survive termination of this Agreement for the period set forth therein.

4.12 Resignations. The Seller shall obtain and deliver to the Company at the Closing evidence reasonably satisfactory to the Company of the resignation, effective as of the Effective Time, of those directors and officers of the Seller and Seller Subsidiaries designated by the Company to the Seller prior to the Closing.

4.13 Delivery of Restrictive Covenant Agreements. At or prior to the Closing, the Seller shall cause to be delivered to the Company the Craig Bentdahl Agreement and the Elray Bentdahl Agreement (as such terms are defined in Section 7.2(c), below), duly executed by each of Craig E. Bentdahl and Elray E. Bentdahl, respectively.

ARTICLE V

COVENANTS OF THE COMPANY AND THE MERGER SUB

5.1 Affirmative Covenants. The Company and the Merger Sub hereby covenant and agree with the Seller that, except (i) as permitted by this Agreement, (ii) as disclosed in the Company Disclosure Schedule, (iii) as required by Law or a Governmental Authority of competent jurisdiction, or (iv) as otherwise consented to in writing by the Seller, during the period from the date hereof to the earlier of the Effective Time or the termination of this Agreement pursuant to Article VIII, each of the Company and the Merger Sub will, and the Company will cause each other Company Subsidiary, to:

(a) maintain its corporate existence in good standing and maintain all books and records in accordance with accounting principles and practices as used in the Company’s financial statements applied on a consistent basis; and

(b) conduct its business in a manner that does not violate any Law, except for possible violations which do not have, and would not reasonably be expected to have, a Company Material Adverse Effect.

5.2 Negative Covenants. Except as disclosed in the Company Disclosure Schedule or as otherwise contemplated by this Agreement, from the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement pursuant to Article VIII, neither the Company nor the Merger Sub shall, or agree to commit to, or, in the case of the Company, permit any Company Subsidiaries to, without the prior written consent of the Seller, (i) propose or adopt any amendments to the Company Articles, the Company By-Laws, the Merger Sub Articles or the Merger Sub By-Laws in a manner which would adversely affect in any manner the terms of the Company Common Stock, the Merger Sub Common Stock or the ability of the Company or the Merger Sub to consummate the transactions contemplated hereby, or agree in writing to do any of the foregoing; provided, however, that any such amendment to the Company Articles to increase the authorized number of shares of Company Common Stock shall not be deemed to have such an adverse effect, or (ii) take any action that would adversely affect or delay the ability of the Company or the Merger Sub to perform any of their obligations on a timely basis under this Agreement or cause any of the conditions set forth in Article VII to not be satisfied.

5.3 Breaches. The Company and the Merger Sub shall, in the event either of them becomes aware of the impending or threatened occurrence of any event or condition which would cause or constitute a material breach (or would have caused or constituted a material breach had such event occurred or been known prior to the date of this Agreement) of any of their respective representations or agreements contained or referred to herein, give prompt written notice thereof to the Seller and use their reasonable best efforts to prevent or promptly remedy the same.

5.4 Stock Exchange Listing. The Company shall use its reasonable best efforts to cause the shares of Company Common Stock to be issued in the Merger to be approved for listing on the NYSE prior to the Effective Time.

5.5 Confidentiality Agreement. The Company agrees that the Confidentiality Agreement shall remain in full force and effect and binding upon the Company and shall survive termination of this Agreement for the period set forth therein.

5.6 Stock Options.

(a) At the Effective Time, the Company will assume the Option Plans and all of the Seller’s obligations thereunder. At the Effective Time, each outstanding Option shall be deemed to constitute an option to acquire, on the same terms and conditions as were applicable under such Option (including, without limitation, the time periods allowed for exercise), except as such terms and conditions are modified by this Section 5.6, a number of shares of Company Common Stock equal to the product of the Option Exchange Ratio and the number of shares of Seller Common Stock subject to such Option (provided that any fractional shares of Company Common Stock resulting from such calculation shall be rounded to the nearest whole share), at a price per share (rounded-up to the nearest cent) equal to the exercise price per share of the shares of Seller Common Stock subject to such Option divided by the Option Exchange Ratio. For purposes hereof, the “Option Exchange Ratio” means (i) the quotient obtained by dividing (A) the Cash Amount by (B) the Average Trading Price, plus (ii) the Exchange Ratio. Notwithstanding the foregoing, the Company will make any necessary changes to the exercise price and number of shares of Company Common Stock subject to an Option after the Effective Time to the minimum extent necessary so that the holder of an Option is not subject to penalty under Section 409A of the Code and the related guidance issued thereunder.

(b) The Company shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Company Common Stock for delivery upon exercise of the Options adjusted in accordance with this Section 5.6. The Company shall file one or more registration statements on Form S-8 (or any successor form) or another appropriate form, promptly after the Effective Time, with respect to the Company Common Stock subject to such Options and shall use its reasonable best efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the related prospectus or prospectuses) for so long as such Options remain outstanding. With respect to those individuals who subsequent to the Merger will be subject to the reporting requirements under Section 16(a) of the Exchange Act, the Company shall administer the Option Plans assumed pursuant to this Section 5.6 in a manner that complies with Rule 16b-3 promulgated under the Exchange Act to the extent the Option Plans complied with such rule prior to the Merger.

5.7 Tax Returns. The Company shall retain Larson, Allen, Weshair & Co., LLP to prepare, and the Company shall file, all Tax Returns for the Seller and the Seller Subsidiaries for all periods ending on or prior to the Closing Date that are filed after the Closing Date. The Company will cooperate in the preparation of the Tax Returns and will make all necessary books and records available. The Company shall permit Craig E. Bentdahl, as a representative of the Seller’s stockholders, to review and comment on each such Tax Return described in the preceding sentence prior to its filing. The Seller’s stockholders shall include any income, gain, loss, deduction or other tax items for such period on their Tax Returns in a manner consistent with the Schedule K-1s furnished to the Seller’s stockholders for such periods.

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1 Proxy Statement/Prospectus; Registration Statement. As promptly as practicable after the execution of this Agreement, the Seller, the Company and the Merger Sub shall prepare and the Company shall file with the SEC the Proxy Statement/Prospectus and the Registration Statement on Form S-4 promulgated under the Securities Act (or on such other form as shall be appropriate) relating to the approval of this Agreement and the transactions contemplated hereby, including the Merger, by the stockholders of the Seller and shall use all reasonable best efforts to cause the Registration Statement to become effective as soon thereafter as practicable. Each of the Seller, the Company and the Merger Sub shall furnish all information concerning itself and its Affiliates, officers and directors that is required to be included in the Proxy Statement/Prospectus or, to the extent applicable, the other filings, or that is customarily included in the Proxy Statement/Prospectus or other filings prepared in connection with transactions of the type contemplated by this Agreement. Each of the Seller, the Company and the Merger Sub shall use its reasonable best efforts to respond as promptly as practicable to any comments of the SEC with respect to the Proxy Statement/Prospectus or the other filings, and the Seller shall use its reasonable best efforts to cause the definitive Proxy Statement/Prospectus to be mailed to the Seller’s stockholders as promptly as reasonably practicable after the date the Registration Statement becomes effective. Each party shall promptly notify the other party upon the receipt of any comments from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Proxy Statement/Prospectus or the other filings and shall provide the other party with copies of all correspondence between it and its representatives, on the one hand, and the SEC and its staff, on the other hand, relating to the Proxy Statement/Prospectus or the other filings. If at any time prior to the Seller Stockholders’ Meeting, any information relating to the Seller, the Company, the Merger Sub or any of their respective Affiliates, officers or directors, should be discovered by the Seller, the Company or the Merger Sub which should be set forth in an amendment or supplement to the Proxy Statement/Prospectus or the other filings, so that the Proxy Statement/Prospectus or the other filings shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the party which discovers such information shall promptly notify the other party, and an appropriate amendment or supplement describing such information shall be filed with the SEC and, to the extent required by applicable Law, disseminated to the stockholders of the Seller. Notwithstanding anything to the contrary stated above, prior to filing or mailing the Proxy Statement/Prospectus or filing the other filings (or, in each case, any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, the party responsible for filing or mailing such document shall provide the other parties an opportunity to review and comment on such document or response and shall include in such document or response comments reasonably proposed by the other parties.

6.2 Meeting of Seller’s Stockholders. The Seller shall promptly, after the date the Registration Statement becomes effective, take all action necessary in accordance with the MBCA, the Seller Articles and the Seller By-Laws to convene the Seller Stockholders’ Meeting. The Seller shall use its reasonable best efforts to solicit from stockholders of the Seller proxies in favor of the Merger and shall take all other action necessary or advisable to secure the vote or consent of stockholders required by the MBCA to approve the Merger, unless the Seller’s Board of Directors shall have determined in good faith based on advice of counsel that such actions would reasonably be likely to result in violation of its fiduciary duty to the Seller’s stockholders under applicable Law.

6.3 Appropriate Action; Consents; Filings. The Seller, the Company and the Merger Sub shall use their reasonable best efforts to (i) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under applicable Law to consummate and make effective the transactions contemplated by this Agreement, (ii) obtain all Consents and Orders required under Law (including, without limitation, all rulings and approvals of Governmental Authorities) and from parties to Contracts required in connection with the authorization, execution and delivery of this Agreement and the consummation by them of the transactions contemplated hereby, including, without limitation, the Merger, (iii) make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement and the Merger required under (A) the Securities Act and the Exchange Act (to the extent applicable) and any other applicable federal or state securities laws, (B) the BHCA and any other applicable federal or state banking laws and (C) any other applicable Law; provided that, the Company, the Seller and the Merger Sub shall cooperate with each other in connection with the making of all such filings, including providing copies of all such documents to the non-filing party and its advisors prior to filing and, if requested, to accept all reasonable additions, deletions or changes suggested in connection therewith, and shall use their respective reasonable best efforts to file all applications required to be filed with the Federal Reserve Board, the Minnesota Department of Commerce or any other federal or state banking regulator no later than thirty (30) days after the execution of this Agreement by the parties. The Seller, the Company and the Merger Sub shall furnish all information required for any application or other filing to be made pursuant to the rules and regulations of any applicable Law (including all information required to be included in the Proxy Statement/Prospectus and the Registration Statement) in connection with the transactions contemplated by this Agreement. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party to this Agreement shall use all reasonable best efforts to take all such necessary action.

6.4 Section 338(h)(10) Election.

(a) The Seller and the Seller’s stockholders shall join with the Company in making an election under Section 338(h)(10) of the Code (and any corresponding elections under state and local Laws) with respect to the treatment for Tax purposes of the transactions contemplated hereby, including the Merger (collectively, the “Section 338(h)(10) Election”). The Seller and the Seller’s stockholders shall include any income, gain, loss, deduction or other Tax item resulting from the Section 338(h)(10) Election on their Tax Returns to the extent required by applicable Law. The Seller’s stockholders shall pay any Tax imposed on the Seller attributable to the making of the Section 338(h)(10) Election, including, without limitation, (i) any Tax imposed under Section 1374 of the Code, or (ii) any federal, state or local Tax imposed on the Seller’s gain. On the Closing Date, the Seller’s stockholders and the Company shall exchange completed and duly executed copies of IRS Form 8023 (including any and all schedules related thereto) and any similar state forms. If, as a result of information which is first available after the Closing Date, any amendments to such forms are necessary or appropriate, the parties will promptly agree on such amendments.

(b) Prior to the Effective Time, the Seller and the Company will agree on a schedule setting forth the fair market value for each of the Seller’s assets in accordance with the Code and applicable regulations, and agree to file all Tax Returns, including the Form 8883 required to be filed in connection with the Section 338(h)(10) Election, consistent with such schedule.

6.5 Employee Benefit Matters. Annex A attached hereto sets forth certain agreements of the parties with respect to the manner in which various benefit and compensation matters will be handled prior to and after the Effective Time for employees and directors of the Seller and the Seller Subsidiaries.

6.6 Directors’ and Officers’ Indemnification and Insurance.

(a) By virtue of the occurrence of the Merger, the Surviving Corporation shall from and after the Effective Time succeed to the Seller’s obligations with respect to indemnification or exculpation now existing in favor of the directors, officers, employees and agents of the Seller and the Seller Subsidiaries as provided in the Seller

Articles, the Seller By-Laws, indemnification agreements of the Seller or the Seller Subsidiaries with respect to matters occurring prior to the Effective Time. Section 6.6 of the Seller Disclosure Schedule contains a complete list of all indemnification arrangements to which the Seller is a party on the date of this Agreement. The Seller agrees not to amend or enter into new indemnification arrangements or agreements from and after the date hereof.

(b) From and after the Effective Time, the Company agrees to use commercially reasonable best efforts to maintain an insurance policy for directors’ and officers’ liabilities (the “D&O Policy”) for all present and former directors and officers of the Seller covered by the Existing D&O Policy on the date of this Agreement with terms (including coverage limits) substantially similar in all respects to those currently in effect on the date of this Agreement with respect to acts, omissions and other matters occurring prior to the Effective Time for which coverage is provided under the Existing D&O Policy; provided, however, that the Company’s obligation under this subsection (b) shall be completely satisfied at such time as the Company shall have satisfied either of the following conditions: (i) the Company shall have maintained the D&O Policy in accordance with this subsection (b) for a period of six (6) years from and after the Effective Time or (ii) the Company shall have incurred costs to maintain insurance in accordance with this subsection equal to or exceeding 250% of the annual premium in effect on the date of this Agreement and disclosed on Section 6.6 of the Seller Disclosure Schedule; provided, further however, if the Company fails to maintain the D&O Policy in accordance with this subsection (b) for six (6) years from the Effective Time, the Company will indemnify and hold all present and former directors and officers of the Seller covered by the Existing D&O Policy harmless against any and all losses, claims, damages, liabilities, costs and expenses (including, but not limited to, attorney’s fees, disbursements and court costs) and actions with respect to acts, omissions, and other matters occurring prior to the Effective Time for which coverage is provided under the Existing D&O Policy to the same extent as coverage would have been provided to such persons had the D&O Policy in accordance with this subsection (b) been maintained by the Company for a period of six (6) years from and after the Effective Time.

(c) In the event the Company or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties or assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of the Company assume the obligations set forth in this Section 6.6.

(d) The provisions of this Section 6.6 are intended to be for the benefit of, and shall be enforceable by, each Person who is now, or has been at any time prior to the date of this Agreement or who becomes prior to the Effective Time, an officer or director of Seller or any Seller Subsidiary (the “Indemnified Parties”) and his or her heirs and representatives.

6.7 Notification of Certain Matters. The Seller shall give prompt notice to the Company, and the Company shall give prompt notice to the Seller, of (i) the occurrence, or non-occurrence, of any event the occurrence or non-occurrence of which would be likely to cause any representation or warranty of the Seller, the Company or the Merger Sub, as the case may be, contained in this Agreement to be untrue or inaccurate, and (ii) any failure of the Seller, the Company or the Merger Sub, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 6.7 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

6.8 Public Announcements. The Company and the Seller shall consult with each other before issuing any press release or otherwise making any public statements with respect to the Merger and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by Law, including disclosures required under the federal securities laws.

6.9 Customer Retention. To the extent permitted by applicable Law, the Seller shall, and shall cause each Seller Subsidiary to, use all reasonable best efforts to assist the Company in its efforts to retain the Seller’s and the Seller Subsidiaries’ customers for the Surviving Corporation. Such efforts shall include making introductions of the Company’s employees to such customers, assisting in the mailing of information prepared by the Company and reasonably acceptable to the Seller to such customers and actively participating in any “transitional marketing programs” as the Company shall reasonably request.

ARTICLE VII

CONDITIONS OF MERGER

7.1 Conditions to Obligation of Each Party to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a) Effectiveness of the Registration Statement. The Registration Statement shall have been declared effective by the SEC under the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and no Proceedings for that purpose shall, on or prior to the Effective Time, have been initiated or, to the Knowledge of the Company or the Seller, threatened by the SEC. The Company shall have received all other federal or state securities Consents necessary to issue Company Common Stock in exchange for Seller Common Stock and to consummate the Merger.

(b) Stockholder Approval. This Agreement and the Merger shall have been approved and adopted by the requisite vote of the stockholders of the Seller.

(c) Federal Reserve Board. The Merger shall have been approved by the Federal Reserve Board, which approval shall not contain any condition that would materially adversely affect the Company or the Surviving Corporation. All conditions required to be satisfied prior to the Effective Time imposed by the terms of such approval shall have been satisfied and all waiting periods relating to such approval shall have expired.

(d) HSR Approval. All statutory waiting periods under the HSR Act shall have expired and the Company shall not have received any objections thereunder from either the Federal Trade Commission or the United States Department of Justice.

(e) State Approval. The Merger shall have been approved by the Commissioner of Commerce of the State of Minnesota and the DFI and neither of such approvals shall contain any condition that would materially adversely affect the Company or the Surviving Corporation. All conditions required to be satisfied prior to the Effective Time imposed by the terms of such approval shall have been satisfied and all waiting periods relating to such approval shall have expired. All documents required to be filed with any state agency or recorded at the county level in connection with such approval shall be filed or recorded at the Effective Time.

(f) No Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law or Order which is in effect preventing or prohibiting consummation of the transactions contemplated by this Agreement or restricting the consummation of the transactions contemplated by this Agreement in a manner that would have a Seller Material Adverse Effect or a Company Material Adverse Effect.

(g) NYSE Listing. The shares of Company Common Stock to be issued at the Effective Time shall have been authorized for listing on the NYSE, subject to official notice of issuance.

7.2 Additional Conditions to Obligations of the Company and the Merger Sub. The obligation of the Company and the Merger Sub to effect the Merger is also subject to the satisfaction at or prior to the Effective Time (or, if an earlier time is set forth in this Section 7.2, at such earlier time) of the following conditions:

(a) Representations and Warranties. Without giving effect to any update to the Seller Disclosure Schedule or notice to the Company under Sections 4.5 or 6.7, above, and except for Section 2.18, above, which is provided for in subsection (k), below, (i) each of the representations and warranties of the Seller contained in this Agreement that is qualified by reference to “materiality” or Seller Material Adverse Effect shall be true and correct as of the date of this Agreement and as of the Effective Time, except to the extent such representations and warranties are made as of another date, in which case such representations and warranties shall be true and correct as of such other date; and (ii) each of the representations and warranties of the Seller contained in this Agreement that is not qualified by reference to “materiality” or Seller Material Adverse Effect shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time, except to the extent such representations and warranties are made as of another date, in which case such representations and warranties shall be true and correct as of such other date, and except in the case of either clauses (i) or (ii), above, where any failure of such representations and warranties to be true and correct would not have a Seller Material Adverse Effect. The Company shall have received a certificate signed on behalf of the Seller by the Chief Executive Officer and the Chief Financial Officer of the Seller, or individuals performing similar functions, to the foregoing effect.

(b) Agreements and Covenants. The Seller shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time.

(c) Retention and Restrictive Covenant Agreements. The Company shall have received, (i) on or prior to the execution hereof, a Retention Agreement, substantially in the form attached hereto as Exhibit 7.2(c)-1, duly executed by each of the executive officers of the Seller and the Seller Subsidiaries identified on Annex B attached hereto, (ii) at or prior to the Closing, a Restrictive Covenant Agreement, substantially in the form attached hereto as Exhibit 7.2(c)-2 (the “Craig Bentdahl Agreement”), duly executed by Craig E. Bentdahl, and (iii) at or prior to the Closing, a Restrictive Covenant Agreement, substantially in the form attached hereto as Exhibit 7.2(c)-3 (the “Elray Bentdahl Agreement”), duly executed by Elray E. Bentdahl.

(d) Section 338(h)(10) Election. The Company shall have received a completed IRS Form 8023 (including any and all schedules related thereto), together with any similar state forms, duly executed by each of the Seller’s stockholders as required by the applicable Taxing authorities.

(e) Consents Obtained. (i) The Seller shall continue to possess all Seller Approvals and (ii) all Consents and Orders required to be obtained, and all filings and notifications required to be made, by the Seller for the authorization, execution and delivery of this Agreement and the consummation by the Seller of the transactions contemplated hereby shall have been obtained and made by the Seller, except where the failure to obtain any such Consents or Orders, or make any such filings or notifications, would not have a Seller Material Adverse Effect.

(f) No Challenge. There shall not be pending any Proceeding before any Governmental Authority or any other Person (i) challenging or seeking material damages in connection with the Merger or the conversion of the Seller Common Stock into the Company Common Stock pursuant to the Merger or (ii) seeking to restrain, prohibit or limit the exercise of full rights of ownership or operation by the Company or the Company Subsidiaries of all or any portion of the business or assets of the Seller and the Seller Subsidiaries, which in either case is reasonably likely to have a Seller Material Adverse Effect or a Company Material Adverse Effect.

(g) Opinion of Counsel. The Company shall have received from Fredrikson & Byron, P.A., or other independent counsel to the Seller reasonably satisfactory to the Company, an opinion dated as of the Closing Date, in form and substance reasonably satisfactory to the Company, covering the matters set forth in Annex C attached hereto, which opinion shall be based on such assumptions and contain such qualifications and limitations as are appropriate and reasonably satisfactory to the Company. In rendering such opinion, Fredrikson & Byron, P.A. or such other legal counsel may require and rely upon representations and covenants contained in certificates of officers of the Seller.

(h) Comfort Letters. If requested by the Company as provided in Section 4.3, the Company shall have received from Ernst & Young, LLP the “comfort” letters referred to in Section 4.3.

(i) Affiliate Agreements. The Company shall have received from each Person who is identified in the affiliate letter as an “affiliate” of the Seller a signed affiliate agreement in the form attached hereto as Exhibit 4.6.

(j) Burdensome Condition. There shall not be any action taken, or any statute, rule, regulation or Order enacted, entered, enforced or deemed applicable to the Merger, by any Governmental Authority which imposes any condition or restriction upon the Company, the Merger Sub or the Seller or their respective subsidiaries (or the Surviving Corporation after the Effective Time), which would materially adversely impact the economic or business benefits of the transactions contemplated by this Agreement in such a manner as to render inadvisable the consummation of the Merger.

(k) No Material Adverse Changes. Since the date of this Agreement, there shall have been no Seller Material Adverse Effect and no Effect shall have occurred that is reasonably likely to have a Seller Material Adverse Effect. The Company shall have received a certificate of the Chief Executive Officer and the Chief Financial Officer of the Seller, or individuals performing similar functions, to that effect.

(l) Well Capitalized Certificate. The Company shall have received a certificate of the Chief Financial Officer of the Seller, dated as of the Closing Date, in form and substance reasonably satisfactory to the Company, which demonstrates that the Seller is “well capitalized” in accordance with the capital adequacy guidelines of the Federal Reserve Board as applicable to the Seller after giving effect to the payment of dividends and the tax distributions permitted by Section 4.2(b), above.

7.3 Additional Conditions to Obligations of the Seller. The obligation of the Seller to effect the Merger is also subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. Without giving effect to any notice to the Seller under Sections 5.3 or 6.7, above, and except for Section 3.13, above, which is provided for in subsection (e), below, (i) each of the representations and warranties of the Company and the Merger Sub contained in this Agreement that is qualified by reference to “materiality” or Company Material Adverse Effect shall be true and correct as of the date of this Agreement and as of the Effective Time, except to the extent that such representations and warranties are made as of another date, in which case such representations and warranties shall be true and correct as of such other date; and (ii) each of the representations and warranties of the Company and the Merger Sub contained in this Agreement that is not qualified by reference to “materiality” or Company Material Adverse Effect shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time, except to the extent such representations and warranties are made as of another date, in which case such representations and warranties shall be true and correct as of such other date, and except in the case of either clauses (i) or (ii), above, where any failure of such representations and warranties to be true and correct would not have a Company Material Adverse Effect. The Seller shall have received a certificate signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company, or individuals performing similar functions, to the foregoing effect.

(b) Agreements and Covenants. Each of the Company and the Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time.

(c) Consents Obtained. (i) The Company and the Merger Sub shall continue to possess all Company Approvals and (ii) all Consents and Orders required to be obtained, and all filings and notifications required to be made, by the Company and the Merger Sub for the authorization, execution and delivery of this Agreement and the consummation by the Company and the Merger Sub of the transactions contemplated hereby shall have been obtained and made by the Company and the Merger Sub, except where the failure to obtain any such Consents or Orders, or make any such filings or notifications, would not have a Company Material Adverse Effect.

(d) Opinion of Counsel. The Seller shall have received from Godfrey & Kahn, S.C., or other independent counsel to the Company reasonably satisfactory to the Seller, an opinion dated as of the Closing Date, in form and substance reasonably satisfactory to the Seller, covering the matters set forth in Annex D attached hereto, which opinion shall be based on such assumptions and contain such qualifications and limitations as are appropriate and reasonably satisfactory to the Seller. In rendering such opinion, Godfrey & Kahn, S.C. may require and rely upon representations and covenants contained in certificates of officers of the Company.

(e) No Material Adverse Changes. Since the date of this Agreement, there shall have been no Company Material Adverse Effect and no Effect shall have occurred that is reasonably likely to have a Company Material Adverse Effect. The Seller shall have received a certificate of the President and the Chief Financial Officer of the Company, or individuals performing similar functions, to that effect.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

8.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether prior to or after the stockholders of the Seller adopt this Agreement, as applicable:

(a) by mutual written consent duly authorized by the Boards of Directors of the Company and the Seller;

(b) by either the Seller or the Company if the Merger shall not have been consummated by September 30, 2007 (or November 30, 2007, if the reason the Merger has not been consummated by such earlier date is due to the fact that the Company, despite its prompt and diligent actions, has not received the approval of the Commissioner of Commerce of the State of Minnesota or the Federal Reserve Board pursuant to Section 3(a)(5) of the BHCA (12 U.S.C. § 1842(a)(5)), or any required waiting periods shall have not yet expired or been terminated), unless extended by the Boards of Directors of Seller and the Company for any reason; provided, however, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Merger to occur on or before such date if such action or failure to act constitutes a breach of any provision of this Agreement;

(c) by either the Seller or the Company if a Governmental Authority shall have issued a non-appealable final Order or taken any other action having the effect of restraining, enjoining or otherwise prohibiting the Merger;

(d) by either the Seller or the Company if: (i) the Seller Stockholders’ Meeting (including any adjournments thereof) shall have been held and completed and the stockholders of the Seller shall have taken a final vote on a proposal to adopt this Agreement and (ii) the required approval of the stockholders of the Seller contemplated by this Agreement shall not have been obtained; provided, however, that the right to terminate this Agreement under this Section 8.1(d) shall not be available to the Seller where the failure to obtain approval by the Seller stockholders shall have been caused by the action or failure to act of the Seller, and such action or failure to act constitutes a breach by the Seller of any provision of this Agreement;

(e) by the Seller, upon a breach of any covenant or agreement on the part of the Company or the Merger Sub set forth in this Agreement, or if any representation or warranty of the Company or the Merger Sub shall have been untrue when made or shall have become untrue, in either case such that the conditions set forth in Section 7.3(a), above, would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided, that if such inaccuracy in the Company’s or the Merger Sub’s representations and warranties or breach by the Company or the Merger Sub of a covenant or agreement was unintentional and is curable by the Company or the Merger Sub through exercise of commercially reasonable best efforts, then the Seller may not terminate this Agreement pursuant to this Section 8.1(e) for ten (10) days after delivery of written notice from the Seller to the Company of such breach, provided, that the Company or the

Merger Sub, as the case may be, continues to exercise commercially reasonable best efforts to cure such breach (it being understood that the Seller may not terminate this Agreement pursuant to this Section 8.1(e) if such breach by the Company or the Merger Sub is cured during such ten (10) day period);

(f) by the Company, upon a breach of any covenant or agreement on the part of the Seller set forth in this Agreement, or if any representation or warranty of the Seller shall have been untrue when made or shall have become untrue, in either case such that the conditions set forth in Section 7.2(a), above, would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided, that if such inaccuracy in the Seller’s representations and warranties or breach by the Seller of a covenant or agreement was unintentional and is curable by the Seller through exercise of its commercially reasonable best efforts, then the Company may not terminate this Agreement pursuant to this Section 8.1(f) for ten (10) days after delivery of written notice from the Company to the Seller of such breach, provided, that the Seller continues to exercise commercially reasonable best efforts to cure such breach (it being understood that the Company may not terminate this Agreement pursuant to this Section 8.1(f) if such breach by the Seller is cured during such ten (10) day period);

(g) by the Company if there is a Change of Recommendation or if the Seller’s Board of Directors fails to include the Seller’s Board of Directors Recommendation in the Proxy Statement/Prospectus;

(h) by the Seller prior to the vote of the stockholders of the Seller, without further action, if the Seller shall have entered into a definitive agreement with respect to a Superior Offer pursuant to and in accordance with Section 4.4, above; provided, however, that such determination and the right to terminate under this Section 8.1(h) shall not be effective until the Seller has made payment to the Company of the amounts required to be paid pursuant to Section 8.3(b)(i), below;

(i) by the Company:

(i) if any of the conditions to the obligation of the Company and the Merger Sub to effect the Merger set forth in Sections 7.1 or 7.2, above, have not been satisfied or waived by the Company and the Merger Sub at Closing or the Company reasonably determines that the timely satisfaction of any condition to the obligation of the Company and the Merger Sub to effect the Merger set forth in Sections 7.1 or 7.2, above, has become impossible (other than as a result of any failure on the part of the Company and the Merger Sub to comply with or perform any covenant or obligation of the Company and the Merger Sub set forth in this Agreement); or

(ii) in the event there has been a Seller Material Adverse Effect between the date hereof and the Effective Time;

(j) by the Seller:

(i) if any of the conditions to the obligation of the Seller to effect the Merger set forth in Sections 7.1 or 7.3, above, have not been satisfied or waived by the Seller at Closing or the Seller reasonably determines that the timely satisfaction of any condition to the obligation of the Seller to effect the Merger set forth in Sections 7.1 or 7.3, above, has become impossible (other than as a result of any failure on the part of the Seller to comply with or perform any covenant or obligation of the Seller set forth in this Agreement); or

(ii) in the event there has been a Company Material Adverse Effect between the date hereof and the Effective Time;

(k) by the Company if any Person or Persons holding of record or beneficially in the aggregate 5% or more of the outstanding shares of Seller Common Stock delivers a notice or notices of intent to demand payment in respect of such shares in accordance with Section 302A.473 of the MBCA.

8.2 Notice of Termination; Effect of Termination. Any termination of this Agreement under Section 8.1, above, will be effective immediately upon (or if termination is pursuant to Sections 8.1(e) or 8.1(f), above, and the proviso therein is applicable, ten (10) days after) the delivery of written notice thereof by the terminating party to the other party. In the event of termination of this Agreement as provided in Section 8.1, above, this Agreement shall be of no further force or effect, with no liability of any party to the other parties, except (i) the provisions set forth in this Section 8.2, Section 8.3 and Article IX, shall survive the termination of this Agreement indefinitely, (ii) the provisions of the Confidentiality Agreement shall survive the termination of this Agreement for the period set forth therein, and (iii) nothing herein shall relieve any party from liability for any intentional or willful breach of this Agreement.

8.3 Fees and Expenses.

(a) Except as set forth in Section 8.2, above, and this Section 8.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees and expenses whether or not the Merger is consummated. Within one (1) Business Day after the effective date of any termination of this Agreement under the circumstances described in Sections 8.3(b)(i) through (b)(iii), the Seller shall pay to the Company, in addition to any Termination Fee owed to the Company pursuant to Section 8.3(b), all of the Reimbursable Company Expenses by delivery of immediately available funds.

(b) (i) The Seller shall pay to the Company in immediately available funds, within one (1) Business Day after demand by the Company, an amount equal to $4,000,000 (the “Termination Fee”) if this Agreement is terminated by the Seller pursuant to Section 8.1(h), above.

(ii) If this Agreement is terminated by the Company pursuant to Section 8.1(g), above, and within twelve (12) months following the termination of this Agreement an Acquisition Proposal is consummated or the Seller enters into a Contract providing for an Acquisition Proposal, then the Seller shall pay or cause to be paid to the Company in immediately available funds an amount equal to the Termination Fee within one (1) Business Day after the Seller enters into such Contract or such transaction is consummated, whichever is earlier.

(iii) If (A) this Agreement is terminated by the Company or the Seller, as applicable, pursuant to Section 8.1(b), above (and prior to such termination the Seller shall not have held a meeting of its stockholders pursuant to Section 6.2, above), or Section 8.1(d), above, (B) prior to such termination an Acquisition Proposal (other than by the Company and the Merger Sub) shall have been received by the Seller and not withdrawn, and (C) within twelve (12) months following the termination of this Agreement such Acquisition Proposal is consummated or the Seller enters into a Contract providing for such Acquisition Proposal, then the Seller shall pay or cause to be paid to the Company in immediately available funds an amount equal to the Termination Fee within one (1) Business Day after the Seller enters into such Contract or such transaction is consummated, whichever is earlier.

(iv) The Seller acknowledges that the agreements contained in this Section 8.3(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the Company and the Merger Sub would not enter into this Agreement; accordingly, if the Seller fails to pay in a timely manner the amounts due pursuant to this Section 8.3(b) and, in order to obtain such payment, the Company makes a claim that results in a judgment against the Seller for the amounts set forth in this Section 8.3(b), the Seller shall pay to the Company, in addition to the amount of such judgment, the Company’s reasonable costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amounts set forth in this Section 8.3(b) at The Wall Street Journal prime rate in effect on the date such payment was required to be made. Payment of the fees described in this Section 8.3(b) shall be the exclusive remedy for a termination of this Agreement as specified in this Section 8.3(b) and shall be in lieu of damages incurred in the event of any such termination of this Agreement.

8.4 Waiver. At any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies by the other parties hereto in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance by the other parties hereto with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent other failure.

ARTICLE IX

GENERAL PROVISIONS

9.1 Non-Survival of Representations, Warranties and Agreements. The representations, warranties and agreements in this Agreement shall terminate at the Effective Time or upon termination of this Agreement pursuant to Article VIII, except that the agreements set forth in Article I, Sections 5.6, 5.7, 6.4, 6.5, 6.6 and 6.8, above, shall survive the Effective Time indefinitely and those set forth in Sections 4.11, 5.5, 8.2, 8.3 and Article IX hereof shall survive termination indefinitely.

9.2 Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed given and received when delivered personally, three (3) Business Days after being mailed by registered or certified mail (postage prepaid, return receipt requested), one (1) Business Day after being delivered by an express courier (with confirmation), or when sent by facsimile (with confirmation), in each case to the parties at the following addresses or telecopy numbers, as the case may be (or at such other address or telecopy number for a party as shall be specified by like notices of changes of address or telecopy number) and shall be effective upon receipt:

(a)	If to the Seller:

Excel Bank Corporation

50 South Sixth Street

Minneapolis, MN 55402

Attention: Craig E. Bentdahl

(b)	With a copy to:

Fredrikson & Byron, P.A.

200 South Sixth Street

Suite 4000

Minneapolis, MN 55402

Attention: Lynn Gardin

Facsimile: (612) 492-7077

(c)	If to the Company or the Merger Sub:

Marshall & Ilsley Corporation

770 North Water Street

Milwaukee, WI 53202

Attention: Randall J. Erickson

Facsimile: (414) 765-7899

With a copy to:

Godfrey & Kahn, S.C.

780 North Water Street

Milwaukee, WI 53202

Attention:     Christopher B. Noyes

                          Dennis F. Connolly

Facsimile:     (414) 273-5198

9.3 Certain Definitions. For purposes of this Agreement, the term:

“Affiliate” means a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned Person including, without limitation, any partnership or joint venture in which any Person (either alone, or through or together with any other Person) has, directly or indirectly, an interest of 5% or more. For purposes of this definition, “control” shall mean the possession, direct or indirect, of the power to direct or cause the direction of management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise.

“Business Day” means any day other than a day on which banks in Wisconsin are required or authorized to be closed.

“Consent” shall mean any consent, approval, authorization, clearance, exemption, waiver, permit, franchise, charter, license, easement, grant or similar affirmation by any Person pursuant to any Contract, Law or Order.

“Contract” shall mean any agreement, arrangement, authorization, commitment, indenture, instrument, license, lease, obligation, plan, practice, restriction, understanding or undertaking of any kind or character, or other document to which any Person is a party or that is binding on any Person or its capital stock, assets or business, including, without limitation, any letter of intent or memorandum of understanding.

“Knowledge” as used with respect to a party (including references to such party being aware of a particular matter) shall mean (i) those facts that are actually known by the Chairman, Chief Executive Officer, President or Chief Financial Officer of such party, or individuals performing similar functions, or any other officer of such party, and (ii) those facts that would reasonably be expected to have come to the attention of one or more of the officers referred to in the preceding clause (i) had such officer conducted a reasonable due diligence review of such party’s operations and business, including reasonable inquiries to key personnel and a review of, and discussions with key personnel regarding, the books, records and operations of such party.

“Law” shall mean any federal, state, local, municipal, foreign, international, multinational, territorial or other administrative order, constitution, law, ordinance, principle of common law, rule, regulation, statute or treaty and any guidance issued thereunder, including any transitional relief or rules provided in connection therewith.

“Lien” shall mean any conditional sale agreement, default of title, easement, encroachment, encumbrance, hypothecation, infringement, lien, mortgage, pledge, reservation, restriction, security interest, title retention or other security arrangement, or any adverse right or interest, charge or claim of any nature whatsoever of, on or with respect to any property (real or personal) or property (real or personal) interest, other than (i) Liens for current Taxes upon the assets or property of a Person or its subsidiaries which are not yet due and payable provided appropriate reserves have been established therefor on the financial statements of such Person and (ii) for depository institution subsidiaries of a Person, pledges to secure deposits and Liens incurred in the ordinary course of the banking business.

“Order” shall mean any award, decision, decree, injunction, judgment, order, ruling, subpoena or verdict entered, issued, made or rendered by any court, administrative agency or any other Governmental Authority.

“Person” means an individual, corporation, partnership, association, trust, unincorporated organization, limited liability company, other entity, group (as defined in Section 13(d) of the Exchange Act) or Governmental Authority.

“Proceeding” shall mean any action, arbitration, cause of action, claim, complaint, criminal prosecution, demand letter, governmental or other examination or investigation, hearing, inquiry, administrative or other proceeding, or notice by any Person alleging potential liability of another Person, or invoking or seeking to invoke legal process to obtain information relating to or affecting another Person, which affects such other

Person’s business assets (including Contracts related to it), or obligations under the transactions contemplated by this Agreement, but shall not include regular, periodic examinations of depository institutions and their Affiliates by Regulatory Authorities in the ordinary course consistent with past practice.

“Regulatory Authorities” shall mean, collectively, the Federal Trade Commission, the United States Department of Justice, the Federal Reserve Board, the FDIC, the OCC, the OTS, the Minnesota Department of Commerce, the SEC, and all other federal and state regulatory agencies and public authorities having jurisdiction over the parties and their respective subsidiaries.

“Reimbursable Company Expenses” means all reasonable out-of-pocket expenses (including, without limitation, all fees and expenses of counsel, accountants, investment bankers, experts and consultants to the Company, the Merger Sub and their Affiliates) incurred by the Company, the Merger Sub and their Affiliates or on their behalf in connection with or related to the authorization, preparation and execution of this Agreement, the Registration Statement, the Proxy Statement/Prospectus, the solicitation of stockholder approvals and all other matters related to the closing of the transactions contemplated hereby.

“Rights” shall mean all arrangements, calls, commitments, Contracts, options, rights to subscribe to, scrip, warrants or other binding obligations of any character whatsoever by which a Person is or may be bound to issue additional shares of its capital stock or other Rights, or securities or Rights convertible into or exchangeable for, shares of the capital stock of a Person.

“Superior Offer” means an unsolicited, bona fide written offer made by a third Person to consummate any of the following transactions or in one or a series of related transactions:

(i) a merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Seller pursuant to which those stockholders of the Seller immediately preceding such transaction will hold less than 50% of the equity interest in the surviving or resulting entity of such transaction;

(ii) a sale, lease, exchange, transfer, license or other disposition by the Seller and the Seller Subsidiaries of all or substantially all of their assets, as a consolidated group; or

(iii) the acquisition by any Person (including by way of a tender offer, merger, consolidation, business combination, exchange offer or similar transaction or issuance by the Seller), directly or indirectly, of beneficial ownership or a right to acquire beneficial ownership of shares representing in excess of 50% of the voting power of the then outstanding shares of capital stock of the Seller;

provided, however, that in each of clause (i), (ii) or (iii) immediately above, the Superior Offer shall be on terms that the Seller’s Board of Directors determines, in its good faith judgment, to be more favorable to the Seller stockholders (taking into account the relative value and form of the consideration offered, all other terms and conditions of the respective offers, including, without limitation, the presence of a financial contingency, the likelihood of obtaining financing on a timely basis if a financing contingency is present, and the likelihood of obtaining any required Consents or Orders from Governmental Authorities) than the terms of the Merger (after receipt and consideration of the written opinion of a financial advisor of nationally recognized reputation (which includes the Seller’s current financial advisor) to the effect that the consideration offered in such offer is superior, from a financial point of view, to the Per Share Consideration).

9.4 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

9.5 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to either party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

9.6 Entire Agreement. This Agreement (including the documents and instruments referred to in this Agreement) constitute the entire agreement of the parties and supersede all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof and, except as set forth in Section 9.8, below, are not intended to confer upon any other Person any rights or remedies hereunder.

9.7 Assignment. This Agreement shall not be assigned by operation of Law or otherwise, except that the Company may assign all or any of its rights hereunder and thereunder to any Affiliate, provided that no such assignment shall relieve the Company of its obligations hereunder.

9.8 Parties in Interest. Subject to Section 9.7, above, this Agreement (including Annex A attached hereto) shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Sections 5.6, 6.5 and 6.6, above (which are intended to be for the benefit of the holders of Options, the employees of the Seller and the Seller Subsidiaries and the Indemnified Parties and may be enforced by such holders of Options and Indemnified Parties).

9.9 Governing Law. Except to the extent that the laws of the State of Minnesota are mandatorily applicable to the matters arising under or in connection with this Agreement, this Agreement shall be governed by, and construed in accordance with, the laws of the State of Wisconsin, regardless of the Laws that might otherwise govern under applicable principles of choice of law or conflicts of law.

9.10 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other party, it being understood that each party need not sign the same counterpart.

9.11 Time is of the Essence. Time is of the essence as to all performance under this Agreement.

9.12 Specific Performance. The parties hereto acknowledge that monetary damages would not be a sufficient remedy for breach of this Agreement. Therefore, upon breach of this Agreement by either party, the aggrieved party may proceed to protect its rights and enforce this Agreement by suit in equity, action at law or other appropriate Proceeding, including an action for the specific performance of any provision herein or any other remedy granted by Law, equity or otherwise, in each case without posting a bond. Any action for specific performance hereunder shall not be deemed exclusive and may also include claims for monetary damages as may be warranted under the circumstances. The prevailing party in any such suit, action or other Proceeding arising out of or related to this Agreement shall be entitled to recover its costs, including attorney’s fees, incurred in such suit, action or other Proceeding. The sole and exclusive venue for any action arising out of this Agreement shall be a state or federal court having jurisdiction in Milwaukee County, Wisconsin. Each party hereby waives, to the fullest extent permitted by law: (i) any objections that it may now or hereafter have to venue of any suit, action or other Proceeding brought in such court; (ii) any claim that any suit, action or other Proceeding brought in such court has been brought in an inconvenient forum; and (iii) any defense it may now or hereafter have based on lack of personal jurisdiction in such forum.

9.13 Interpretation. When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference will be to an Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes”

or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation.” Unless the context otherwise requires (i) “or” is disjunctive but not necessarily exclusive, (ii) words in the singular include the plural and vice versa, (iii) the use in this Agreement of a pronoun in reference to a party hereto includes the masculine, feminine or neuter, as the context may require, and (iv) terms used herein that are defined in GAAP have the meanings ascribed to them therein. No provision of this Agreement will be interpreted in favor of, or against, either of the parties to this Agreement by reason of the extent to which either such party or its counsel participated in the drafting thereof or by reason of the extent to which any such provision is inconsistent with any prior draft hereof, and no rule of strict construction will be applied against either party hereto. The Seller Disclosure Schedule and the Company Disclosure Schedule, as well as all other Schedules and all Exhibits hereto, will be deemed part of this Agreement and included in any reference to this Agreement. This Agreement will not be interpreted or construed to require either party to take any action, or fail to take any action, if to do so would violate any applicable Law. References to the “other parties” will be deemed to refer to the Seller, the Company or the Merger Sub, as the case may be.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the Company, the Merger Sub and the Seller have caused this Agreement and Plan of Merger to be executed as of the date first written above by their respective officers thereunto duly authorized.

EXCEL BANK CORPORATION

By:	/s/ Craig E. Bentdahl
Craig E. Bentdahl, Chief Executive Officer

MARSHALL & ILSLEY CORPORATION

By:	/s/ Dennis J. Kuester
Dennis J. Kuester, Chairman and Chief Executive Officer

EBC ACQUISITION CORPORATION

By:	/s/ Randall J. Erickson
Randall J. Erickson, President

ANNEX A

EMPLOYEE BENEFIT MATTERS

1. Conduct of Business Between Date of Signing the Agreement and the Effective Time. Between the date of signing of the Agreement and the Effective Time, unless otherwise agreed between Seller and the Company (i) Seller or Seller Subsidiaries will not increase the base salaries of their respective employees; (ii) no bonuses or incentive payments will be paid to employees of Seller or Seller Subsidiaries; (iii) no new programs, plans or agreements providing compensation or benefits for employees or directors of Seller or Seller Subsidiaries will be adopted or implemented, existing programs, plans or agreements providing compensation or benefits for employees or directors of Seller or Seller Subsidiaries will not be amended or modified except as required by, or necessary to comply with, applicable law, or as provided herein or in agreements executed by employees in connection herewith, and no further grants or awards will be made under existing plans, programs or agreements providing compensation or benefits for employees or directors of Seller or Seller Subsidiaries, except as provided herein; (iv) there will be no officer title promotions, except that if an officer position becomes vacant, another officer may be promoted to that position if he or she assumes the former employee’s job responsibilities; (v) no new consulting agreements or employment continuation agreements, if any, will be granted to employees of Seller or Seller Subsidiaries and the existing consulting and employment continuation agreements of Seller and Seller Subsidiaries will not be amended, except as provided herein or in the Retention Agreements and Restrictive Covenant Agreements executed simultaneously herewith; (vi) in no event will Seller make employer contributions to its retirement programs except to the extent consistent with past practice, and Seller will not make any amendments or modifications to its retirement programs, other than as provided herein or required to maintain the tax-qualified status of any such retirement programs; and (vii) Seller or Seller Subsidiaries will only pay severance to those employees who are terminated by their employer and then only in amounts and for a period consistent with past practice of the employer, as provided in the employee’s employment agreement, if any, or as provided in the existing Severance Pay Plan.

2. General.

(a) Transferred Employees. Those individuals who are employed by the Seller or any of the Seller Subsidiaries as of the Effective Time shall be hereinafter referred to as the “Transferred Employees.” After the Effective Time, the Transferred Employees shall be integrated into the Company’s qualified retirement plans, health and dental plans and other employee welfare benefit plans subject to the terms and conditions of the referenced plans, except as otherwise provided in the Agreement and this Annex A. If the Company terminates a Transferred Employee’s employment with the Company within the first twelve months after the Effective Time, the amount of severance to which such Transferred Employee would be entitled is as set forth in the Seller’s Severance Pay Plan provided to the Company, and such terminated employee will not be entitled to any severance under the Company’s Reduction-In-Force Severance Policy, or any successor thereto. Thereafter, if the Company terminates a Transferred Employee’s employment, the amount of severance to which such Transferred Employee may be entitled will be as set forth in the Company’s severance plans as then in effect, and Transferred Employees will be given full credit for their prior service with the Seller and the Seller Subsidiaries (or any service credited as such in connection with a previous acquisition by the Seller or any Seller Subsidiary) for purposes of the Company’s severance plans as then in effect.

(b) Credit for Past Service. After the Effective Time, the Company and the Company Subsidiaries shall give the Transferred Employees full credit for their prior service with the Seller and the Seller Subsidiaries (or any service credited as such in connection with a previous acquisition by the Seller or any Seller Subsidiary): (i) for purposes of eligibility (including, without limitation, initial participation and eligibility for current benefits) and vesting under any qualified or nonqualified retirement or profit sharing plans maintained by the Company in which Transferred Employees may be eligible to participate; and (ii) for all purposes under any welfare benefit plans, “cafeteria plans” (as defined in Code Section 125), vacation plans and similar arrangements maintained by the Company. Notwithstanding anything contained herein to the contrary, the Company will not give credit for prior service to Transferred Employees as regards the Company’s retiree health plan.

(c) Waiver of Certain Limitations. The Company will, or will cause the Company’s affiliates or the Seller Subsidiaries to, waive all limitations as to preexisting conditions and waiting periods with respect to participation and coverage requirements applicable to the Transferred Employees under any welfare benefit plans that such employees may be eligible to participate in after the Effective Time, other than limitations or waiting periods that are already in effect with respect to such employees and that have not been satisfied as of the Effective Time under any welfare plan maintained for the Transferred Employees immediately prior to the Effective Time. Notwithstanding the foregoing, the Transferred Employees still have to meet the service requirements (recognizing past service credit given in Section 2(b), above) and other eligibility criteria under the Company’s plans.

(d) Company’s Ability to Amend, Modify or Terminate Plans. Nothing contained in this Annex shall limit the right of the Company or its affiliates, at any time and from time to time, to amend, modify or terminate, in whole or in part, any of the plans referenced in this Annex, except that no such amendment shall nullify the provisions of this Annex, and the Company hereby reserves such right.

3. Employee Welfare Plans. The Seller’s existing health and dental plans and other employee welfare benefit plans shall remain in effect at least until the Effective Time. Thereafter, Transferred Employees will be integrated into the Company’s health and dental plans and other employee welfare plans at a time determined on a plan-by-plan basis by the Company in its sole discretion. If integration occurs during a plan year, Transferred Employees shall receive credit under the Company’s plans for co-pays, deductibles and similar limits incurred under Seller’s plans during such plan year. Until the Transferred Employees are integrated into the Company plans, the respective Seller plans shall remain in effect.

4. 401(k) Profit Sharing Plan and Employee Stock Ownership Plan (“ESOP”).

(a) Prior to the Effective Time, Seller shall not make any discretionary employer contributions to Seller’s 401(k) Profit Sharing Plan or ESOP, other than quarterly matching contributions to the Seller’s 401(k) Profit Sharing Plan and a 2-1/2% discretionary ESOP contribution, both of which are consistent with past practice, unless otherwise agreed between Seller and the Company.

(b) At the Effective Time, the Seller’s 401(k) Profit Sharing Plan and ESOP shall be frozen, and these plans will be merged into the Company’s Retirement Program subsequent to the Effective Time. Immediately after the Effective Time, the Transferred Employees will participate in the M&I Retirement Program on the same basis as other M&I employees.

5. Code Section 125 Plans. Company shall, or shall cause its affiliates, to either (i) maintain any Code Section 125 plans of the Seller and Seller Subsidiaries (the “Seller 125 Plans”) for the remainder of the calendar year in which the Effective Time occurs, or (ii) terminate any Seller 125 Plans after the Effective Time and either allow the Transferred Employees to participate in the Company’s Code Section 125 Plan or adopt a new Code Section 125 plan (either alternative referred to hereafter as the “New 125 Plan”) for the Transferred Employees who were participating in the Seller 125 Plans and transfer the account balances of such employees under the Seller 125 Plans to the New 125 Plan. Until the Transferred Employees are integrated into the New 125 Plan, any Seller 125 Plans shall remain in effect.

6. Waiver of Disability Benefits. Between the date of signing of the Agreement and the Effective Time, Seller will use its best efforts to get waivers, in a form satisfactory to the Company, of the Company’s obligation under Section 3.1(b) of the Management Agreement dated as of March 31, 2006 to provide disability benefits to those Seller employees with Management Agreements who will not be employed by the Company after the Merger.

APPENDIX B

PLAN OF MERGER

Merging

EBC ACQUISITION CORPORATION

(a Wisconsin corporation)

with and into

EXCEL BANK CORPORATION

(a Minnesota corporation)

Background

Marshall & Ilsley Corporation, a Wisconsin corporation (the “Company”), EBC Acquisition Corporation, a Wisconsin corporation (the “Merger Sub”), and Excel Bank Corporation, a Minnesota corporation (the “Seller”), are parties to an Agreement and Plan of Merger dated as of February 9, 2007 (the “Merger Agreement”), providing for the merger of the Merger Sub with and into the Seller (the “Merger”), pursuant to which the Seller will become a wholly-owned subsidiary of the Company, upon the terms and conditions set forth in this Plan of Merger and pursuant to the Minnesota Business Corporation Act (the “MBCA”) and the Wisconsin Business Corporation Law (the “WBCL”). The Company, the Merger Sub and the Seller are sometimes hereinafter together referred to as the “Constituent Corporations.” Defined terms that are used, but not otherwise defined herein, shall have the meanings ascribed to such terms in the Merger Agreement.

Terms and Conditions

1. Merger. The Constituent Corporations shall effect the Merger upon the terms and subject to the conditions set forth in this Plan of Merger.

1.1. The Merger. Upon the terms and subject to the conditions set forth in this Plan of Merger, and in accordance with the MBCA and the WBCL, at the Effective Time, the Merger Sub shall be merged with and into the Seller. As a result of the Merger, the separate corporate existence of the Merger Sub shall cease and the Seller shall continue as the surviving corporation of the Merger (the “Surviving Corporation”).

1.2. The Closing; Effective Time.

(a) The closing of the Merger and the transactions contemplated hereby (the “Closing”) shall be held at such time, date and location as may be mutually agreed by the parties. In the absence of such agreement, the Closing shall be held at the offices of Godfrey & Kahn, S.C., 780 North Water Street, Milwaukee, Wisconsin, commencing at 9:00 a.m., Milwaukee time, on a date specified by either party upon five (5) Business Days’ written notice (or, at the election of the Company, on the last Business Day of the month) after the last to occur of the following events: (a) receipt of all Consents of Governmental Authorities legally required to consummate the Merger and the expiration of all statutory waiting periods applicable to Merger and the other transactions contemplated hereby; and (b) approval of the Merger Agreement and the Merger by the Seller’s stockholders in the manner contemplated by Section 6.2 of the Merger Agreement; provided, however, that the Closing shall not occur during the last month of any calendar quarter; and provided further, however, that in no event shall the Closing occur prior to July 1, 2007. Scheduling or commencing the Closing shall not constitute a waiver of the conditions set forth in Article VII of the Merger Agreement by either the Company or the Seller.

(b) Contemporaneously with the Closing, the parties hereto shall cause the Merger to be consummated by filing articles of merger, as necessary, and any other required documents, with the Secretary of State of the State of Minnesota and the Department of Financial Institutions of the State of Wisconsin, in such form as required by, and executed in accordance with the relevant provisions of, the MBCA and the WBCL (the effective date and time of such filing or such date and time as the Company and the Seller shall agree and specify in the articles of merger are referred to herein as the “Effective Time”).

1.3. Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the Merger Agreement and the applicable provisions of the MBCA and the WBCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, except as otherwise provided herein, all of the property, rights, privileges, powers and franchises of the Seller and the Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Seller and the Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

1.4. Articles of Incorporation; By-Laws. At the Effective Time, the Merger Sub’s Articles of Incorporation, as amended or restated, and the Merger Sub’s By-Laws, as amended or restated, as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation and the By-Laws of the Surviving Corporation.

1.5. Directors and Officers. At the Effective Time, the directors of the Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Articles of Incorporation and By-Laws of the Surviving Corporation and to be assigned to the class previously assigned (to the extent any such directors are assigned to classes). At the Effective Time, the officers of the Merger Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed.

1.6. Conversion of Securities; Dissenting Shares.

(a) Subject to Section 1.6(e) regarding fractional shares, at the Effective Time, by virtue of the Merger and without action on the part of the Company, the Merger Sub or the Seller, each share of the common stock, $0.01 par value, of the Seller (“Seller Common Stock”), issued and outstanding immediately prior to the Effective Time, other than (i) shares of Seller Common Stock acquired by the Seller and pledged to secure future payment of the purchase price of such shares, (ii) shares of Seller Common Stock owned by the Company or any Company Subsidiary for its own account, and (iii) Dissenting Shares, shall cease to be outstanding and shall be converted into the right to receive the Per Share Consideration. For purposes hereof, “Shares” shall mean all shares of Seller Common Stock issued and outstanding other than those shares of Seller Common Stock described in clauses (i), (ii) and (iii), above.

(b) Each share of Seller Common Stock acquired by the Seller and pledged to secure future payment of the purchase price of such share and each share held by the Company or any Company Subsidiary for its own account immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof as provided in this Section 1.6.

(c) Each share of common stock, par value $0.01 per share, of the Merger Sub (“Merger Sub Common Stock”) issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and non-assessable share of common stock, par value $0.01 per share, of the Surviving Corporation. Following the Effective Time, each certificate evidencing ownership of shares of Merger Sub Common Stock shall evidence ownership of such shares of the Surviving Corporation.

(d) For purposes of the Merger Agreement, “Per Share Consideration” means (A) an amount in cash equal to $9.08 (the “Cash Amount”), plus (B) a fraction of a share of common stock, $1.00 par value, of the Company (“Company Common Stock”) equal to the Stock Amount. The “Stock Amount” will be determined by dividing $4.89 by the Average Trading Price of the Company Common Stock (rounded to the nearest ten thousandth of a share); provided, however, that if the Stock Amount as so calculated (1) is greater than 0.1198, the Stock Amount shall be reduced to 0.1198, or (2) is less than 0.0885, the Stock Amount shall be increased to 0.0885 (such exchange ratio, as adjusted if applicable, is hereinafter referred to as the “Exchange Ratio”). For purposes of the Merger Agreement, the “Average Trading Price” of the Company Common Stock means the average of the average high and low sale price per share of the Company Common Stock on the New York Stock Exchange (the “NYSE”) for the ten (10) trading days ending on and including the third trading day preceding the Effective Time (as reported in an authoritative source).

(e) No fractional shares of Company Common Stock shall be issued in the Merger. In lieu of a fractional share of Company Common Stock, the holder of any Shares who would otherwise be entitled to receive such fractional share (after taking into account all Shares delivered by such holder) shall be entitled to receive a cash payment, without interest and rounded up to the nearest whole cent, in an amount determined by multiplying the Average Trading Price by the fraction of a share of Company Common Stock to which the holder would otherwise have been entitled. As promptly as practicable after the determination of the amount of cash, if any, to be paid to holders of fractional share interests, the bank or trust company designated by the Company as the exchange agent (the “Exchange Agent”) shall so notify the Company, and the Company shall deposit that amount with the Exchange Agent and shall cause the Exchange Agent to forward payments to the holders of fractional share interests, subject to and in accordance with the terms of this Section 1.6.

(f) Notwithstanding anything in the Merger Agreement to the contrary, shares of Seller Common Stock which are issued and outstanding immediately prior to the Effective Time and which are held by stockholders who have validly exercised dissenter’s rights available under Sections 302A.471 and 302A.473 of the MBCA (the “Dissenting Shares”) shall not be converted into or be exchangeable for the right to receive the Per Share Consideration in accordance with this Section 1.6, unless and until such holders shall have failed to perfect or shall have effectively withdrawn or lost their dissenter’s rights under the MBCA. Dissenting Shares shall be treated in accordance with Sections 302A.471 and 302A.473 of the MBCA, if and to the extent applicable. If any such holder shall have failed to perfect or shall have effectively withdrawn or lost such dissenter’s rights, such holder’s shares of Seller Common Stock shall thereupon be converted into and become exchangeable only for the right to receive, as of the Effective Time, the Per Share Consideration in accordance with this Section 1.6. The Seller shall give the Company (a) prompt notice of each and every notice of a stockholder’s intent to demand payment for the stockholder’s shares of Seller Common Stock, attempted withdrawals of such demands, and any other instruments served pursuant to the MBCA and received by the Seller relating to rights to be paid the “fair value” of Dissenting Shares, as provided in Sections 302A.471 and 302A.473 of the MBCA and (b) the opportunity to direct all negotiations and Proceedings with respect to demands for appraisal under the MBCA. The Seller shall not, except with the prior written consent of the Company, voluntarily make any payment with respect to, offer to settle or settle, or approve any withdrawal of any demands for “fair value” under Sections 302A.471 and 302A.473 of the MBCA.

(g) If counsel to the Company shall determine at any time prior to the Effective Time that the Merger may not be treated as a taxable transaction, the Company shall have the right to reduce the Stock Amount and correspondingly increase the Cash Amount to the minimum extent necessary to ensure that the Merger is treated as a taxable transaction, provided that the Per Share Consideration, as calculated and determined pursuant to this Section 1.6, is the same.

1.7. Exchange of Certificates.

(a) Exchange Agent. The Company shall deposit, or shall cause to be deposited, from time to time, with the Exchange Agent, for the benefit of the holders of Shares, for exchange in accordance with this Article I, through the Exchange Agent, the Per Share Consideration, together with any dividends or distributions with respect thereto, if any, to be paid and issued in exchange for Shares pursuant to this Article I (the “Exchange Fund”). Such deposits shall be made after the Effective Time as requested by the Exchange Agent in order for the Exchange Agent to promptly deliver the Per Share Consideration.

(b) Exchange Procedures. As soon as reasonably practicable after the Effective Time but in any event no more than ten (10) Business Days thereafter, the Exchange Agent shall mail to each holder of record of a certificate representing ownership of Shares (a “Certificate” or “Certificates”) whose Shares were converted into the right to receive the Per Share Consideration pursuant to Section 1.6, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as the Company may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Per Share Consideration. Upon surrender of a Certificate for cancellation to the Exchange Agent together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor the Per Share Consideration and any unpaid dividends and distributions thereon as provided in this Article I, which such holder has the right to receive in respect of the Certificate surrendered pursuant to the provisions of this Article I (after taking into account all Shares then held by such holder), and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Shares which is not registered in the transfer records of the Seller, a transferee may exchange the Certificate representing such Shares for the Per Share Consideration and any unpaid dividends and distributions thereon as provided in this Article I if the Certificate representing such Shares is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer, and by evidence that any applicable stock transfer taxes have been paid. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and the posting by such Person of a bond in such amount as the Company may direct as indemnity against any claim that may be made against it or the Exchange Agent with respect to such Certificate, the Exchange Agent will pay and issue in exchange for such lost, stolen or destroyed Certificate the Per Share Consideration and any unpaid dividends and distributions thereon as provided in this Article I, which such holder would have had the right to receive in respect of such lost, stolen or destroyed Certificate. Until surrendered as contemplated by this Section 1.7, each Certificate (other than Certificates representing Shares owned by the Company or any Company Subsidiary and Certificates representing Dissenting Shares) shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Per Share Consideration and any unpaid dividends and distributions thereon as provided in this Article I.

(c) Dividends and Distributions with Respect to Unexchanged Shares. No dividends or other distributions declared or made after the Effective Time with respect to Company Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Company Common Stock represented thereby, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 1.6(e), until the holder of such Certificate shall surrender such Certificate. Subject to the effect of applicable Laws, following surrender of any such Certificate, there shall be paid to the holder of the certificates representing whole shares of Company Common Stock issued in exchange therefor, without interest, (i) promptly, the amount of any cash payable with respect to a fractional share of Company Common Stock to which such holder is entitled pursuant to Section 1.6(e) and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Company Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions, with a record date after the Effective Time but prior to surrender and a payment date occurring after surrender, payable with respect to such whole shares of Company Common Stock.

(d) No Further Rights in the Shares. The Per Share Consideration issued and paid upon conversion of the Shares in accordance with the terms hereof shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to such Shares.

(e) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the former stockholders of the Seller for six (6) months after the Effective Time shall be delivered to the Company, upon demand, and any former stockholders of the Seller who have not theretofore complied with this Article I shall thereafter look only to the Company to claim the Per Share Consideration, any cash in lieu of fractional shares of Company Common Stock and any dividends or distributions with respect to Company Common Stock, in each case without interest thereon, and subject to Section 1.7(g). Any portion of the Exchange Fund remaining unclaimed by holders of Shares as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any United States federal, state or local or any foreign government, or political subdivision thereof, or any multinational organization or authority or any authority, agency or commission entitled to exercise any administrative, executive, judicial, legislative, police, regulatory (including, without limitation, any Regulatory Authority) or taxing authority or power, any court or tribunal (or any department, bureau or division thereof), or any arbitrator or arbitral body (each a “Governmental Authority”), shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation free and clear of any claims or interest of any Person previously entitled thereto.

(f) No Liability. None of the Company, the Merger Sub, the Surviving Corporation or the Seller shall be liable to any former holder of Shares for any such Shares (or dividends or distributions with respect thereto) or cash or other payment delivered to a Governmental Authority pursuant to any abandoned property, escheat or similar Laws.

(g) Withholding Rights. Each of the Company, the Surviving Corporation and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to the Merger Agreement to any former holder of Shares such amounts as it is required to deduct and withhold with respect to the making of such payment under any Laws relating to Taxes and pay such withholding amount over to the appropriate Governmental Authority. To the extent that amounts are so withheld by the Company, the Surviving Corporation or the Exchange Agent, such withheld amounts shall be treated for all purposes of the Merger Agreement as having been paid to the former holder of the Shares in respect of which such deduction and withholding was made by the Company, the Surviving Corporation or the Exchange Agent, as the case may be.

1.8. Stock Transfer Books. At the Effective Time, the stock transfer books of the Seller shall be closed and there shall be no further registration of transfers of shares of the Seller Common Stock thereafter on the records of the Seller. From and after the Effective Time, the holders of Certificates outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares except as otherwise provided herein or by Law. On or after the Effective Time, any Certificates presented to the Exchange Agent or the Company for any reason shall be converted into the Per Share Consideration in accordance with this Article I, subject to applicable Law in the case of Dissenting Shares.

1.9. Company Common Stock. The shares of Company Common Stock issued and outstanding immediately prior to the Effective Time shall be unaffected by the Merger and at the Effective Time, such shares shall remain issued and outstanding.

1.10. Adjustments for Dilution and Other Matters. If prior to the Effective Time the Company shall declare a stock dividend or other distribution in property other than cash upon, or subdivide, split-up, reclassify or combine, Company Common Stock or declare a dividend or make a distribution on Company Common Stock in any security convertible into Company Common Stock, an appropriate adjustment or adjustments will be made to the Per Share Consideration to be issued for each of the Shares to be converted pursuant to Section 1.6. For the avoidance of doubt, no adjustment or adjustments will be made to the Per Share Consideration as a result of any cash dividends or cash distributions declared or paid by the Company.

2. Termination. This Plan of Merger may be terminated at any time on or before the Effective Time by agreement of the Boards of Directors of the Constituent Corporations. This Plan of Merger shall be automatically terminated if the Merger Agreement is terminated in accordance with the terms thereof.

APPENDIX C

February 9, 2007

The Board of Directors

Excel Bank Corporation

50 South Sixth Street

Minneapolis, MN 55402

Members of the Board:

You have requested our opinion as investment bankers as to the fairness, from a financial point of view, to the stockholders of Excel Bank Corporation (“Seller”) of the cash and stock consideration (the “Per Share Consideration”) to be paid to the Seller’s shareholders in the proposed merger (the “Merger”) of the Seller with a wholly-owned subsidiary of Marshall & Ilsley Corporation (the “Company”), pursuant to the Agreement and Plan of Merger, dated as of February 9, 2007 (the “Agreement”). Subject to Section 1.6(e) of the Agreement regarding fractional shares, at the Effective Time, each share of the common stock, $0.01 par value, of the Seller (“Seller Common Stock”), issued and outstanding immediately prior to the Effective Time, other than (i) shares of Seller Common Stock acquired by the Seller and pledged to secure future payment of the purchase price of such shares, (ii) shares of Seller Common Stock owned by the Company or any Company Subsidiary for its own account, and (iii) Dissenting Shares, shall cease to be outstanding and shall be converted into the right to receive, subject to adjustments pursuant to Section 1.6(g) of the Agreement regarding tax matters, the Per Share Consideration consisting of (a) an amount in cash equal to $9.08 (the “Cash Amount”), plus (b) a fraction of a share of common stock, $1.00 par value, of the Company (the “Stock Amount”), determined in accordance with Section 1.6(d) of the Agreement. Capitalized terms used but not otherwise defined herein shall have the same meaning attributed to them in the Agreement.

Keefe, Bruyette & Woods, Inc., as part of its investment banking business, is continually engaged in the valuation of bank and bank holding company securities in connection with acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for various other purposes. As specialists in the securities of banking companies, we have experience in, and knowledge of, the valuation of the banking enterprises. In the ordinary course of our business as a broker-dealer, we may, from time to time purchase securities from, and sell securities to, Seller and the Company, and as a market maker in securities, we may from time to time have a long or short position in, and buy or sell, debt or equity securities of Seller and the Company for our own account and for the accounts of our customers. To the extent we have any such position as of the date of this opinion it has been disclosed to Seller. We have acted exclusively for the Board of Directors of Seller in rendering this fairness opinion and will receive a fee from Seller for our services.

In connection with this opinion, we have reviewed, analyzed and relied upon material bearing upon the financial and operating condition of Seller and the Company and the Merger, including among other things, the following: (i) the Agreement; (ii) the Annual Reports to Stockholders and Annual Reports on Form 10-K for the three years ended December 31, 2003, 2004 and 2005 of the Company; (iii) certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company and certain other communications from Seller and the Company to their respective stockholders; and (iv) other financial information concerning the businesses

Keefe, Bruyette & Woods • 10 South Wacker Drive, Suite 3400 • Chicago, IL 60606 312.423.8200 • 800.929.6113 • Fax 312.423.8232

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February 9, 2007

and operations of Seller and the Company furnished to us by Seller and the Company for purposes of our analysis. We have also held discussions with senior management of Seller and the Company regarding the past and current business operations, regulatory relations, financial condition and future prospects of their respective companies and such other matters as we have deemed relevant to our inquiry. In addition, we have compared certain financial and stock market information for Seller and the Company with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the banking industry and performed such other studies and analyses as we considered appropriate.

In conducting our review and arriving at our opinion, we have relied upon the accuracy and completeness of all of the financial and other information provided to us or publicly available and we have not assumed any responsibility for independently verifying the accuracy or completeness of any such information. We have relied upon the management of Seller and the Company as to the reasonableness and achievability of the financial and operating forecasts and projections (and the assumptions and bases therefor) provided to us, and we have assumed that such forecasts and projections reflect the best currently available estimates and judgments of such managements and that such forecasts and projections will be realized in the amounts and in the time periods currently estimated by such managments. We are not experts in the independent verification of the adequacy of allowances for loan and lease losses and we have assumed, with your consent, that the aggregate allowances for loan and lease losses for Seller and the Company are adequate to cover such losses. In rendering our opinion, we have not made or obtained any evaluations or appraisals of the property of Seller or the Company, nor have we examined any individual credit files.

We have considered such financial and other factors as we have deemed appropriate under the circumstances, including, among others, the following: (i) the historical and current financial position and results of operations of Seller and the Company; (ii) the assets and liabilities of Seller and the Company; and (iii) the nature and terms of certain other merger transactions involving banks and bank holding companies. We have also taken into account our assessment of general economic, market and financial conditions and our experience in other transactions, as well as our experience in securities valuation and knowledge of the banking industry generally. Our opinion is necessarily based upon conditions as they exist and can be evaluated on the date hereof and the information made available to us through the date hereof.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Per Share Consideration in the Merger is fair, from a financial point of view, to holders of Seller Common Stock.

Very truly yours,

Keefe, Bruyette & Woods, Inc.

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APPENDIX D

Minnesota Business Corporation Act

Dissenters’ Rights Statute

302A.471. RIGHTS OF DISSENTING SHAREHOLDERS

Subdivision 1. Actions creating rights. A shareholder of a corporation may dissent from, and obtain payment for the fair value of the shareholder’s shares in the event of, any of the following corporate actions:

(a) unless otherwise provided in the articles, an amendment of the articles that materially and adversely affects the rights or preferences of the shares of the dissenting shareholder in that it:

(1) alters or abolishes a preferential right of the shares;

(2) creates, alters, or abolishes a right in respect of the redemption of the shares, including a provision respecting a sinking fund for the redemption or repurchase of the shares;

(3) alters or abolishes a preemptive right of the holder of the shares to acquire shares, securities other than shares, or rights to purchase shares or securities other than shares;

(4) excludes or limits the right of a shareholder to vote on a matter, or to cumulate votes, except as the right may be excluded or limited through the authorization or issuance of securities of an existing or new class or series with similar or different voting rights; except that an amendment to the articles of an issuing public corporation that provides that section 302A.671 does not apply to a control share acquisition does not give rise to the right to obtain payment under this section; or

(5) eliminates the right to obtain payment under this subdivision;

(b) a sale, lease, transfer, or other disposition of property and assets of the corporation that requires shareholder approval under section 302A.661, subdivision 2, but not including a disposition in dissolution described in section 302A.725, subdivision 2, or a disposition pursuant to an order of a court, or a disposition for cash on terms requiring that all or substantially all of the net proceeds of disposition be distributed to the shareholders in accordance with their respective interests within one year after the date of disposition;

(c) a plan of merger, whether under this chapter or under chapter 322B, to which the corporation is a constituent organization, except as provided in subdivision 3, and except for a plan of merger adopted under section 302A.626;

(d) a plan of exchange, whether under this chapter or under chapter 322B, to which the corporation is a party as the corporation whose shares will be acquired by the acquiring organization, except as provided in subdivision 3;

(e) a plan of conversion adopted by the corporation; or

(f) any other corporate action taken pursuant to a shareholder vote with respect to which the articles, the bylaws, or a resolution approved by the board directs that dissenting shareholders may obtain payment for their shares.

Subdivision 2. Beneficial owners.

(a) A shareholder shall not assert dissenters’ rights as to less than all of the shares registered in the name of the shareholder, unless the shareholder dissents with respect to all the shares that are beneficially owned by another person but registered in the name of the shareholder and discloses the name and address of each beneficial owner on whose behalf the shareholder dissents. In that event, the rights of the dissenter shall be determined as if the shares as to which the shareholder has dissented and the other shares were registered in the names of different shareholders.

(b) A beneficial owner of shares who is not the shareholder may assert dissenters’ rights with respect to shares held on behalf of the beneficial owner, and shall be treated as a dissenting shareholder under the terms of this section and section 302A.473, if the beneficial owner submits to the corporation at the time of or before the assertion of the rights a written consent of the shareholder.

Subdivision 3. Rights not to apply.

(a) Unless the articles, the bylaws, or a resolution approved by the board otherwise provide, the right to obtain payment under this section does not apply to a shareholder of (1) the surviving corporation in a merger with respect to shares of the shareholder that are not entitled to be voted on the merger and are not canceled or exchanged in the merger or (2) the corporation whose shares will be acquired by the acquiring organization in a plan of exchange with respect to shares of the shareholder that are not entitled to be voted on the plan of exchange and are not exchanged in the plan of exchange.

(b) If a date is fixed according to section 302A.445, subdivision 1, for the determination of shareholders entitled to receive notice of and to vote on an action described in subdivision 1, only shareholders as of the date fixed, and beneficial owners as of the date fixed who hold through shareholders, as provided in subdivision 2, may exercise dissenters’ rights.

(c) Notwithstanding subdivision 1, the right to obtain payment under this section, other than in connection with a plan of merger adopted under section 302A.621, is limited in accordance with the following provisions:

(1) The right to obtain payment under this section is not available for the holders of shares of any class or series of shares that is listed on the New York Stock Exchange or the American Stock Exchange or designated as a national market security on the Nasdaq Stock Market.

(2) The applicability of clause (1) is determined as of: (i) the record date fixed to determine the shareholders entitled to receive notice of, and to vote at, the meeting of shareholders to act upon the corporate action described in subdivision 1; or (ii) the day before the effective date of corporate action described in subdivision 1 if there is no meeting of shareholders.

(3) Clause (1) is not applicable, and the right to obtain payment under this section is available pursuant to subdivision 1, for the holders of any class or series of shares who are required by the terms of the corporate action described in subdivision 1 to accept for such shares anything other than shares, or cash in lieu of fractional shares, of any class or any series of shares of a domestic or foreign corporation, or any other ownership interest of any other organization, that satisfies the standards set forth in clause (1) at the time the corporate action becomes effective.

Subdivision 4. Other rights. The shareholders of a corporation who have a right under this section to obtain payment for their shares, or who would have the right to obtain payment for their shares absent the exception set forth in paragraph (c) of subdivision 3, do not have a right at law or in equity to have a corporate action described in subdivision 1 set aside or rescinded, except when the corporate action is fraudulent with regard to the complaining shareholder or the corporation.

302A.473. PROCEDURES FOR ASSERTING DISSENTERS’ RIGHTS

Subdivision 1. Definitions.

(a) For purposes of this section, the terms defined in this subdivision have the meanings given them.

(b) “Corporation” means the issuer of the shares held by a dissenter before the corporate action referred to in section 302A.471, subdivision 1 or the successor by merger of that issuer.

(c) “Fair value of the shares” means the value of the shares of a corporation immediately before the effective date of the corporate action referred to in section 302A.471, subdivision 1.

(d) “Interest” means interest commencing five days after the effective date of the corporate action referred to in section 302A.471, subdivision 1, up to and including the date of payment, calculated at the rate provided in section 549.09 for interest on verdicts and judgments.

Subdivision 2. Notice of action. If a corporation calls a shareholder meeting at which any action described in section 302A.471, subdivision 1 is to be voted upon, the notice of the meeting shall inform each shareholder of the right to dissent and shall include a copy of section 302A.471 and this section and a brief description of the procedure to be followed under these sections.

Subdivision 3. Notice of dissent. If the proposed action must be approved by the shareholders and the corporation holds a shareholder meeting, a shareholder who is entitled to dissent under section 302A.471 and who wishes to exercise dissenters’ rights must file with the corporation before the vote on the proposed action a written notice of intent to demand the fair value of the shares owned by the shareholder and must not vote the shares in favor of the proposed action.

Subdivision 4. Notice of procedure; deposit of shares.

(a) After the proposed action has been approved by the board and, if necessary, the shareholders, the corporation shall send to (i) all shareholders who have complied with subdivision 3, (ii) all shareholders who did not sign or consent to a written action that gave effect to the action creating the right to obtain payment under section 302A.471, and (iii) all shareholders entitled to dissent if no shareholder vote was required, a notice that contains:

(1) the address to which a demand for payment and certificates of certificated shares must be sent in order to obtain payment and the date by which they must be received;

(2) any restrictions on transfer of uncertificated shares that will apply after the demand for payment is received;

(3) a form to be used to certify the date on which the shareholder, or the beneficial owner on whose behalf the shareholder dissents, acquired the shares or an interest in them and to demand payment; and

(4) a copy of section 302A.471 and this section and a brief description of the procedures to be followed under these sections.

(b) In order to receive the fair value of the shares, a dissenting shareholder must demand payment and deposit certificated shares or comply with any restrictions on transfer of uncertificated shares within 30 days after the notice required by paragraph (a) was given, but the dissenter retains all other rights of a shareholder until the proposed action takes effect.

Subdivision 5. Payment; return of shares.

(a) After the corporate action takes effect, or after the corporation receives a valid demand for payment, whichever is later, the corporation shall remit to each dissenting shareholder who has complied with subdivisions 3 and 4 the amount the corporation estimates to be the fair value of the shares, plus interest, accompanied by:

(1) The corporation’s closing balance sheet and statement of income for a fiscal year ending not more than 16 months before the effective date of the corporate action, together with the latest available interim financial statements;

(2) An estimate by the corporation of the fair value of the shares and a brief description of the method used to reach the estimate; and

(3) A copy of section 302A.471 and this section, and a brief description of the procedure to be followed in demanding supplemental payment.

(b) The corporation may withhold the remittance described in paragraph (a) from a person who was not a shareholder on the date the action dissented from was first announced to the public or who is dissenting on behalf of a person who was not a beneficial owner on that date. If the dissenter has complied with subdivisions 3 and 4, the corporation shall forward to the dissenter the materials described in paragraph (a), a statement of the reason for withholding the remittance, and an offer to pay to the dissenter the amount listed in the materials if the dissenter agrees to accept that amount in full satisfaction. The dissenter may decline the offer and demand payment under subdivision 6. Failure to do so entitles the dissenter only to the amount offered. If the dissenter makes demand, subdivisions 7 and 8 apply.

(c) If the corporation fails to remit payment within 60 days of the deposit of certificates or the imposition of transfer restrictions on uncertificated shares, it shall return all deposited certificates and cancel all transfer restrictions. However, the corporation may again give notice under subdivision 4 and require deposit or restrict transfer at a later time.

Subdivision 6. Supplemental payment; demand. If a dissenter believes that the amount remitted under subdivision 5 is less than the fair value of the shares plus interest, the dissenter may give written notice to the corporation of the dissenter’s own estimate of the fair value of the shares, plus interest, within 30 days after the corporation mails the remittance under subdivision 5, and demand payment of the difference. Otherwise, a dissenter is entitled only to the amount remitted by the corporation.

Subdivision 7. Petition; determination. If the corporation receives a demand under subdivision 6, it shall, within 60 days after receiving the demand, either pay to the dissenter the amount demanded or agreed to by the dissenter after discussion with the corporation or file in court a petition requesting that the court determine the fair value of the shares, plus interest. The petition shall be filed in the county in which the registered office of the corporation is located, except that a surviving foreign corporation that receives a demand relating to the shares of a constituent domestic corporation shall file the petition in the county in this state in which the last registered office of the constituent corporation was located. The petition shall name as parties all dissenters who have demanded payment under subdivision 6 and who have not reached agreement with the corporation. The corporation shall, after filing the petition, serve all parties with a summons and copy of the petition under the rules of civil procedure. Nonresidents of this state may be served by registered or certified mail or by publication as provided by law. Except as otherwise provided, the rules of civil procedure apply to this proceeding. The jurisdiction of the court is plenary and exclusive. The court may appoint appraisers, with powers and authorities the court deems proper, to receive evidence on and recommend the amount of the fair value of the shares. The court shall determine whether the shareholder or shareholders in question have fully complied with the requirements of this section, and shall determine the fair value of the shares, taking into account any and all factors the court finds relevant, computed by any method or combination of methods that the court, in its discretion, sees fit to use, whether or not used by the corporation or by a dissenter. The fair value of the shares as determined by the court is binding on all shareholders, wherever located. A dissenter is entitled to judgment in cash for the amount by which the fair value of the shares as determined by the court, plus interest, exceeds the amount, if any, remitted under subdivision 5, but shall not be liable to the corporation for the amount, if any, by which the amount, if any, remitted to the dissenter under subdivision 5 exceeds the fair value of the shares as determined by the court, plus interest.

Subdivision 8. Costs; fees; expenses.

(a) The court shall determine the costs and expenses of a proceeding under subdivision 7, including the reasonable expenses and compensation of any appraisers appointed by the court, and shall assess those costs and expenses against the corporation, except that the court may assess part or all of those costs and expenses against a dissenter whose action in demanding payment under subdivision 6 is found to be arbitrary, vexatious, or not in good faith.

(b) If the court finds that the corporation has failed to comply substantially with this section, the court may assess all fees and expenses of any experts or attorneys as the court deems equitable. These fees and expenses may also be assessed against a person who has acted arbitrarily, vexatiously, or not in good faith in bringing the proceeding, and may be awarded to a party injured by those actions.

(c) The court may award, in its discretion, fees and expenses to an attorney for the dissenters out of the amount awarded to the dissenters, if any.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 20.	Indemnification of Directors and Officers.

Sections 180.0850 to 180.0859 of the Wisconsin Business Corporation Law (the “WBCL” ) require a corporation to indemnify a director or officer, to the extent that he or she has been successful on the merits or otherwise in the defense of a proceeding, which includes any threatened, pending or completed civil, criminal, administrative or investigative action, suit, arbitration or other proceeding, whether formal or informal, which involves foreign, federal, state or local law and which is brought by or in the right of the corporation or by any other person, for all reasonable expenses incurred in the proceeding if the director or officer was a party because he or she is a director or officer of the corporation. A corporation is obligated to indemnify a director or officer against liability incurred by the director or officer in a proceeding to which the director or officer was a party because he or she is a director or officer of the corporation, which liability includes the obligation to pay a judgment, settlement, penalty, assessment, forfeiture or fine, including any excise tax assessed with respect to an employee benefit plan, and all reasonable expenses including fees, costs, charges, disbursements, attorney fees and other expenses, unless such liability was incurred as a result of the breach or failure to perform a duty which the director or officer owes to the corporation and the breach or failure to perform constitutes: (i) a willful failure to deal fairly with the corporation or its shareholders in connection with a matter in which the director or officer has a material conflict of interest; (ii) a violation of criminal law, unless the director or officer had reasonable cause to believe that his or her conduct was lawful or no reasonable cause to believe that his or her conduct was unlawful; (iii) a transaction from which the director or officer derived an improper personal profit; or (iv) willful misconduct.

Unless otherwise provided in a corporation’s articles of incorporation or by-laws, or by written agreement, the director or officer seeking indemnification is entitled to select one of the following means for determining his or her right to indemnification: (i) by majority vote of a disinterested quorum of the board of directors, or if such quorum of disinterested directors cannot be obtained, by a majority vote of a committee duly appointed by the board of directors of two or more disinterested directors; (ii) by independent legal counsel; (iii) by a panel of three arbitrators; (iv) by affirmative vote of shareholders; (v) by a court; or (vi) with respect to any additional right to indemnification, by any other method permitted in Section 180.0858 of the WBCL.

Reasonable expenses incurred by a director or officer who is a party to a proceeding may be paid or reimbursed by a corporation at such time as the director or officer furnishes to the corporation a written affirmation of his or her good faith belief that he or she has not breached or failed to perform his or her duties to the corporation and a written undertaking to repay any amounts advanced if it is determined that indemnification by the corporation is not required.

The indemnification provisions of Section 180.0850 to 180.0859 of the WBCL are not exclusive. A corporation may expand a director’s or officer’s rights to indemnification: (i) in its articles of incorporation or by-laws; (ii) by written agreement; (iii) by resolution of its board of directors; or (iv) by resolution that is adopted, after notice, by a majority of all of the corporation’s voting shares then issued and outstanding.

As permitted by Section 180.0858 of the WBCL, Marshall & Ilsley has adopted indemnification provisions in its by-laws that closely track the statutory indemnification provisions of the WBCL with certain exceptions. In particular, Section 7.1 of Marshall & Ilsley’s by-laws, among other items, provides that (i) an individual shall be indemnified unless it is proven by a final judicial adjudication that indemnification is prohibited and (ii) payment or reimbursement of expenses, subject to certain limitations, will be mandatory rather than permissive. As permitted by Section 180.0857 of the WBCL, Marshall & Ilsley has purchased directors’ and officers’ liability insurance that insures Marshall & Ilsley’s directors and officers against certain liabilities that may arise under the Securities Act.

Item 21.	Exhibits and Financial Statement Schedules.

Exhibits. See the Exhibit Index.

Financial Statement Schedules. Not applicable.

Report, Opinion or Appraisal. See Exhibits 5 and 8.

Item 22.	Undertakings.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i. To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.

ii. To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

iii. To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of any employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)    The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(d)    The registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (c) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(e)    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(f)    The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(g)    The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Milwaukee, State of Wisconsin, on March 27, 2007.

MARSHALL & ILSLEY CORPORATION

By:	/s/ Dennis J. Kuester
Dennis J. Kuester Chairman and Chief Executive Officer (Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Dennis J. Kuester Dennis J. Kuester	Chairman and Chief Executive Officer (Principal Executive Officer)	March 27, 2007

/s/ Gregory A. Smith Gregory A. Smith	Senior Vice President and Chief Financial Officer (Principal Financial Officer)	March 27, 2007

/s/ Patricia R. Justiliano Patricia R. Justiliano	Senior Vice President and Corporate Controller (Principal Accounting Officer)	March 27, 2007

Directors:

Malcom M. Aslin, Andrew N. Baur, Jon F. Chait, John W. Daniels, Jr., Mark F. Furlong, Bruce E. Jacobs, Ted D. Kellner, Dennis J. Kuester, Katharine C. Lyall, John A. Mellowes, Edward L. Meyer, Jr. San W. Orr, Jr., Robert J. O’Toole, Peter M. Platten, III, John S. Shiely, Debra S. Waller, George E. Wardeberg and James B. Wigdale.

By:	/s/ Randall J. Erickson Randall J. Erickson	As Attorney-in-Fact*	Date: March 27, 2007

*	Pursuant to authority granted by powers of attorney, copies of which are filed herewith.

EXHIBIT INDEX

2.1	Agreement and Plan of Merger among Marshall & Ilsley Corporation, EBC Acquisition Corporation and Excel Bank Corporation dated as of February 9, 2007 (included as Appendix A to the Proxy Statement/Prospectus included in this Registration Statement)

(Certain exhibits and schedules to the Agreement and Plan of Merger have been omitted. Such exhibits and schedules are described in the Agreement and Plan of Merger. Marshall & Ilsley Corporation hereby agrees to furnish to the Securities and Exchange Commission, upon its request, any or all of such omitted exhibits or schedules)

2.2	Plan of Merger between EBC Acquisition Corporation and Excel Bank Corporation (included as Appendix B to the Proxy Statement/Prospectus included in this Registration Statement)

2.3	Stockholder Voting Agreement dated as of February 9, 2007, between Marshall & Ilsley Corporation and each of the shareholders listed on Schedule I thereto, incorporated by reference to Marshall & Ilsley Corporation’s Current Report on Form 8-K dated February 9, 2007, SEC File No. 1-15403

3.1	Restated Articles of Incorporation, as amended, incorporated by reference to Marshall & Ilsley Corporation’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2003, SEC File No. 1-15403

3.2	By-laws, as amended, incorporated by reference to Marshall & Ilsley Corporation’s Current Report on Form 8-K dated August 30, 2002, SEC File No. 1-15403

5.1	Opinion and consent of Godfrey & Kahn, S.C. as to the validity of the securities being registered

23.1	Consent of Deloitte & Touche LLP regarding the audited financial statements of Marshall & Ilsley Corporation

23.2	Consent of Godfrey & Kahn, S.C. (included in Exhibit 5.1 hereto)

23.3	Consent of Keefe, Bruyette & Woods, Inc.

24	Powers of Attorney

99.1	Form of Proxy to be used by Excel Bank Corporation

Marshall & Ilsley Corporation will provide a copy of any instrument defining the rights of holders of long-term debt to the Securities and Exchange Commission upon request.